Exhibit 10.16

MASTER LOAN AGREEMENT

Dated as of August 11, 2005

Among

THE NEWKIRK MASTER LIMITED PARTNERSHIP,

a Delaware limited partnership (“NMLP”)

and

KEYBANK NATIONAL ASSOCIATION
(“Administrative Agent” and “Deposit Account Co-Agent”)

and

BANK OF AMERICA, N.A. (“Deposit Account Co-Agent”)

and

LASALLE BANK, NATIONAL ASSOCIATION (“Documentation Agent”)

and

KEYBANK NATIONAL ASSOCIATION, BANK OF AMERICA, N.A.

and any other Lenders, which are, or may become, parties to this Agreement (“Lenders”)

$477,759,445.00 Credit Facility

T-TWO PARTNERS, L.P.,

a Delaware limited partnership (“T-Two”)

and

KEYBANK NATIONAL ASSOCIATION
(“Administrative Agent” and “Deposit Account Co-Agent”)

and

BANK OF AMERICA, N.A. (“Deposit Account Co-Agent”)

and

LASALLE BANK, NATIONAL ASSOCIATION (“Documentation Agent”)

KEYBANK NATIONAL ASSOCIATION, BANK OF AMERICA, N.A.

and any other Lenders, which are, or may become, parties to this Agreement

$272,240,555.00 Credit Facility

KEYBANC CAPITAL MARKETS (“Syndication Agent”)

TABLE OF CONTENTS

ARTICLE 1 BACKGROUND

1.1	Defined Terms
1.2	Borrowers
1.3	NMLP Loan
1.4	T-Two Loan
1.5	Guaranties and Indemnities
1.6	Loans

ARTICLE 2 LOAN PROVISIONS

2.1	Amount of Loans
2.2	Term of Loans; Extension Rights
2.3	Interest Rate and Payment Terms
2.4	Loan Fees; Administrative Agent’s Fees
2.5	Acceleration
2.6	Conditions to Extending Loan
2.7	Additional Provisions Related to Interest Rate Selection
2.8	Interest Rate Agreements

ARTICLE 3 SECURITY FOR THE LOANS; LOAN AND SECURITY DOCUMENTS

3.1	Security for NMLP Loan
3.2	NMLP Loan Documents and NMLP Security Documents
3.3	Security for T-Two Loan
3.4	T-Two Loan Documents and T-Two Security Documents

ARTICLE 4 CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES

ARTICLE 5 CONDITIONS PRECEDENT

5.1	Closing NMLP Loan and Funding NMLP Loan Advance
5.2	Closing T-Two Loan and Funding T-Two Loan Advance

ARTICLE 6 WARRANTIES AND REPRESENTATIONS

6.1	NMLP
6.2	T-Two

ARTICLE 7 AFFIRMATIVE COVENANTS

7.1	NMLP
7.2	T-Two
7.3	Financial Covenants

ARTICLE 8 NEGATIVE COVENANTS

8.1	NMLP
8.2	T-Two

ARTICLE 9 SPECIAL PROVISIONS

9.1	Legal Requirements
9.2	NMLP Distributions

9.3	Limited Recourse Provisions
9.4	Payment of Obligations

ARTICLE 10 EVENTS OF DEFAULT

10.1	Default and Events of Default
10.2	Grace Periods and Notice

ARTICLE 11 REMEDIES

11.1	Remedies
11.2	Written Waivers
11.3	Power of Attorney

ARTICLE 12 SECURITY INTEREST AND SET-OFF

12.1	Security Interest
12.2	Set-Off
12.3	Application
12.4	Right to Freeze
12.5	Additional Rights

ARTICLE 13 THE AGENT AND THE LENDERS

13.1	Rights, Duties and Immunities of the Administrative Agent
13.2	Respecting Loans and Payments
13.3	Assignment and Participation
13.4	Administrative Matters
13.5	Syndication Agent; Deposit Account Co-Agent; Documentation Agent

ARTICLE 14 CASUALTY AND TAKING

14.1	Casualty or Taking; Obligation To Repair
14.2	Adjustment of Claims
14.3	Payment and Application of Insurance Proceeds and Condemnation Awards
14.4	Conditions To Release of Insurance Proceeds
14.5	Consultant
14.6	Excess
14.7	Leases

ARTICLE 15 GENERAL PROVISIONS.

15.1	Notices
15.2	Limitations on Assignment
15.3	Further Assurances
15.4	Payments.
15.5	Parties Bound
15.6	Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial
15.7	Survival
15.8	Cumulative Rights
15.9	Claims Against Administrative Agent or Lenders
15.10	Regarding Consents
15.11	Obligations Absolute
15.12	Table of Contents, Title and Headings
15.13	Counterparts

15.14	Satisfaction of Commitment
15.15	Time Of the Essence
15.16	No Oral Change
15.17	Monthly Statements

EXHIBITS

Exhibit A	—	Definitions

Exhibit B-1	–	Sources and Uses of NMLP Loan

Exhibit B-2	—	Sources and Uses of T-Two Loan

Exhibit C-1	—	NMLP Note

Exhibit C-2	—	T-Two Note

Exhibit D	—	Authorized Representatives

Exhibit E	—	Required Property, Hazard and Other Insurance

Exhibit F	—	Ownership Interests and Taxpayer Identification Numbers

Exhibit G-1	—	Compliance Certificate for NMLP Loan

Exhibit G-2	–	Compliance Certificate for T-Two Loan

Exhibit G-3	–	Financial Covenant Compliance Certificate

Exhibit H	—	Form of Assignment and Acceptance

Exhibit I	—	Lenders’ Commitments

Exhibit J	—	Individual Properties

Exhibit K	—	Loan Agenda

Exhibit L	—	Other Partnerships

Exhibit M	—	Newkirk Partnerships

Exhibit N	—	Allocated Loan Amounts

Exhibit O	—	Securitized Properties

Exhibit P	—	Cash Flow Projections

Exhibit Q	—	IPO Statement

Exhibit R	—	Accounts

Exhibit S	—	Notice of Rate Selection

Exhibit T	—	NMLP Pre IPO Payment Amount Calculation Sheet

Exhibit U	—	GMAC Borrowers

SCHEDULES

Schedule 2.6.4
Schedule 6.1.4(c)
Schedule 6.1.4(d)
Schedule 6.1.5
Schedule 6.1.18(b)(i)
Schedule 6.1.18(b)(ii)(x)
Schedule 6.1.18(b)(ii)(y)
Schedule 6.1.18(b)(ii)(z)
Schedule 6.1.18(b)(iii)
Schedule 6.1.18(e)(ii)
Schedule 6.1.18(e)(iv)
Schedule 6.1.18(e)(vi)
Schedule 6.1.18(f)
Schedule 6.1.18(g)
Schedule 6.1.18(h)
Schedule 6.1.18(k)
Schedule 6.1.23
Schedule 6.1.24
Schedule 6.2.5
Schedule 6.2.15 below
Schedule 7.1.22(c)
Schedule 8.1.4(c)
Schedule 8.2.4(b)

v

MASTER LOAN AGREEMENT

This agreement (“Loan Agreement” or “Agreement”) is made and entered into as of the 11th day of August, 2005, by and between THE NEWKIRK MASTER LIMITED PARTNERSHIP, a Delaware limited partnership having an address c/o Winthrop Financial Associates, Seven Bulfinch Place, Suite 500, Boston, Massachusetts (“NMLP”), and T-TWO PARTNERS, L.P., a Delaware limited partnership having an address c/o Winthrop Financial Associates, Seven Bulfinch Place, Suite 500, Boston, Massachusetts (“T-Two”; NMLP and T-Two are sometimes hereinafter referred to individually as a “Borrower” and collectively as the “Borrowers”), KEYBANK NATIONAL ASSOCIATION, a national banking association with a place of business at 101 Federal Street, Boston, Massachusetts 02110, BANK OF AMERICA, N.A., a national banking association with a place of business at 100 North Tryon Street, Charlotte, North Carolina 28255, and the other lending institutions which are, or may become, parties to this Agreement pursuant to Section 13.3 (the “Lender” or “Lenders”), KEYBANK NATIONAL ASSOCIATION, a national banking association with a place of business at 101 Federal Street, Boston, Massachusetts 02110, as agent for itself and the other Lenders (the “Administrative Agent” or “Agent”, and the “Deposit Account Co-Agent”), BANK OF AMERICA, N.A., a national banking association with a place of business at 100 North Tryon Street, Charlotte, North Carolina 28255, as deposit account co-agent for itself and the other Lenders (the “Deposit Account Co-Agent”), LASALLE BANK, NATIONAL ASSOCIATION, a national banking association with a place of business at 135 S. LaSalle Street, Chicago, Illinois 60603, as documentation agent for itself and the other Lenders (the “Documentation Agent”), and KEYBANC CAPITAL MARKETS, with a place of business at 101 Federal Street, Boston, Massachusetts 02110, as syndication agent for itself and the Lenders (the “Syndication Agent”).

WITNESSETH:

ARTICLE 1

BACKGROUND.

1.1           Defined Terms.  Capitalized terms used in this Agreement are defined either in Exhibit A, or in specific sections of this Agreement, or in another Loan Document, as referenced in Exhibit A.

1.2           Borrowers.

1.2.1     NMLP is a limited partnership organized under the laws of the State of Delaware, of which the sole general partner is MLP GP LLC, a Delaware limited liability company (“NMLP GP”).

1.2.2     T-Two is a limited partnership organized under the laws of the State of Delaware, of which the sole general partner is Holding Subsidiary LLC, a Delaware limited liability company (“T-Two GP”).

1.3           NMLP Loan.

1.3.1     NMLP entered into a certain loan arrangement (the “Existing NMLP Loan”) with Fleet National Bank, as agent on behalf of certain lenders in the original principal amount of $208,473,427.27, as evidenced by, among other documents and instruments, that certain Loan Agreement dated November 24, 2003 entered into between NMLP, T-Two and Fleet National Bank (the “Fleet Loan Agreement”).

1.3.2     NMLP has applied to Lenders for a loan of Four Hundred Seventy-Seven Million, Seven Hundred Fifty-Nine Thousand, Four Hundred Forty-Five Dollars ($477,759,445.00) (the “NMLP Loan”), the proceeds of which are to be used to repay the Existing NMLP Loan in full, to repay certain Mortgage Debt, to pay certain closing and transactional costs as approved by the Administrative Agent, to provide funding for a working capital reserve, and to provide certain initial funding into the T/I Fund Account, all in accordance with the schedule of sources and uses annexed hereto as Exhibit B-1.

1.4           T-Two Loan.

1.4.1     T-Two entered into a certain loan arrangement (the “Existing T-Two Loan”) with Fleet National Bank, as agent on behalf of certain lenders in the original principal amount of $316,526,572.73, as evidenced by, among other documents and instruments, the Fleet Loan Agreement.

1.4.2     T-Two has applied to Lenders for a loan of Two Hundred Seventy-Two Million, Two Hundred Forty Thousand, Five Hundred Fifty-Five Dollars ($272,240,555.00) (the “T-Two Loan”), the proceeds of which are to be used to repay the Existing T-Two Loan in full, and to pay certain closing and transactional costs as approved by the Administrative Agent, all in accordance with the schedule of sources and uses annexed hereto as Exhibit B-2.

1.5           Guaranties and Indemnities.

1.5.1     As an inducement to Lenders to make the NMLP Loan, NK-Remainder Interest LLC, NK-Leyden GP LLC, NK-Dautec GP LLC, NK-First Loan E Cert LLC, NK-First Loan F Cert LLC, NK-First Loan G Cert LLC, MLP Manager Corp., Newkirk MLP Unit LLC, NMLP GP, T-Two, Newkirk GP LLC, Newkirk Finco LLC, NK-CR Holdings LLC, Holding Subsidiary LLC, the MLP Holders, NK-CR Corp, Newkirk Stock LLC, VNK L.L.C., Newkirk NL Holdings LLC, Newkirk GP Holding LLC, and each Guaranty Partnership and Guaranty Partnership GP (in such capacity, severally and collectively called “NMLP Guarantor”) have agreed to furnish either recourse or non-recourse guaranties to the Administrative Agent with respect to the NMLP Loan.

1.5.2     As a further inducement to Lenders to make the NMLP Loan, Newkirk NL Holdings, LLC, a Delaware limited liability company, Newkirk MLP Corp., a Delaware corporation, Apollo Real Estate Investment Fund III, L.P., a Delaware limited partnership, Vornado Realty, L.P., a Delaware limited partnership, Vornado Newkirk L.L.C., a Delaware limited liability company, and VNK L.L.C., a Delaware limited liability company (severally and collectively called “Newkirk Indemnitor”) have agreed to furnish certain indemnities to the Administrative Agent with respect to the NMLP Loan.

1.5.3     As an inducement to Lenders to make the T-Two Loan, NMLP, NK-CR Holdings LLC, Holding Subsidiary LLC, NK-CR Corp., and Newkirk Stock LLC(in such capacity, severally and collectively called “T-Two Guarantor”) have agreed to furnish either recourse or non-recourse guaranties to the Administrative Agent with respect to the T-Two Loan.

1.6           Loans.

1.6.1     Subject to all of the terms, conditions and provisions of this Agreement, and of the agreements and instruments referred to herein, each of the Lenders agrees severally to make a loan to the NMLP equal to such Lender’s NMLP Commitment, and NMLP agrees to accept and repay the NMLP Loan.

1.6.2     Subject to all of the terms, conditions and provisions of this Agreement, and of the agreements and instruments referred to herein, each of the Lenders agrees severally to make a loan to the T-Two equal to such Lender’s T-Two Commitment, and T-Two agrees to accept and repay the T-Two Loan.

1.6.3     The NMLP Loan and the T-Two Loan are sometimes hereinafter referred to individually as a “Loan” and collectively as the “Loans”.

ARTICLE 2

LOAN PROVISIONS.

2.1           Amount of Loans.

2.1.1     In no event shall the aggregate amount of the NMLP Loan and Total NMLP Commitment exceed $477,759,445.00.

2.1.2     In no event shall the aggregate amount of the T-Two Loan and Total T-Two Commitment exceed $272,240,555.00.

2.1.3     Any and all advances of proceeds of the each Loan shall be made by the Lenders pro rata in accordance with each Lender’s Commitment Percentage.

2.2           Term of Loans; Extension Rights.  The Loans shall be for a term (“Initial Term”) commencing on the date hereof and ending on August 11, 2008 (“Maturity Date”).  The Initial Term of each Loan may be extended for one year (“First Extended Term”) until August 11, 2009 (“First Extended Maturity Date”) and thereafter may be further extended for an additional one year (“Second Extended Term”) until August 11, 2010 (“Second Extended Maturity Date”), in each instance upon satisfaction of the conditions set forth in Section 2.6 (hereinafter, the First Extended Term and the Second Extended Term may be referred to herein sometimes as the “Extended Term” as may be applicable)(hereinafter, the First Extended Maturity Date and the Second Extended Maturity Date may be referred to herein sometimes as the “Extended Maturity Date” as may be applicable).

2.3           Interest Rate and Payment Terms.  The Loans shall be payable as to interest and principal in accordance with the provisions of this Agreement and the Notes.  This Agreement also provides for interest at a Default Rate, Late Charges and prepayment rights and fees.  All payments for the account of Lenders made by either Borrower shall be applied to the respective accounts of the Lenders in accordance with each Lender’s Commitment Percentage of the respective Loans.  The Administrative Agent will disburse such payments to the Lenders on the date of receipt thereof if received prior to 12:00 noon on such date and, if not, on the next Business Day.  Any and all interest rate selection and conversion provisions in this Agreement are to be administered by the Administrative Agent and to be allocated on a pro rata basis to the portion of the balance due under the Notes held by each Lender based upon such Lender’s Commitment Percentage.

2.3.1     Options.

(a)           The NMLP Loan will bear interest at the Applicable Rate, unless the Default Rate is applicable.  The Adjusted Prime Rate shall be the “Applicable Rate”, except that the Adjusted LIBOR Rate shall be the “Applicable Rate” with respect to portions of the NMLP Loan as to which a LIBOR Rate Option is then in effect.

(b)           The T-Two Loan will bear interest at the Applicable Rate, unless the Default Rate is applicable.  The Adjusted Prime Rate shall be the “Applicable Rate”, except that the Adjusted LIBOR Rate shall be the “Applicable Rate” with respect to portions of the T-Two Loan as to which a LIBOR Rate Option is then in effect.

(c)           For each disbursement of proceeds of the Loan, each Borrower shall deliver to the Administrative Agent irrevocable notice (which may be verbal notice provided that the Borrower delivers to the Administrative Agent facsimile confirmation or electronic mail confirmation within twenty four (24) hours of such verbal notice) of the requested amount of such disbursement (x) if such disbursement is to bear interest at the Adjusted Prime Rate, not later than 11:00 a.m. Eastern Time on the second Business Day prior to the desired date of disbursement and (y) if such disbursement is to bear interest at an Adjusted LIBOR Rate, not later than 11:00 a.m. Eastern Time on the second LIBOR Business Day prior to the desired date of disbursement.

(d)           Commencing September 1, 2005, each Borrower shall pay interest in arrears on the first day of every calendar month in the amount of all interest accrued and unpaid on the respective Loan.  All payments (whether of principal or of interest) shall be deemed credited to a Borrower’s account only if received by 12:00 noon Eastern Time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

2.3.2     Election.  Provided that no Event of Default exists, each Borrower shall have the option (the “LIBOR Rate Option”) to elect from time to time in the manner and subject to the conditions hereinafter set forth an Adjusted LIBOR Rate as the Applicable Rate for all or any portion of the Loan which would otherwise bear interest at the Adjusted Prime Rate.

2.3.3     Notice.  The only manner in which a Borrower may exercise the LIBOR Rate Option is by giving the Administrative Agent irrevocable notice (which may be verbal notice provided that such Borrower delivers to the Administrative Agent facsimile confirmation in the form of Exhibit S attached hereto within twenty-four (24) hours) of such exercise not later than 11:00 a.m. Eastern Time on the second LIBOR Business Day prior to the proposed commencement of the relevant LIBOR Rate Interest Period, which written notice shall specify: (i) the portion of the Loan with respect to which such Borrower is electing the LIBOR Rate Option, (ii) the LIBOR Business Day upon which the applicable LIBOR Rate Interest Period is to commence and (iii) the duration of the applicable LIBOR Rate Interest Period.  The LIBOR Rate Option may be exercised by Borrower only with respect to any portion of the Loan equal to or in excess of $1,000,000.00. At no time may there be more than six (6) LIBOR Rate Interest Periods in effect with respect to the NMLP Loan, and six (6) LIBOR Rate Interest Periods in effect with respect to the T-Two Loan.  The Applicable Rate for any portion of the Loan with respect to which a Borrower has elected the LIBOR Rate Option shall revert to the Adjusted LIBOR Rate with a LIBOR Rate Interest Period of one-month (the “One-Month LIBOR Rate”), as of the last day of the LIBOR Rate Interest Period applicable thereto (unless the Borrower again exercises the LIBOR Rate Option for such portion of the Loan). The Administrative Agent shall be under no duty to notify either Borrower that the Applicable Rate on any portion of the Loan is about to revert from an Adjusted LIBOR Rate to the One-Month LIBOR Rate.

2.3.4     Determination.  If Administrative Agent determines (which determination shall be conclusive and binding upon each Borrower, absent manifest error) (i) that Dollar deposits in an amount approximately equal to the portion of the Loan for which Borrower has exercised the LIBOR Rate Option for the designated LIBOR Rate Interest Period are not generally available at such time in the London interbank market for deposits in Dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of maintaining a LIBOR Rate on such portion of the Loan or of funding the same for such LIBOR Rate Interest Period due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which a Borrower may by law pay, then, in any such event, to the extent that such Lender makes such determination generally with respect to its borrowers who borrow funds at a rate based upon the LIBOR Rate, Administrative Agent shall so notify the Borrowers and all portions of the Loan bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Rate Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described above are no longer in effect or can be avoided by a Borrower exercising a LIBOR Rate Option for a different LIBOR Rate Interest Period.

2.3.5     Accrual.  Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

2.3.6     Breakage.  Each Borrower shall pay any amounts provided for in Section 2.3.15, including, without limitation, Breakage Costs incurred from time to time by any Lender upon demand within fifteen (15) Business Days of receipt of written notice from Administrative Agent.

2.3.7     Change in Law.  If the introduction of or any change in any law, regulation or treaty, or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, shall make it unlawful for any Lender to maintain the Applicable Rate at an Adjusted LIBOR Rate with respect to the Loan or any portion thereof, or to fund the Loan or any portion thereof in Dollars in the London interbank market, or to give effect to its obligations regarding the LIBOR Rate Option as contemplated by the Loan Documents, then, to the extent that such Lender makes such determination generally with respect to its borrowers who borrow funds at a rate based upon the LIBOR Rate, (1) Administrative Agent shall notify the Borrower that such Lender is no longer able to maintain the Applicable Rate at an Adjusted LIBOR Rate, (2) the LIBOR Rate Option shall immediately terminate, (3) the Applicable Rate for any portion of the Loan for which the Applicable Rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Prime Rate, and (4) the Borrowers shall pay to Administrative Agent any amounts provided for in Section 2.3.15, including, without limitation, Breakage Costs (if any) incurred by such Lender in connection with such conversion.  Thereafter, a Borrower shall not be entitled to exercise the LIBOR Rate Option until such time as the situation described herein is no longer in effect or can be avoided by a Borrower exercising a LIBOR Rate Option for a different LIBOR Rate Interest Period.  So long as no Event of Default has occurred and is continuing, upon written demand of a Borrower, the Borrower may with thirty (30) days written notice to the Administrative Agent, require any such Lender unable to maintain the Applicable Rate at an Adjusted LIBOR Rate pursuant to this Section to sell and assign its entire interest in the Loan pursuant to Section 13.3 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Administrative Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest in the Loan and all accrued interest thereon, plus any amounts provided for in Section 2.3.15, including, without limitation, any applicable Breakage Costs and any other amounts payable to such Lender.

2.3.8     Principal.

(a)           Scheduled Payments.

(i)            Prior to receipt of the IPO Payment (if applicable), NMLP and T-Two shall make the following regularly scheduled principal payments:

(1)           T-Two.  Commencing on October 15, 2005, and continuing on the fifteenth day of each January, April, July and October thereafter (each, a “Principal Payment Date”), T-Two shall pay principal in installments of $1,312,500.00 (the “T-Two Pre IPO Payment Amount”).  To the extent the Maturity Date is extended to any Extended Maturity Date, the required quarterly principal payment set forth above shall continue to be due on each Principal Payment Date.  The entire principal balance of the T-Two Loan shall be due and payable in full on the Maturity Date (or as may be applicable, any Extended Maturity Date).

(2)           NMLP.  On each Principal Payment Date, NMLP shall pay principal in quarterly installments of the NMLP Pre IPO Payment Amount. To the extent the Maturity Date is extended to any Extended Maturity Date, the required quarterly principal payment set forth above shall continue to be due on each Principal Payment Date.  The entire principal balance of the Loan shall be due and payable in full on the Maturity Date (or as may be applicable, any Extended Maturity Date).  Together with each such payment, NMLP shall provide the Administrative Agent with a completed NMLP Pre IPO Payment Amount Calculation Sheet in the form of Exhibit T attached hereto and such other evidence as the Administrative Agent shall reasonably request in order to demonstrate the calculation of the subject NMLP Pre IPO Payment Amount, including, without limitation, the calculation of the Excess Cash Flow for the subject Fiscal Quarter.

(ii)           After receipt of the IPO Payment, NMLP and T-Two shall make the following regularly scheduled principal payments:

(1)           T-Two.  Commencing on the first Principal Payment Date after receipt of the IPO Payment and continuing on each Principal Payment Date thereafter, T-Two shall pay principal in quarterly installments of $500,000.00 (the “T-Two Post IPO Payment Amount”). To the extent the Maturity Date is extended to any Extended Maturity Date, the required quarterly principal payment set forth above shall continue to be due on each Principal Payment Date.  The entire principal balance of the T-Two Loan shall be due and payable in full on the Maturity Date (or as may be applicable, any Extended Maturity Date).

(2)           NMLP. Commencing on the first Principal Payment Date after receipt of the IPO Payment and continuing on each Principal Payment Date thereafter, NMLP shall pay principal in quarterly installments of the NMLP Post IPO Payment Amount. To the extent the Maturity Date is extended to any Extended Maturity Date, the required quarterly principal payment set forth above shall continue to be due on each Principal Payment Date.  The entire principal balance of the NMLP Loan shall be due and payable in full on the Maturity Date (or as may be applicable, any Extended Maturity Date).

(b)           NMLP Mandatory Principal Repayments.  Subject to Section 2.3.8(d) below, in addition to the scheduled payments of principal, as provided above, NMLP shall make the following mandatory prepayments of principal (singly and collectively, the “NMLP Mandatory Principal Prepayments”), each of which shall be due and payable on the earlier of (x) within five (5) Business Days of the event giving rise to such NMLP Mandatory Principal Prepayment obligation (the “NMLP Mandatory Prepayment Event”) or (y) within three (3) Business Days of written demand therefor by the Administrative Agent; provided, however, at the request of NMLP, the Administrative Agent agrees to hold the amount of any such NMLP Mandatory Principal Prepayment in the NMLP Mandatory Principal Payment Account (as defined in the Cash Management Agreement), pledged to the Administrative Agent or the Deposit Account Co-Agent, on behalf of the Lenders, to secure the repayment of the NMLP Obligations, until the earlier of (x) the expiration of any relevant LIBOR Rate Interest Period so that the prepayment can be made without NMLP incurring any costs under Section 2.3.15 or (y) ninety (90) days:

(i)            Except for a transfer in connection with an Economic Discontinuance Sale, the aggregate of (a) the Allocated Payment Amount for such Individual Property, plus (b) seventy-five (75%) percent of the Net Sales Proceeds in excess of the amount of the Allocated Payment Amount paid under subsection (a) as determined in the reasonable judgment of  the Administrative Agent, (x) received by any NMLP Partnership from the sale, transfer, or other disposition of any Individual Property or any portion thereof or (y) received by NMLP from the sale, transfer, dissolution, or other disposition of the ownership interest in any NMLP Partnership; provided: if such Individual Property secures a Securitized Note, the Allocated Payment Amount required to be made under subsection (a) above shall be reduced by the amount of T-Two Mandatory Principal Prepayment received under Section 2.3.8(c)(i) in connection with such sale, transfer or other disposition;

(ii)           Except for a transfer in connection with an Economic Discontinuance Sale, the aggregate of (a) the Allocated Payment Amount for such Individual Property, plus (b) seventy-five (75%) percent of the Net Sales Proceeds in excess of the amount of the Allocated Payment Amount paid under subsection (a) as determined in the reasonable judgment of the Administrative Agent, (x) distributed to any limited partnership interest held by NMLP, any NMLP Subsidiary, or any other Newkirk Group Entity from the sale, transfer, or other disposition of any Individual Property or any portion thereof by a Other Partnership, Partially Owned Limited Partnership, or Subsidiary Limited Partnership (based upon the aggregate percentage limited partnership interest in such Other Partnership, Partially Owned Limited Partnership, NMLP Subsidiary, and any other Newkirk Group Entity) or (y) received by NMLP from the sale, transfer, dissolution, or other disposition of the ownership interest in any Other Partnership, Partially Owned Limited Partnership, or Subsidiary Limited Partnership;

(iii)          One hundred (100%) percent of the Net Refinancing Proceeds, as determined in the reasonable judgment of the Administrative Agent, received by any NMLP Partnership on account of any financing or refinancing of any Individual Property; provided, if such Individual Property is the last or only Securitized Property which secures a Securitized Note as to which the Administrative Agent has not yet received Mandatory Principal Prepayments in an amount equal to the aggregate Allocated Payment Amounts for such Individual Properties, such NMLP Mandatory Principal Prepayment shall be the greater of (A)  one hundred (100%) percent of the Net Refinancing Proceeds or (B) the Shortfall Amount;

(iv)          One hundred (100%) percent of the Net Refinancing Proceeds, as determined in the reasonable judgment of the Administrative Agent, distributed to any limited partnership interest held by NMLP, any NMLP Subsidiary, or any other Newkirk Group Entity from the financing or refinancing of any Individual Property by a Other Partnership, Partially Owned Limited Partnership, or Subsidiary Limited Partnership (based upon the aggregate percentage limited partnership interest in such Other Partnership, Partially Owned Limited Partnership, or Subsidiary Limited Partnership owned by NMLP, any NMLP Subsidiary, and any other Newkirk Group Entity);

(v)           One hundred (100%) percent of the Net Sales Proceeds, as determined in the reasonable judgment of the Administrative Agent, received by any NMLP Partnership from an Economic Discontinuance Sale of any Individual Property or any portion thereof;

(vi)          One hundred (100%) percent of the Net Sales Proceeds, as determined in the reasonable judgment of the Administrative Agent, distributed to any limited partnership interest held by NMLP, any NMLP Subsidiary, or any other Newkirk Group Entity from an Economic Discontinuance Sale of any Individual Property or any portion thereof by a Other Partnership, Partially Owned Limited Partnership, or Subsidiary Limited Partnership (based upon the aggregate percentage limited partnership interest in such Other Partnership, Partially Owned Limited Partnership, or Subsidiary Limited Partnership owned by NMLP, any NMLP Subsidiary, and any other Newkirk Group Entity);

(vii)         One hundred (100%) percent of the Net Proceeds, as determined in the reasonable judgment of the Administrative Agent, received by any NMLP Partnership from any casualty or taking regarding any Individual Property or any portion thereof which proceeds are not to be utilized within a reasonable period of time following such event for the repair or reconstruction thereof;

(viii)        One hundred (100%) percent of the Net Proceeds, as determined in the reasonable judgment of the Administrative Agent, distributed to any limited partnership interest held by NMLP, any NMLP Subsidiary or any other Newkirk Group Entity from any casualty or taking regarding any Individual Property or any portion thereof owned by a Other Partnership, Partially Owned Limited Partnership, or Subsidiary Limited Partnership which proceeds are not to be utilized within a reasonable period of time following such event for the repair or reconstruction thereof (based upon the aggregate percentage limited partnership interest in such Other Partnership or Partially Owned Limited Partnership owned by NMLP, any NMLP Subsidiary, and any other Newkirk Group Entity);

(ix)           Seventy-five (75%) percent of the Net Sales Proceeds, as determined in the reasonable judgment of the Administrative Agent, received by NMLP or any wholly-owned NMLP Subsidiary from the sale, transfer, or other disposition of any asset (other than a sale of any Individual Property) of NMLP or any wholly owned Borrower Subsidiary;

(x)            Seventy-five (75%) percent of the Net Sales Proceeds, as determined in the reasonable judgment of the Administrative Agent, distributed to any limited partnership, membership or other ownership interest held by NMLP, any NMLP  Subsidiary, or any other Newkirk Group Entity from the sale, transfer, or other disposition of any asset (other than a sale of any Individual Property) of any  Other Partnership or any Partially Owned Limited Partnership or any non wholly-owned NMLP Subsidiary (based upon the aggregate percentage ownership interest in such Other Partnership or Partially Owned Limited Partnership or non-wholly owned Borrower Subsidiary owned by NMLP, any NMLP Subsidiary, and any other Newkirk Group Entity);

(xi)           Upon any rejection of a Rejectable Offer, one hundred (100%) percent of the Net Sales Proceeds, as determined in the reasonable judgment of the Administrative Agent, that would have been received by any NMLP Partnership if the Rejectable Offer had been accepted;

(xii)          Upon consummation of the IPO, the IPO Payment;

(xiii)         Unless such termination is consented to by the Administrative Agent, upon the termination of any Ground Lease or the failure to timely exercise any Remainder Ground Lease Option (such that the subject remainderman interest in an Individual Property expires), the Allocated Payment Amount for such Individual Property;

(xiv)        Notwithstanding the foregoing, if such sale, financing or other disposition involves an Acquired Individual Asset, the NMLP Mandatory Principal Prepayment shall be determined in the reasonable judgment of the Administrative Agent as follows:

(1)           First, a payment in the amount equal to the Reinvestment Funds, if any, invested in the Acquired Individual Asset by NMLP; and

(2)           Second, the amount of the Mandatory Principal Payment, less the payment required by subsection (1) above, that is otherwise payable as set forth above, provided however, that in determining such payment, NMLP shall be entitled to receive a return of the cash equity (exclusive of the amount of any Reinvestment Funds) invested by NMLP in such Acquired Individual Asset, prior to calculating the Net Proceeds, Net Sales Proceeds or Net Refinancing Proceeds, as applicable.

Any NMLP Mandatory Principal Prepayment shall be applied first to the outstanding principal balance due under the NMLP Loan, and then to the principal obligations  outstanding under the NMLP T-Two Guaranty, if any, in each instance in inverse order of maturity.

(c)           T-Two Mandatory Principal Repayments.  In addition to the scheduled payments of principal, as provided above, T-Two shall make the following mandatory prepayments of principal (singly and collectively, the “T-Two Mandatory Principal Prepayments”), each of which shall be due and payable on the earlier of (x) within five (5) Business Days of the event giving rise to such T-Two Mandatory Principal Prepayment obligation (the “T-Two Mandatory Prepayment Event”) or (y) within three (3) Business Days of written demand therefor by the Administrative Agent; provided, however, at the request of T-Two, the Administrative Agent agrees to hold the amount of any such T-Two Mandatory Principal Prepayment in the T-Two Mandatory Principal Payment Account (as defined in the Cash Management Agreement), pledged to the Administrative Agent, on behalf of the Lenders, to secure the repayment of the T-Two Obligations, until the earlier of (x) the expiration of any relevant LIBOR Rate Interest Period so that the prepayment can be made without T-Two incurring any costs under Section 2.3.15 or (y) ninety (90) days:

(i)            One hundred (100%) percent of the amounts, as determined in the reasonable judgment of the Administrative Agent, received by the Grantor Trust Trustee upon any prepayment of principal or interest of any Securitized Note, whether voluntary or involuntary, or arising from any sale (including any Economic Discontinuance Sale), refinancing, casualty or condemnation loss or otherwise.

(ii)           One hundred (100%) percent of the amounts, as determined in the reasonable judgment of the Administrative Agent, received by T-Two, NK-CR Holdings LLC and/or Holdings Subsidiary LLC on account of any payment or other consideration due under the Call Option Agreement.

(iii)          One hundred (100%) percent of any Balancing Amount as determined from time to time in the reasonable judgment of the Administrative Agent.

Any T-Two Mandatory Principal Prepayment shall be applied first to the outstanding principal balance due under the T-Two Loan, and then to the principal obligations  outstanding under the T-Two NMLP Guaranty, if any, in each instance in inverse order of maturity.

(d)           Reinvestment.  NMLP shall have the option to notify the Administrative Agent that NMLP intends to hold for potential reinvestment in an Acquired Individual Asset certain proceeds (the “Reinvestment Funds”) of a capital event with respect to an Individual Property that would otherwise be required to be the subject of a payment under Section 2.3.8(b) above.  In lieu of making the payment required by Section 2.3.8(b) above, the Reinvestment Funds will be deposited in a designated account with the Administrative Agent (the “Reinvestment Account”), which account shall be pledged to the Administrative Agent, on behalf of the Lenders, to be released to NMLP to provide funding for the acquisition of an Acquired Individual Asset on the following conditions:

(i)            No Default is then in existence;

(ii)           NMLP shall provide the Administrative Agent with pro forma financial calculations evidencing that after giving effect to the proposed investment of the Reinvestment Funds and the resulting cash flow (and debt service, as applicable), the pro forma Consolidated Debt Service Coverage shall be equal to or greater than the coverage prior to the consummation of the capital event which produced the Reinvestment Funds;

(iii)          NMLP shall provide the Administrative Agent with pro forma financial calculations evidencing that after giving effect to the proposed investment of the Reinvestment Funds and any Debt to be incurred in connection therewith, as applicable, the pro forma Consolidated Leverage Ratio shall be equal to or less than the Consolidated Leverage Ratio prior to the consummation of the capital event which produced the Reinvestment Funds.

(iv)          NMLP shall comply with the provisions of Section 7.1.23 below with respect to the acquisition of any such Acquired Individual Asset.

The total Reinvestment Funds in the Reinvestment Account shall at no time exceed $30,000,000.00, and the Administrative Agent shall have the option, in it is sole discretion, of applying any Reinvestment Funds on deposit in the Reinvestment Account for a period in excess of ninety (90) days towards the Mandatory Principal Prepayment that would have otherwise been made

Notwithstanding the above, upon the request of NMLP in the event of a proposed tax free exchange in connection the sale of an Individual Property, the Administrative Agent, in its sole discretion, may grant a waiver of the foregoing limitations such that the subject Reinvestment Funds may be kept with a third party intermediary consistent with the requirements of a tax free exchange; provided, however, in connection therewith, the funds so held shall continue to be Reinvestment Funds and any property purchased in such exchange must be compliance with the requirements of Sections 7.1.23(j) and 8.1.25.

2.3.9     Prepayment.  Except for the payment of any applicable Prepayment Fee, as hereinafter provided, the Loans or any portion thereof may be prepaid in full or in part at any time upon fifteen (15) days prior written notice from the respective Borrower to the Administrative Agent, without premium or penalty with respect to Adjusted Prime Rate Advances and, with respect to Adjusted LIBOR Rate Advances subject to the payment of any additional amounts provided for in Section 2.3.15.  Any Mandatory Principal Prepayment and any other partial prepayment of principal shall first be applied to the principal due in the reverse order of maturity, and no such partial prepayment shall relieve the subject Borrower of the obligation to pay each installment of principal when due.  Any amounts prepaid may not be reborrowed.

(a)           Each Borrower shall pay the Administrative Agent on behalf of the Lenders (solely with respect to any prepayment on the respective Loan of the subject Borrower) a “Prepayment Fee” (so referred to herein) as follows, which Prepayment Fee shall be due with respect to any prepayments in the aggregate as to both Loans:

(i)            with respect to any and all prepayments made on or before August 11, 2006, the subject Borrower shall pay a Prepayment Fee of one and one percent (1.0%) of the principal amount so prepaid; and

(ii)           with respect to any and all prepayments made after August 11, 2006, the Borrowers shall not be required to pay any Prepayment Fee.

(b)           Any applicable Prepayment Fee shall be payable in respect of all prepayments of principal whether voluntary or involuntary including, without limitation, prepayments made upon acceleration of the subject Loan; provided, however, no Prepayment Fee shall be due in connection with (x) any Mandatory Principal Prepayments, unless such payment is part of a related series of transactions to repay the Loan in full or (y) any prepayments made from Excess Cash Flow.  If, by reason of an Event of Default, Administrative Agent elects to declare either Loan to be immediately due and payable, then any applicable Prepayment Fee with respect to the Loan shall become due and payable in the same manner as though such Borrower had exercised such right of prepayment.

2.3.10   Maturity.  At maturity all accrued interest, principal and other charges due with respect to the Loans shall be due and payable in full and the principal balance and such other charges, but not unpaid interest, shall bear interest at the Default Rate until so paid.

2.3.11   Method of Payment; Date of Credit.  All payments of interest, principal and fees shall be made in lawful money of the United States in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments: (a) by direct charge to an account of each Borrower maintained with Administrative Agent or the Deposit Account Co-Agent (or the then holder of the Loans), (b) by wire transfer to Administrative Agent, (c) to such other bank or address as the Administrative Agent may designate in a written notice to the Borrowers, or (d) as provided in the Cash Management Agreement.  Payments shall be credited on the Business Day on which immediately available funds are received prior to ten o’clock A.M. Eastern Time; payments received after ten o’clock A.M. Eastern Time shall be credited to the Loan on the next Business Day.  Payments which are by check, which Administrative Agent may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Loan until such funds become immediately available to Administrative Agent, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payor bank.

2.3.12   Billings.  Administrative Agent may submit monthly billings reflecting payments due to the applicable Borrower; however, any changes in the interest rate which occur between the date of billing and the due date may be reflected in the billing for a subsequent month.  Neither the failure of Administrative Agent to submit a billing nor any error in any such billing shall excuse either Borrower from the obligation to make full payment of such Borrower’s payment obligations when due.

2.3.13   Default Rate.  Administrative Agent shall have the option of imposing, and shall impose at the direction of the Required Lenders, and the subject Borrower shall pay upon billing therefor, an interest rate which is four and one half percent (4.5%) per annum above the Adjusted Prime Rate (“Default Rate”): (a) following the occurrence and during the continuance of any Event of Default, and (b) after Maturity.  Each Borrower’s right to select pricing options shall cease following and during the continuance of any Event of Default.

2.3.14   Late Charges.  Each Borrower shall pay (solely with respect to such Borrower’s respective Loan), upon billing therefor, a “Late Charge” equal to five percent (5%) of the amount of any regularly scheduled payment of principal (other than principal due at Maturity or any Mandatory Principal Prepayment), interest, or both, which is not paid within ten (10) days of the due date thereof (other than with respect to any payment as to which the said ten (10) day period expires after the implementation of the Default Rate).  Late charges are: (a) except as provided above, payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Administrative Agent for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

2.3.15   Prepayment Costs.  Each Borrower shall pay to Administrative Agent (solely with respect to such Borrower’s respective Loan), immediately upon request and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as shall, as determined in the conclusive judgment of Administrative Agent (in the absence of manifest error), compensate Administrative Agent and the Lenders for the loss, cost, expense, or administrative cost, including the cost of re-employing funds bearing interest at an Adjusted LIBOR Rate, which they have incurred or may reasonably incur as a result of (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of an Adjusted LIBOR Rate Advance on a date other than the last day of the applicable Interest Period of an Adjusted LIBOR Rate Advance, (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of any Adjusted LIBOR Rate Advance to a Adjusted Prime Rate Advance on a date other than the last day of the applicable Interest Period, (iii) the failure of all or a portion of a Loan which was to have borne interest at the Adjusted LIBOR Rate pursuant to the request of Borrower to be made under the Loan Agreement (except as a result of a failure by any Lender to fulfill such Lender’s obligations to fund), or (iv) the failure of such Borrower to borrow in accordance with any request submitted by it for an Adjusted LIBOR Rate Advance (the “Breakage Costs”).

2.4           Loan Fees; Administrative Agent’s Fees.

2.4.1     Administrative Agent’s Fees.  The Borrowers shall pay to the Administrative Agent for its own account an “Administrative Agent’s Fee” in accordance with the written agreement between the Borrowers and the Administrative Agent.

2.4.2     Extension Fees. Each Borrower (solely with respect to such Borrower’s respective Loan) shall pay to the Administrative Agent for the account of the Lenders “Extension Fees” (so referred to herein) in amounts representing one quarter of one percent (0.25%) of the then outstanding principal balance of the Loan at the Maturity Date (and at the First Extended Maturity Date, as applicable), on each occasion, in connection with such Borrower’s exercise of its extension rights, and as a condition precedent to the effectiveness thereof, in each instance, as provided in Section 2.6.

2.5           Acceleration.  The Administrative Agent may, and upon the request of the Required Lenders shall, accelerate the applicable Loans, after the occurrence and during the continuance of an Event of Default.  Upon such an acceleration, all principal, accrued interest and costs and expenses shall be due and payable together with interest on such principal at the Default Rate and any applicable Prepayment Fee and any amounts due under Section 2.3.15.

2.6           Conditions to Extending Loan.  Upon satisfaction of each of the following conditions, each Borrower may extend its respective Loan until the First Extended Maturity Date, and thereafter, again upon satisfaction of each of the following conditions, each Borrower may further extend its respective Loan until the Second Extended Maturity Date:

2.6.1     No Default.  No Default with respect to such Borrower shall exist on the date of such Borrower’s written notice for an extension as provided for below and on the Maturity Date (or as may be applicable, the First Extended Maturity Date).

2.6.2     Notice From Borrowers.  Such Borrower shall have given Administrative Agent written notice of its request to exercise its extension right at least forty-five (45) days, but no more than ninety (90) days, before the Maturity Date (or as may be applicable, the First Extended Maturity Date).

2.6.3     Covenant Compliance.  No breach of any covenants imposed upon such Borrower or Guarantor shall exist including, without limitation, the Financial Covenants;

2.6.4     Exercise of Remainder Ground Lease Options and Ground Lease Extension Options.  NMLP shall have, or shall have caused the applicable NMLP Subsidiary to, timely duly exercise all Remainder Ground Lease Options and Ground Lease Extension Options as to which the final date to exercise such Remainder Ground Lease Options and Ground Lease Extension Options is within thirteen months of the Maturity Date (or with respect to any extension of the Loan for the Second Extended Term, within thirteen months of the First Extended Maturity Date) (as of the Closing Date, the applicable Remainder Ground Lease Options and Ground Lease Extension Options are listed on Schedule 2.6.4);

2.6.5     Conditions Satisfied.  All of the conditions set forth in Section 5.1 or Section 5.2 of this Agreement, to the extent applicable to the subject Loan being extended, shall continue to be satisfied;

2.6.6     Extension Fee.  The Extension Fee of 0.25% of the subject Loan being extended referred to in Section 2.4 shall have been paid at least five (5) days prior to the Maturity Date (or as may be applicable, the First Extended Maturity Date) and shall be returned to the subject Borrower if the Loan is not extended for any reason;

2.6.7     Additional Documents.  Each Borrower and Guarantor shall have executed and delivered to Administrative Agent such agreements and documents as Administrative Agent may reasonably require to effectuate the extension, provided, however, none of said requested agreements or documents shall provide for additional collateral or include any substantive modification of the terms and provisions of the Loan Documents;

2.6.8     Interest Rate Protection.  The applicable Borrower shall have entered into an Interest Rate  Agreement, in an amount, from an issuer and in form and substance reasonably acceptable to the Administrative Agent, with respect to the subject Loan, which Interest Rate  Agreement shall be collaterally assigned to the Administrative Agent, on behalf of the Lenders, to secure the Loan being extended; and

2.6.9     Before End of Term.  Each of the foregoing conditions are satisfied not later than, and on, the Maturity Date (or as applicable, the First Extended Maturity Date).

Within twenty (20) days following receipt by Administrative Agent of a Borrower’s written notice under clause 2.6.2 above requesting the extension accompanied by the items described in Section 2.6, Administrative Agent shall notify the subject Borrower in writing if all of the conditions precedent to the extension, other than payment of the extension fee, have been satisfied, or if further information or documents set forth in Section 2.6 are required, specifying such missing information or documents.  If Administrative Agent determines that the conditions to extension have been satisfied (or if the Administrative Agent notified the Borrower as provided above of any outstanding information or documents required by this Section 2.6, specifying such missing information or documents, and such Borrower provides outstanding information or documents prior to ten (10) days before the Maturity Date (or as may be applicable, the First Extended Maturity Date)), other than payment of the Extension Fee, Administrative Agent shall so notify such Borrower and upon Administrative Agent’s receipt of the Extension Fee not later than five (5) days prior to the Maturity Date (or as may be applicable, the First Extended Maturity Date), so long as no Default exists, the term of the subject Loan shall be extended until the First Extended Maturity Date (or as may be applicable, the Second Extended Maturity Date).

2.7           Additional Provisions Related to Interest Rate Selection.

2.7.1     Increased Costs. Each Borrower recognizes that the cost to any Lender of maintaining the Loan or any portion thereof may fluctuate and, to the extent that such Lender makes such determination generally with respect to similarly situated borrowers, each Borrower agrees to pay to the Administrative Agent additional amounts to compensate any such Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from a Borrower as a result of:

(a)           any change after the date hereof in any applicable law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to any Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lenders or franchise taxes), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender (which includes the Loan or any applicable portion thereof) (provided, however, that Borrower shall not be charged again the Reserve Percentage already accounted for in the definition of the Adjusted LIBOR Rate), or (C) imposing on any Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to any Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from a Borrower by any Lender under the Loan Documents; or

(b)           the maintenance by any Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty (30) days’ written notice to the Administrative Agent, require any such Lender whose costs of maintaining the Loan or any portion thereof has increased as provided for in this Section 2.7.1 to sell and assign its entire interest in the Loan pursuant to Section 13.3 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Administrative Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest in the Loan and all accrued interest thereon, plus any compensation required to be paid hereunder and any amounts provided for in Section 2.3.15, including, without limitation, any applicable Breakage Costs and any other amounts payable to such Lender.

2.7.2     Capital Adequacy.  If the application of any law, rule, regulation or guideline adopted or arising out of the report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s capital to a level below that which such Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then, to the extent that such Lender requires such compensation generally with respect to similarly situated borrowers, from time to time the Borrower shall pay to such Lender such additional amounts as will compensate such Lender on an after-tax basis for such reduction with respect to any portion of the Loan outstanding.  So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty (30) days written notice to the Administrative Agent, require any such Lender to whom compensation is due and payable by the Borrower as provided for in this Section 2.7.2 to sell and assign its entire interest in the Loan pursuant to Section 13.3 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest in the Loan and all accrued interest thereon, plus any compensation required to be paid hereunder and any amounts provided for in Section 2.3.15, including, without limitation, any applicable Breakage Costs and all other amounts payable to such Lender.

Any amount payable by Borrower under subsection 2.7.1 or 2.7.2 above shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of Administrative

Agent setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error.  Failure on the part of Administrative Agent to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. Administrative Agent shall use reasonable efforts to deliver to Borrower prompt notice of any event described in subsection 2.7.1 or 2.7.2 above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Administrative Agent so to notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom.

2.7.3     Payments Net of Taxes.

(a)           All payments and prepayments of principal and interest under this Agreement shall be made without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed upon or as a result of such payment by any political subdivision or taxing authority of any jurisdiction in which each Borrower is organized or doing business (“Withholding Taxes”) unless the withholding or deduction of such Withholding Taxes is required by law.  In that event, the subject Borrower will pay to the Administrative Agent such additional amounts as may be necessary in order that every net payment made hereunder, after deduction or withholding for or on account of any Withholding Taxes, will not be less than the amount to be paid hereunder, except that no such additional amounts shall be payable for or on account of any tax, assessment or other governmental charge:

(i)            that would not have been imposed but for the existence of any present or former connection between the Administrative Agent or the applicable Lender and the jurisdiction imposing such Withholding Taxes including, without limitation, the Administrative Agent or the applicable Lender having engaged in a trade or business therein, or having or having had a permanent establishment therein (other than the mere ownership of a participation in the Loan or mere receipt of payment under this Agreement);

(ii)           that would not have been imposed but for the failure of the Administrative Agent or the applicable Lender to comply with income tax laws and regulations of any such jurisdiction or any political subdivision or taxing authority thereof or therein, if such compliance is required to establish entitlement to an exemption from such tax, assessment or other governmental charge;

(iii)          that is based on the net income of the Administrative Agent or the applicable Lender and would not have been imposed but for the mere ownership of a participation in the Loan or the mere receipt of payment under this Agreement;

(iv)          to which any person that is a transferee of the Administrative Agent or any Lender is subject immediately following the transfer or to which such transferee will become subject under a tax law, regulation or other legal pronouncement or holding that has been enacted, issued or announced as of the date of the transfer, in either case except to the extent that the transferor was or would have become subject to such Withholding Taxes;

(v)           any combination of (i), (ii), (iii) and (iv) above (the Withholding Taxes described in clauses (i) through (iv) for which no additional amounts are payable, are hereinafter referred to as (“Excluded Taxes”)).

(b)           Each Lender organized under the laws of a jurisdiction outside of the United States (a “Foreign Lender”) shall provide to each Borrower and the Administrative Agent two properly completed and executed Internal Revenue Service Forms W-8BEN or other applicable forms, certificates or documents prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender’s entitlement to exemption from United States withholding tax under an applicable statute or tax treaty with respect to payments to be made to such Foreign Lender hereunder (“Certificates of Exemption”).  Each Foreign Lender shall provide such Certificates of Exemption on or before the Closing Date, and shall provide Certificates of Exemption on or before the first business day of each taxable year of such Foreign Lender thereafter.  Each Foreign Lender that becomes a Lender pursuant to Section 13.3 after the Closing Date shall provide Certificates of Exemption on or before the date such Foreign Lender becomes a Lender and on or before the first business day of each taxable year of such Foreign Lender thereafter.  Each Foreign Lender further agrees to provide each Borrower and the Administrative Agent with new Certificates of Exemption (x) upon the obsolescence of any letter, form, certificate or document previously delivered by the Foreign  Lender to each Borrower and the Administrative Agent hereunder or (y) promptly after the occurrence of any event requiring a change in the status of the Foreign Lender or in any of the other information provided on the most recent letter, form, certificate or document previously delivered by the Foreign Lender to the Borrowers and the Administrative Agent hereunder. If either Borrower shall provide written notice to the Foreign Lender that new Certificates of Exemption are required, and if the Foreign Lender does not submit them within (30) days following the receipt of such notice and if the failure to do so increases the amount such Borrower otherwise must pay to or on behalf of the Foreign Lender, then such Borrower is relieved of the liability to pay the Foreign Lender the increased amount caused solely by such Foreign Lender’s failure to provide such Certificates and shall be permitted to deduct the increased withholding tax from the payment due to such Foreign Lender.  Notwithstanding anything to the contrary in this clause (iii), each Borrower will remain liable to the Foreign Lender for all amounts not caused by such Foreign Lender’s failure to provide new Certificates of Exemption.

(c)           Notwithstanding the foregoing, if a Foreign Lender that originally provided Certificates of Exemption indicating that such Foreign Lender was exempt from United States withholding tax thereafter ceases to qualify for such exemption, each Borrower shall be obligated for the payment of its allowable portion of all Withholding Taxes resulting from such subsequent non-exemption, but the Borrowers shall have the right to require such Foreign Lender to assign its pro rata share of the Loan (including its pro rata share of the interest accrued thereon) to one or more Eligible Assignees identified by such Borrower at a purchase price equal to the principal of and accrued but unpaid interest, costs, and fees (to the date of purchase) on such Foreign Lender’s pro rata share of the Loan.  Until such Foreign Lender’s pro rata share of the Loan is assigned to an Eligible Assignee, such Foreign Lender, if eligible for a partial exemption from or a reduction in the rate of United States withholding tax under an applicable statute or tax treaty with respect to payments to be made to such Foreign Lender hereunder, shall provide to each Borrower and the Administrative Agent two properly completed and executed Internal Revenue Service Forms W-8BEN or other applicable forms, certificates or documents prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender’s entitlement to said partial exemption or reduction (“Certificates of Partial Exemption”), and the provisions of (iii) above shall continue to apply to such Foreign Lender substituting the words “Certificates of Partial Exemption” for “Certificates of Exemption” in (iii) above.

2.7.4     Adjusted Prime Rate Advances.  Each Adjusted Prime Rate Advance shall continue as a Adjusted Prime Rate Advance until Maturity of the Loan, unless sooner converted, in whole or in part, to an Adjusted LIBOR Rate Advance, subject to the limitations and conditions set forth in this Agreement.

2.8           Interest Rate Agreements.

2.8.1     Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by a Borrower and the Administrative Agent shall constitute indebtedness evidenced by the Note and secured by the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements made by Lenders of the proceeds of the Loan, shall exceed the face amount of the Note.

2.8.2     Each Borrower hereby collaterally assigns to Administrative Agent for the benefit of Lenders any and all Interest Rate Agreement purchased or to be purchased by Borrower in connection with the Loan, as additional security for the Loan, and agrees to provide Lenders with any additional documentation reasonably requested by Lenders in order to confirm or perfect such security interest during the term of the Loan.  If a Borrower obtains an Interest Rate Agreement from a party other than Administrative Agent, Borrower shall deliver to Lenders such third party’s consent to such collateral assignment.  No Interest Rate Agreement purchased from a third party may be secured by an interest in either Borrower or the Collateral.

2.8.3     Borrower shall, as a condition to the opening of the Loan, institute an interest rate hedging program through the purchase of an Interest Rate Agreement with respect to $250,000,000.00 of the Loan, to be apportioned between the NMLP Loan and the T-Two Loan by the Administrative Agent in its reasonable discretion.  The Interest Rate Agreement, and the financial institution providing the Interest Rate Agreement, shall be subject to Administrative Agent’s prior written approval in its reasonable discretion.  Borrower shall afford Administrative Agent a right of first opportunity to provide all Interest Rate Agreement but shall not be required to purchase such Interest Rate Agreement from Administrative Agent or any Lender.

ARTICLE 3

SECURITY FOR THE LOANS; LOAN AND SECURITY DOCUMENTS.

3.1           Security for NMLP Loan.  The NMLP Loan, together with interest thereon and all other charges and amounts payable by, and all other NMLP Obligations of, NMLP and the other NMLP Loan Parties to the Administrative Agent and/or each of the Lenders, shall be secured by the following collateral (the “NMLP Collateral”) which NMLP agrees to provide and maintain, or cause to be provided and maintained (whether provided for each in separate agreements or combined with various other agreements):

3.1.1     Security Agreement.  A first priority security agreement and collateral assignment granted by NMLP to the Administrative Agent, on behalf of the Lenders, respecting all assets of NMLP, whether now owned, now due, or in which NMLP has an interest, or hereafter, at any time in the future, acquired, arising, to become due, or in which NMLP obtains an interest (other than the assets pledged to the Integrated Group as provided for in the Integrated Documents), including, without limitation, all of NMLP’s right, title, and interest to and in the Call Option Agreement.

3.1.2     NMLP Ownership Interest Pledge and Security Agreements.

(a)           First priority Ownership Interest Pledge and Security Agreements granted by NMLP to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of NMLP to and in each of the following:

(i)            NMLP’s 100% limited partnership interests in each of the NMLP Partnerships, as of the Funding Date to be as set forth in Exhibit M annexed hereto;

(ii)           NMLP’s 100% membership interest in Newkirk GP Holding LLC;

(iii)          NMLP’s 100% membership interest in NK-Remainder Interest LLC;

(iv)          NMLP’s 100% membership interest in NK-Leyden GP LLC;

(v)           NMLP’s 97.753% limited partnership interest in NK-Leyden Loan L.P.;

(vi)          NMLP’s 100% membership interest in NK-Dautec GP LLC;

(vii)         NMLP’s 97.297% limited partnership interest in NK-Dautec Loan, L.P.;

(viii)        NMLP’s 100% membership interest in NK First Loan E Cert LLC;

(ix)           NMLP’s 100% membership interest in NK First Loan F Cert LLC;

(x)            NMLP’s 100% membership interest in NK First Loan G Cert LLC;

(xi)           NMLP’s 100% membership interest in Newkirk MLP Unit LLC; and

(xii)          NMLP’s 100% ownership interest in MLP Manager Corp.

(b)           Ownership Interest Pledge and Security Agreements granted by NMLP to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of NMLP to and in each of the following, such security interests to be effective upon the earliest of (x) the repayment in full of the Integrated Obligations; (y) the release of the lien held by the Integrated Group in any of the following ownership interests; or (z) the acceleration of the Obligations as a result of an Event of Default and the election by the Administrative Agent to vest and perfect such security interests, each as determined by the Administrative Agent:

(i)            NMLP’s 100% membership interest in Newkirk Finco LLC;

(ii)           NMLP’s 50.01% membership interest in Newkirk Capital LLC; and

(iii)          NMLP’s 100% membership interest in Newkirk GP LLC.

3.1.3     Depository Account Pledge and Security Agreements.

(a)           A first priority Depository Account Pledge and Security Agreement granted by NMLP, NK-Remainder Interest LLC, NK-Leyden GP LLC, NK-Dautec GP LLC, NK-First Loan E Cert LLC, NK-First Loan F Cert LLC, NK-First Loan G Cert LLC, Newkirk MLP Unit LLC, MLP Manager Corp., Newkirk GP Holding LLC and each Guaranty Partnership to the Administrative Agent and the Deposit Account Co-Agent, on behalf of the Lenders, respecting all NMLP Accounts and the T/I Fund Account maintained by such Persons at the

Deposit Account Co-Agent, the Administrative Agent or another Account Institution (as defined in the Cash Management Agreement).

(b)           A Depository Account Pledge and Security Agreement granted by Newkirk GP LLC and Newkirk Finco LLC to the Administrative Agent and the Deposit Account Co-Agent, on behalf of the Lenders, respecting all NMLP Accounts maintained by such NMLP Subsidiaries at the Deposit Account Co-Agent, the Administrative Agent or another Account Institution (as defined in the Cash Management Agreement), such security interests to be effective upon the earliest of (x) the repayment in full of the Integrated Obligations; (y) the release of the lien held by the Integrated Group in the ownership interests of Newkirk GP LLC or Newkirk Finco LLC, or (z) the acceleration of the Obligations as a result of an Event of Default and the election by the Administrative Agent to vest and perfect such security interests, each as determined by Administrative Agent (the Depository Account Pledge and Security Agreements referred to in clauses (i) and (ii), singly and collectively the “NMLP Depository Account Pledge and Security Agreement”).

3.1.4     Collateral Assignment of Interest Rate Agreement.  A first priority Collateral Assignment of Protected Interest Rate Agreement granted by NMLP to the Administrative Agent, on behalf of the Lenders, respecting the Interest Rate Agreement entered into with respect to the NMLP Loan.

3.1.5     Collateral Assignment of Call Option Agreement.  A first priority Collateral Assignment of all of NMLP’s right, title, and interest to and in the Call Option Agreement.  T-Two, NK-CR Holdings LLC and Holding Subsidiary LLC shall each join in the Collateral Assignment for the purpose of consenting thereto and being bound by the provisions thereof.

3.1.6     NMLP Subsidiaries and NMLP Loan Parties Security Agreements.

(a)           A first priority security agreement granted by Newkirk MLP Unit LLC, NK-Leyden GP LLC, NK-Dautec GP LLC, MLP Manager Corp., NK-Remainder Interest LLC, and each Guaranty Partnership and Guaranty Partnership GP to the Administrative Agent, on behalf of the Lenders, respecting all the assets of each such Person, whether now owned, now due, or in which such Person has an interest, or hereafter, at any time in the future, acquired, arising, to become due, or in which such Person obtains an interest.

(b)           A security agreement granted by Newkirk GP LLC and Newkirk Finco LLC to the Administrative Agent, on behalf of the Lenders, respecting all the assets of each of such NMLP Subsidiaries, whether now owned, now due, or in which such NMLP Subsidiaries have an interest, or hereafter, at any time in the future, acquired, arising, to become due, or in which such NMLP Subsidiaries obtain an interest, such security interests to be effective upon the earliest of (x) the repayment in full of the Integrated Obligations; (y) the release of the lien held by the Integrated Group in the ownership interests of Newkirk GP LLC, or Newkirk Finco LLC, or (z) the acceleration of the Obligations as a result of an

Event of Default and the election by the Administrative Agent to vest and perfect such security interests, each as determined by Administrative Agent.

3.1.7     NMLP Partnership GPs Ownership Interest Pledge and Security Agreement.  A first priority Ownership Interest Pledge and Security Agreement granted by each of the NMLP Partnership GPs, as to which the applicable NMLP Partnership is not a GMAC Borrower, to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of such NMLP Partnership GPs to and in the general partner’s interest in each NMLP Partnership, respectively.

3.1.8     Newkirk GP LLC Ownership Interest Pledge and Security Agreement. An Ownership Interest Pledge and Security Agreement granted by Newkirk GP LLC to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of Newkirk GP LLC to and in its 100% ownership interest to and in Chader Manager LLC, such security interest to be effective upon the earliest of (x) the repayment in full of the Integrated Obligations; (y) the release of the lien held by the Integrated Group in the said ownership interests; or (z) the acceleration of the Obligations as a result of an Event of Default and the election by the Administrative Agent to vest and perfect such security interest, each as determined by Administrative Agent.

3.1.9     Newkirk GP Holding LLC Ownership Interest Pledge and Security Agreement.  An Ownership Interest Pledge and Security Agreement granted by Newkirk GP Holding LLC to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of Newkirk GP Holding LLC to and in its 100% ownership interest in each of the NMLP Partnership GPs, as to which the applicable NMLP Partnership is not a GMAC Borrower.

3.1.10   Collateral Assignment by Newkirk Finco LLC of Administrator LLC Loan.  A Collateral Assignment of Loan Documents respecting the Administrator LLC Loan granted by Newkirk Finco LLC to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of Newkirk Finco LLC to and in the Administrator LLC Loan.  Included as part of the Collateral Assignment of Loan Documents of the Administrator LLC Loan, Newkirk Finco LLC shall endorse the original Administrator LLC Note payable to Administrative Agent and deliver same to Administrative Agent, such security interests to be effective upon the earliest of (x) the repayment in full of the Integrated Obligations; (y) the release of the lien held by the Integrated Group in the ownership interest of Newkirk Finco LLC, or (z) the acceleration of the Obligations as a result of an Event of Default and the election by the Administrative Agent to vest and perfect such security interests, each as determined by Administrative Agent.

3.1.11   Newkirk MLP Unit LLC Ownership Interest Pledge and Security Agreement.  A first priority Ownership Interest Pledge and Security Agreement granted by Newkirk MLP Unit LLC to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of Newkirk MLP Unit

LLC to and in the limited partnership interests in Other Partnerships, as of the Funding Date to be as set forth in Exhibit L annexed hereto.

3.1.12   Pledge of Ownership Interest in NK-Leyden Loan, L.P.  A first priority Ownership Interest Pledge and Security Agreement granted by NK-Leyden GP LLC to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of the 100% general partnership interest of NK-Leyden GP LLC to and in NK-Leyden Loan L.P. (as the owner of the Leyden Note).

3.1.13   Pledge of Ownership Interest in Subsidiary Limited Partnerships.  A first priority Ownership Interest Pledge and Security Agreement granted by Newkirk Martall L.P. to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of the 99% limited partnership interest of Newkirk Martall L.P. to and in the Subsidiary Limited Partnerships.

3.1.14   Pledge of Ownership Interest in NK-Dautec Loan, L.P.  A first priority Ownership Interest Pledge and Security Agreement granted by NK-Dautec GP LLC to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of the 100% general partnership interest of NK-Dautec GP LLC to and in NK-Dautec Loan, L.P. (as the owner of the Dautec Note).

3.1.15   Collateral Assignment of Tustin Loan.  A first priority Collateral Assignment of Loan Documents respecting the Tustin Loan granted by NMLP to the Administrative Agent, on behalf of the Lenders, with respect to all of NMLP’s right, title, and interest to and in the Tustin Loan.  Included as part of the Collateral Assignment of Loan Documents, NMLP shall endorse the original Tustin Note payable to Administrative Agent and deliver same to Administrative Agent, and NMLP shall execute and deliver an Assignment of the mortgage included in the Tustin Loan Documents to Administrative Agent in recordable form.

3.1.16   Pledge of Ownership Interest in T-Two Partners, L.P.  A first priority Ownership Interest Pledge and Security Agreement granted by NK-CR Holdings LLC and Holding Subsidiary LLC to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of the 100% limited partnership interest of NK-CR Holdings LLC and the 100% general partnership interest of Holding Subsidiary LLC, respectively, to and in T-Two Partners, L.P.

3.1.17   Pledge of Ownership Interest in Holding Subsidiary LLC.  A first priority Ownership Interest Pledge and Security Agreement granted by NK-CR Holdings LLC and NK-CR Corp. to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of the 99.8% membership interest of NK-CR Holdings LLC and the 0.20% membership interest of NK-CR Corp., respectively, to and in Holding Subsidiary LLC.

3.1.18          Pledge of Ownership Interest in NK-CR Corp. A first priority Ownership Interest Pledge and Security Agreement granted by NK-CR Holdings LLC to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of the 100% stock ownership interest of NK-CR Holdings LLC to and in NK-CR Corp.

3.1.19          Pledge of Ownership Interest in NK-CR Holdings LLC. A first priority Ownership Interest Pledge and Security Agreement granted by Newkirk Stock LLC to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of the 100% membership interest of Newkirk Stock LLC to and in NK-CR Holdings LLC.

3.1.20          Pledge of Ownership Interest in Newkirk Stock LLC.  A first priority Ownership Interest Pledge and Security Agreement granted by Newkirk NL Holdings LLC and VNK L.L.C. to the Administrative Agent, on behalf of the Lenders,  with respect to all right, title, and interest of the 100% membership interests of Newkirk NL Holdings LLC and VNK L.L.C. to and in Newkirk Stock LLC.

3.1.21          Pledge of Ownership Interest by MLP GP LLC of General Partnership Interest in NMLP.  A first priority Ownership Interest Pledge and Security Agreement granted by MLP GP LLC to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of MLP GP LLC with respect to its 100% general partnership interest to and in the NMLP.

3.1.22          Pledge of Ownership Interest in MLP GP LLC. A first priority Ownership Interest Pledge and Security Agreement granted by the MLP Holders to the Administrative Agent, on behalf of the Lenders, with respect to all right, title, and interest of such Persons to and in the 100% membership interest in MLP GP LLC.

3.1.23          Newkirk Indemnification.  An indemnification agreement (the “Newkirk Indemnification”) from the Newkirk Indemnitor in favor of the Administrative Agent and each of the Lenders concerning any and all loss or damage occasioned or otherwise suffered by the Administrative Agent and/or the Lenders resulting in any way from any claim, action, demand, or liability asserted (whether or not suit is instituted) by, or related to, the obligations of the Newkirk Group Entities to, or collateral held by, the Integrated Group as set forth in such Agreement.

3.1.24          Guaranties.

(a)                                  The unconditional, continuing guaranty from each NMLP Guarantor (except for Newkirk GP LLC and Newkirk Finco LLC), pursuant to which each NMLP Guarantor shall guaranty the prompt, punctual, and faithful payment of the NMLP Loan and the performance of all other NMLP Obligations to the Administrative Agent and each of the Lenders under the NMLP Loan Documents; provided, however, that any particular Guaranty may be on a non-recourse basis as, and only to the extent, specifically approved by the Administrative Agent and provided in any such Guaranty.

(b)                                 The unconditional, continuing guaranty from Newkirk GP LLC and Newkirk Finco LLC pursuant to which each such NMLP Guarantor shall guaranty the prompt, punctual, and faithful payment of the NMLP Loan and the performance of all other NMLP Obligations to the Administrative Agent and each of the Lenders under the NMLP Loan Documents, such guaranty to be effective upon the earliest of (x) the repayment in full of the Integrated Obligations; (y) the release of the lien held by the Integrated Group in the ownership interests of Newkirk GP LLC or Newkirk Finco LLC, or (z)  the acceleration of the NMLP Obligations as a result of an Event of Default and the election by the Administrative Agent to cause the guaranty to be in full force and effect, each as determined by Administrative Agent (the guaranties referred to in clauses (i) and (ii), singly and collectively the “NMLP Guaranty”).

3.1.25          Environmental Compliance and Indemnification Agreement.  A compliance and indemnification agreement with respect to environmental matters (“Environmental Indemnity”) from NMLP and each Guaranty Partnership in favor of the Administrative Agent and each of the Lenders.

3.1.26          Escrow Agreement Respecting Ground Lease Extensions and Lease Options.  An escrow agreement (“Escrow Agreement Respecting Ground Lease Extensions and Lease Options”) pursuant to which the NMLP and the NMLP Partnerships, respectively and as applicable, execute and deliver in escrow to the Administrative Agent, on behalf of the Lenders, executed notices and such other documents and agreements required to exercise all extensions and other rights respecting the following, as determined in the reasonable judgment of the Administrative Agent.

(a)                                  Those ground lease options (singly and collectively the “Remainder Ground Lease Options”) relating to the respective remainderman interests held by NK-Remainder Interest LLC or any third party, as detailed on Schedule 2.6.4; and

(b)                                 Those lease extension options (singly and collectively, the “Ground Lease Extension Options”) relating to all ground lessor interests held by NK-Remainder Interest LLC or any third party, as detailed on Schedule 2.6.4, whether with respect to a Ground Lease in effect as of the date hereof and any other Ground Lease which may be entered into hereafter, including any Ground Lease entered into in connection with the exercise of a Remainder Ground Lease Option.

3.1.27          Mortgages/Deeds of Trust; Collateral Assignments of Leases and Rents.  A mortgage/deed of trust and security agreement and a collateral assignment of leases and rents granted by each Mortgage Partnership to the Administrative Agent, on behalf of the Lenders, on: (i) each Mortgage Partnership’s fee or leasehold interest in the Individual Property owned by such Mortgage Partnership; (ii) each Mortgage Partnership’s interest in all land, improvements, furniture, fixtures, equipment, and other assets (including, without limitation, contracts, contract rights, accounts, Licenses and Permits and general intangibles), including all after-acquired property, owned by, or in which each Mortgage Partnership has or obtains any interest, in connection with the Individual Property; (iii) all insurance proceeds and other proceeds therefrom; and (iv) all other assets of each Mortgage Partnership, whether now owned or hereafter acquired and related to the Individual Property.  Notwithstanding that certain of the said mortgages/deeds of trust and collateral assignments of leases and rents may secure an agreed portion of the NMLP Obligations, no such mortgage/deed of trust or collateral assignment of leases and rents shall be released until the earlier of (i) the payment in full of the NMLP Obligations or (ii) the sale or transfer of the subject Individual Property in accordance with either Section 8.1.3(f) or Section 8.1.3(g).

3.1.28          Additional Documents.  Any other documents, instruments and agreements with respect to the NMLP Loan as set forth on the Loan Agenda.

3.2                                 NMLP Loan Documents and NMLP Security Documents.  The NMLP Loan shall be made, evidenced, administered, secured and governed by all of the terms, conditions and provisions of the “NMLP Loan Documents”, each as the same may be hereafter modified or amended, consisting of: (i) this Loan Agreement; (ii) a promissory note in the form of Exhibit C-1, annexed hereto, payable by NMLP to the Administrative Agent on behalf of the Lenders in the original principal amount of up to Four Hundred Seventy-Seven Million, Seven Hundred Fifty-Nine Thousand, Four Hundred Forty-Five Dollars ($477,759,445.00) (the “NMLP Note”); (iii) the various documents and agreements referenced in Section 3.1, above; (iv) any Consents or NMLP Payment Direction Letters executed by any NMLP Subsidiary or Newkirk Group Entity; (v) the Interest Rate Agreement; (vi) the Cash Management Agreement; and (vii) any other documents, instruments, or agreements heretofore or hereafter executed to further evidence or secure the NMLP Loan.

Each of the NMLP Loan Documents listed above is dated as of the date hereof.  The NMLP Loan Documents referenced in Section 3.1 (except Section 3.1.28) are sometimes referred to herein, singly and collectively as the “NMLP Security Documents”.

3.3                                 Security for T-Two Loan.  The T-Two Loan, together with interest thereon and all other charges and amounts payable by, and all other T-Two Obligations of, T-Two and the other T-Two Loan Parties to the Administrative Agent and/or each of the Lenders shall be secured by the following collateral (the “T-Two Collateral”) which T-Two agrees to provide and maintain, or cause to be provided and maintained (whether provided for each in separate agreements or combined with various other agreements):

3.3.1                Security Agreement.  A first priority security agreement and collateral assignment granted by T-Two to the Administrative Agent, on behalf of the Lenders, respecting all assets of T-Two, whether now owned, now due, or in which T-Two has an interest, or hereafter, at any time in the future, acquired, arising, to become due, or in which T-Two obtains an interest, including, without limitation, all of T-Two’s right, title, and interest to and in the Call Option Agreement, the Grantor Trust T-1 Certificate, the Grantor Trust T-2 Certificate and the Intercompany Loan.

3.3.2                Collateral Assignment of Beneficial Interest in Grantor Trust.  A first priority pledge and collateral assignment granted by T-Two to the Administrative Agent, on behalf of the Lenders, of all of T-Two’s right, title, and interest to and in the Grantor Trust, the Securitized Notes, the Securitized Mortgages and the other Securitization Documents.

3.3.3                Collateral Assignment of Intercompany Loan.  A first priority pledge and collateral assignment granted by T-Two to the Administrative Agent, on behalf of the Lenders, of all of T-Two’s right, title, and interest to and in the Intercompany Loan and all documents evidencing the Intercompany Loan.

3.3.4                Depository Account Pledge and Security Agreement.  A first priority Depository Account Pledge and Security Agreement granted by T-Two to the Administrative Agent and the Deposit Account Co-Agent, on behalf of the Lenders, respecting all Accounts maintained by T-Two at the Deposit Account Co-Agent, the Administrative Agent or another Account Institution (as defined in the Cash Management Agreement), including, without limitation, the T-Two Cash Collateral Account (the “T-Two Depository Account Pledge and Security Agreement”).

3.3.5                Guaranties.  The unconditional, continuing guaranty from each T-Two Guarantor, pursuant to which each T-Two Guarantor shall guaranty the prompt, punctual, and faithful payment of the T-Two Loan and the performance of all other T-Two Obligations to the Administrative Agent and each of the Lenders under the T-Two Loan Documents; provided, however, that any particular Guaranty may be on a non-recourse basis as, and only to the extent, specifically approved by the Administrative Agent and provided in any such Guaranty (collectively, the “T-Two Guaranty”).

3.3.6                Collateral Assignment of Interest Rate Agreement.  A first priority Assignment of Interest Rate Agreement granted by T-Two to the Administrative Agent, on behalf of the Lenders, respecting the Interest Rate Agreement entered into with respect to the T-Two Loan.

3.3.7                Additional Documents.  Any other documents, instruments and agreements with respect to the T-Two Loan as set forth on the Loan Agenda.

3.4                                 T-Two Loan Documents and T-Two Security Documents.  The T-Two Loan shall be made, evidenced, administered, secured and governed by all of the terms, conditions and provisions of the “T-Two Loan Documents”, each as the same may be hereafter modified or amended, consisting of: (i) this Loan Agreement; (ii) a promissory note in the form of Exhibit C-2, annexed hereto, payable by T-Two to the Administrative Agent on behalf of the Lenders in the original  principal amount of up to Two Hundred Seventy-Two Million, Two Hundred Forty Thousand, Five Hundred Fifty-Five Dollars ($272,240,555.00)(the “T-Two Note”); (iii) the various documents and agreements referenced in Section 3.3, above; (iv) any Consents or T-Two Payment Direction Letters executed by T-Two, the Grantor Trustee or any other Person; (v) the Interest Rate  Agreement if issued by the Administrative Agent; (vi) the Cash Management Agreement; and (vii) any other documents, instruments, or agreements heretofore or hereafter executed to further evidence or secure the T-Two Loan.

Each of the T-Two Loan Documents listed above is dated as of the date hereof.  The T-Two Loan Documents referenced in Section 3.3 (except 3.3.7) are sometimes referred to herein, singly and collectively as the “T-Two Security Documents”.

ARTICLE 4

CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES

Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the persons, officers, signatories or agents hereafter designated (“Authorized Representatives”) to bind each Borrower with respect to all matters pertaining to the Loan and the Loan Documents including, but not limited to, the selection of interest rates, the submission of the request for the Loan Advance and certificates with regard thereto.  Such authorization may be changed only upon written notice to Administrative Agent accompanied by evidence, reasonably satisfactory to Administrative Agent, of the authority of the person giving such notice.  The present Authorized Representatives as to each Borrower are listed on Exhibit D.  The Administrative Agent shall have a right of approval, not to be unreasonably withheld or delayed, over the identity of the Authorized Representatives so as to assure Administrative Agent and each of the Lenders that each Authorized Representative is a responsible and senior official of such Borrower.

ARTICLE 5

CONDITIONS PRECEDENT.

5.1                                 Closing NMLP Loan and Funding NMLP Loan Advance.  It shall be a condition precedent of Lenders’ obligation to close the NMLP Loan and to fund the proceeds of the NMLP Loan (the “NMLP Loan Advance”) that each of the following conditions precedent be satisfied in full (as determined by each Lender in its discretion which discretion shall be exercised in good faith having due regard for the advice of the Administrative Agent), unless specifically waived in writing by all of the Lenders at or prior to the date of the funding of the NMLP Loan Advance (the date of the closing of the NMLP Loan and the T-Two Loan shall be referred to herein as the “Closing Date” and the date of the initial funding of the NMLP Loan and the T-Two Loan shall be referred to herein as the “Funding Date”):

5.1.1                Satisfactory NMLP Loan Documents and Related Documents; Loan Agenda Items.  On the Funding Date, each of the NMLP Loan Documents and the Related Documents shall be satisfactory in form, content and manner of execution and delivery to Administrative Agent and Administrative Agent’s counsel and all NMLP Loan Documents and Related Documents shall be in full force and effect.  Without limiting the foregoing, the Administrative Agent shall have received each of the instruments, documents, and agreements itemized on the Loan Agenda, each executed and delivered in favor of, and/or in form and substance reasonably satisfactory to, the Administrative Agent.

5.1.2                Financial Information; No Material Change.

(a)                                  No change shall have occurred in the financial condition, business, affairs, operations or control of NMLP, the NMLP Loan Parties, and/or the

NMLP Subsidiaries, since the date of their respective financial statements or financial projections most recently delivered to Administrative Agent, which change has had or could reasonably be expected to have a Material Adverse Effect; and NMLP and the other NMLP Loan Parties shall have furnished Administrative Agent such other financial information, projections, and certifications as reasonably requested by the Administrative Agent.

(b)                                 The absence of any material adverse change in the loan syndication, financial or capital market conditions generally from those currently in effect.

(c)                                  NMLP shall have provided to the Administrative Agent a copy certified by an officer of NMLP of its balance sheet after giving effect to the NMLP Loan, to evidence that NMLP is solvent, has assets having a fair value in excess of the amount required to pay NMLP’s probable liabilities on NMLP’s existing Debts as such become absolute and mature, and has adequate capital for the conduct of NMLP’s business and the ability to pay NMLP’s Debts from time to time incurred in connection therewith as such Debts mature.

5.1.3                Warranties and Representations Accurate.  All warranties and representations made by or on behalf of any of NMLP and the other NMLP Loan Parties, or any of them, to Administrative Agent or any of the Lenders shall be true, accurate and complete in all material respects and, to the best of NMLP’s Knowledge, shall not omit any material fact necessary to make the same not misleading.

5.1.4                Validity and Sufficiency of NMLP Security Documents.  The NMLP Security Documents shall create a valid and perfected lien on the NMLP Collateral described therein and each of the NMLP Security Documents and related UCC filings shall have been duly recorded and filed to the satisfaction of Administrative Agent and Administrative Agent’s counsel, including, without limitation, as follows:

(a)                                  On the Funding Date, NMLP and the other NMLP Loan Parties shall have delivered to the Administrative Agent evidence of the completion of all recordings and filings of, or with respect to, the NMLP Security Documents or, in the case of UCC-1 financing statements, delivery of such financing statements in proper form for recording, and shall have taken all such other actions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Liens and security interests intended to be created by the NMLP Security Documents in the NMLP Collateral covered thereby.  Such filings, recordings and other actions shall include, without limitation, in addition to the UCC-1 financing statements, (x) the delivery to the Administrative Agent of the certificates, if any, representing the capital stock being pledged to Administrative Agent, on behalf of the Lenders, pursuant to the NMLP Security Documents, together with signed, undated stock powers, (y) delivery to the Administrative Agent of the certificates, if any, representing the respective partnership and membership interests in each partnership and limited liability company, the partnership or membership interests in which are being pledged to Administrative

Agent on behalf of the Lenders pursuant to the NMLP Security Documents, and (z) delivery to the Administrative Agent of all consents, acknowledgments, and approvals relating in any way to the NMLP Security Documents as the Administrative Agent in its reasonable discretion determines appropriate, including, without limitation, those consents and approvals set forth in the Loan Agenda with respect to the granting of the NMLP Security Documents and the acknowledgment of the interests of the Administrative Agent and the Lenders created therein (the “NMLP Consents”); and

(b)                                 on or prior to the Funding Date, the Administrative Agent shall have received the results of a UCC,  tax lien and judgment search in the jurisdictions in which NMLP, the NMLP Subsidiaries, and any other NMLP Loan Parties, respectively, are organized, have assets, or have their chief executive office, and the results of such search shall indicate there are no judgments or Liens not permitted under the NMLP Loan Documents.

5.1.5                Payment Direction And Authorization. Administrative Agent shall have received evidence of such NMLP Payment Direction Letters set forth in the Loan Agenda in order to evidence the intended management of the cash flow of NMLP, the NMLP Loan Parties (except the Excepted Loan Parties), and the NMLP Subsidiaries.

5.1.6                Integrated Matters.  Administrative Agent shall have received each of the Integrated Documents, each of which shall be reasonably satisfactory in form and substance.  On the Funding Date the Integrated Documents shall be in full force and effect, and the Administrative Agent shall have received full and complete copies thereof, certified as such by such Persons as Administrative Agent shall determine appropriate.

5.1.7                Litigation.  Except as noted on Schedule 6.1.5, on the Funding Date, there shall not be any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of NMLP’s Knowledge, threatened with respect to the NMLP Loan, the transactions contemplated in the NMLP Loan Documents or any documentation executed in connection therewith, or NMLP, any other NMLP Loan Party, or any other NMLP Subsidiary, which the Administrative Agent shall determine in good faith is likely to have a Material Adverse Effect.

5.1.8                Formation Documents and Entity Agreements.

(a)                                  On the Funding Date, the Administrative Agent shall have received a certificate of the general partner or managing member or manager, as applicable, of NMLP and each other NMLP Loan Party which is a partnership or limited liability company, annexing and certifying as to (a) the Formation Documents of such entity having been duly executed, delivered and filed and remaining in full force and effect and unmodified as of the date of such certificate (and annexing a copy thereof), (b) due authorization, execution and delivery by such entity of the NMLP Loan Documents to which it is a party, and (c) such entity being in good standing and authorized to do business in each jurisdiction where the ownership of its assets and operation of its business requires such qualification, as each of the foregoing is set forth in Loan Agenda;

(b)                                 On the Funding Date, the Administrative Agent shall have received a certificate of the managing member or manager of each NMLP Loan Party  which is a limited liability company annexing and certifying as to (a) resolutions of such entity authorizing and approving the transactions contemplated by the NMLP Loan Documents, and the execution and delivery thereof by such entity in respect of the documents to which it is a party and on behalf of the other entities in which such limited liability company is a general partner or managing member in respect of any of the NMLP Loan Documents, (b) signatures and incumbency of all officers of such limited liability company executing documentation on behalf of such entity or on behalf of any entity as to which such limited liability company is a general partner or managing member, as the case may be, in connection with the transactions contemplated by the NMLP Loan Documents, (c) the Formation Documents of such entity having been duly executed, delivered and filed and remaining in full force and effect and unmodified as of the date of such certificate (and annexing copies thereof) and (d) such entity being in good standing and authorized to do business in each jurisdiction where the conduct of its business and ownership of its assets requires such qualification, as each of the foregoing is set forth in the Loan Agenda.

(c)                                  On the Funding Date, the Administrative Agent shall have received a certificate of the secretary of each NMLP Loan Party which is a corporation annexing and certifying as to (a) corporate resolutions of such entity authorizing and approving the transactions contemplated by the NMLP Loan Documents, and the execution and delivery thereof by such entity in respect of the documents to which it is a party and on behalf of the other entities in which such corporation is a general partner or managing member in respect of any of the NMLP Loan Documents, (b) signatures and incumbency of all officers of such corporation executing documentation on behalf of such entity or on behalf of any entity as to which such corporation is a general partner or managing member, as the case may be, in connection with the transactions contemplated by the NMLP Loan Documents, (c) the Formation Documents of such entity having been duly executed, delivered and filed and remaining in full force and effect and unmodified as of the date of such certificate (and annexing copies thereof) and (d) such entity being in good standing and authorized to do business in each jurisdiction where the conduct of its business and ownership of its assets requires such qualification, including, as each of the foregoing is set forth in the Loan Agenda.

5.1.9                Compliance With Law.  There are no Legal Requirements which prohibit or adversely limit the capacity or authority of NMLP to enter into the NMLP Loan or any NMLP Loan Party to execute the NMLP Loan Documents to which it is a party, and perform the obligations of such Person with respect thereto.

5.1.10          Compliance With Financial Covenants.  Administrative Agent shall have received an Officer’s Certificate reflecting compliance with the Financial Covenants and the terms and conditions hereof.

5.1.11          Due Diligence.  Administrative Agent shall have received and completed a review of such due diligence as the Administrative Agent may require with respect to any Individual Property, including, without limitation:

(a)                                  Updated title reports with respect to the Individual Properties owned (fee simple or land estate) or ground leased by any Net Lease Partnership, reflecting the owner thereof, the interest of the NMLP Subsidiary therein, and any Mortgage Debt (the “Title Reports”);

(b)                                 As requested by the Administrative Agent, copies of all notes and mortgages evidencing all  Mortgage Debt on any Individual Property;

(c)                                  As requested by the Administrative Agent, copies of all Ownership Interest Agreements;

(d)                                 A certification as to the principal  balance due on all Mortgage Debt as of July 15, 2005, to the extent such Mortgage Debt shall remain outstanding after consummation of the Loan;

(e)                                  As requested by the Administrative Agent, the documentation establishing the remainderman interest of NK-Remainder Interest LLC in certain of the Individual Properties, as detailed on Schedule 6.1.18(g);

(f)                                    As requested by the Administrative Agent, the documentation establishing the ground lessor of NK-Remainder Interest LLC in certain of the Individual Properties, as detailed on Schedule 6.1.18(f);

(g)                                 To the extent requested by the Administrative Agent for any Individual Property, third party market rent updates; and

(h)                                 To the extent requested by the Administrative Agent for any Individual Property, copies of all Leases.

5.1.12          Payoff Letters.  Payoff letters in form acceptable to the Administrative Agent with respect to all Mortgage Debt to be repaid or defeased in connection with the consummation of the Loan, together with letters from the holders of such Mortgage Debt releasing the tenant of each such Individual Property from the prior direction to pay rent to the holders of such Mortgage Debt, and a separate letter from such holder agreeing to forward to the Administrative Agent, in kind, any rental payments thereafter received;

5.1.13          Condition of Property.  There shall have been no uninsured unrepaired or unrestored damage or destruction by fire or otherwise to any of the real or tangible personal property comprising or intended to comprise the Individual Properties which could reasonably be expected to have a Material Adverse Effect.

5.1.14          Insurance.  NMLP shall have provided to Administrative Agent and each of the Lenders evidence of the following insurance, each meeting the requirements of the Administrative Agent: (i) reasonably satisfactory blanket liability insurance in favor of NMLP and each of the NMLP Subsidiaries, with the Administrative Agent and the Lenders named as additional insureds; (ii) a reasonably satisfactory report from the third party monitoring the insurance as to the hazard and other insurance on the Individual Properties maintained by the respective tenant thereof, evidencing  compliance with Exhibit E and, as applicable, the respective Lease of each Individual Property, and (iii) a reasonably satisfactory third party contract regarding the monitoring of the insurance to be obtained by tenants under Leases with respect to the Individual Properties, with the Administrative Agent being named as mortgagee and loss payee on any policy with respect to a Mortgage Property.

5.1.15          Third Party Consents and Agreements.  The Administrative Agent shall have received the Consents and such other third party consents and agreements as the Administrative Agent may require with respect to the NMLP Loan.

5.1.16          Management Agreements.  The Administrative Agent shall have received copies of the executed Amended and Restated Asset Management Agreement and Contract to Provide Asset Management Services, each of which shall be satisfactory as to form and substance.

5.1.17          Cash Management.  NMLP, each NMLP Subsidiary (except for the NMLP Partnership GP’s, the Borrower GP, and  Newkirk MLP Corp.), and each other NMLP Loan Party (except the Excepted Loan Parties) shall open a NMLP Depository Account, as provided for herein, and, except for the GMAC Borrowers, the NMLP Partnership GP’s, the NMLP GP,  Newkirk MLP Corp., and the other NMLP Loan Parties (which are not NMLP Subsidiaries), shall enter into a Cash Management Agreement with the Administrative Agent and the Deposit Account Co-Agent.

5.1.18          Loan Facility Rating.  The Loans shall have received a rating (collectively, the “Ratings”) from Moody’s Investors Services, Inc. of at least Ba3 and a rating from Standard and Poor’s Rating Group of at least BB-.  NMLP agrees to take all action and provide all information as may be reasonably requested by the Administrative Agent in obtaining such Ratings.

5.1.19          Interest Rate Agreement.  NMLP shall have entered into an Interest Rate Agreement, in an amount, from an issuer and in form and substance reasonably acceptable to the Administrative Agent, with respect to the NMLP Loan in accordance with Section 2.8.3, which Interest Rate Agreement shall be collaterally assigned to the Administrative Agent, on behalf of the Lenders, to secure the NMLP Obligations.

5.1.20          Legal Opinions.  Administrative Agent shall have received and approved legal opinion letters from counsel representing NMLP and the other NMLP Loan Parties which meet the Administrative Agent’s legal opinion requirements and covering such matters incident to the transactions contemplated herein, as the Administrative Agent may reasonably request.

5.1.21          Extensions.  Administrative Agent shall have received evidence that (a) all Ground Lease Extension Options with respect to Ground Leases on Individual Properties which were set to expire prior to December 31, 2006 have been validly exercised, and (b) all Remainder Ground Lease Options with respect to estates for years for Individual Properties set to expire prior to December 31, 2006 have been validly exercised.

5.1.22          No Default.  There shall not be any Default under any of the NMLP Loan Documents.

5.2                                 Closing T-Two Loan and Funding T-Two Loan Advance.  It shall be a condition precedent of Lenders’ obligation to close the T-Two Loan and to fund the proceeds of the T-Two Loan (the “T-Two Loan Advance”) that each of the following conditions precedent be satisfied in full (as determined by each Lender in its discretion which discretion shall be exercised in good faith having due regard for the advice of the Administrative Agent), unless specifically waived in writing by all of the Lenders at or prior to the Funding Date:

5.2.1                Satisfactory T-Two Loan Documents and Related Documents; Loan Agenda Items.  On the Funding Date, each of the T-Two Loan Documents and the Related Documents shall be satisfactory in form, content and manner of execution and delivery to Administrative Agent and Administrative Agent’s counsel and all T-Two Loan Documents and Related Documents shall be in full force and effect.  Without limiting the foregoing, the Administrative Agent shall have received each of the instruments, documents, and agreements itemized on the Loan Agenda, each executed and delivered in favor of, and/or in form and substance reasonably satisfactory to, the Administrative Agent.

5.2.2                Financial Information; No Material Change.

(a)                                  No change shall have occurred in the financial condition, business, affairs, operations or control of T-Two, the T-Two Loan Parties, since the date of their respective financial statements most recently delivered to Administrative Agent, which change has had or could reasonably be expected to have a Material Adverse Effect; and T-Two and the other T-Two Loan Parties shall have furnished Administrative Agent such other financial information, projections, and certifications as reasonably requested by the Administrative Agent.

(b)                                 The absence of any material adverse change in the loan syndication, financial or capital market conditions generally from those currently in effect.

(c)                                  T-Two shall have provided to the Administrative Agent a copy certified by an officer of T-Two of its balance sheet after giving effect to the T-Two Loan, to evidence that T-Two is solvent, has assets having a fair value in excess of the amount required to pay T-Two’s probable liabilities on T-Two’s existing Debts as such become absolute and mature, and has adequate capital for the conduct of T-Two’s business and the ability to pay T-Two’s Debts from time to time incurred in connection therewith as such Debts mature.

5.2.3                Warranties and Representations Accurate.  All warranties and representations made by or on behalf of any of T-Two and the other T-Two Loan Parties, or any of them, to Administrative Agent or any of the Lenders shall be true, accurate and complete in all material respects and, to the best of T-Two’s Knowledge, shall not omit any material fact necessary to make the same not misleading.

5.2.4                Validity and Sufficiency of T-Two Security Documents.  The T-Two Security Documents shall create a valid and perfected lien on the T-Two Collateral described therein and each of the T-Two Security Documents and related UCC filings shall have been duly recorded and filed to the satisfaction of Administrative Agent and Administrative Agent’s counsel, including, without limitation, as follows:

(a)                                  On the Funding Date, T-Two and the other T-Two Loan Parties shall have delivered to the Administrative Agent evidence of the completion of all recordings and filings of, or with respect to, the T-Two Security Documents or, in the case of UCC-1 financing statements, delivery of such financing statements in proper form for recording, and shall have taken all such other actions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Liens and security interests intended to be created by the T-Two Security Documents in the T-Two Collateral covered thereby.  Such filings, recordings and other actions shall include, without limitation, in addition to the UCC-1 financing statements, (x) the delivery to the Administrative Agent of the certificates, if any, representing the capital stock being pledged to Administrative Agent, on behalf of the Lenders, pursuant to the T-Two Security Documents, together with signed, undated stock powers, (y) delivery to the Administrative Agent of the certificates, if any, representing the respective partnership and membership interests in each partnership and limited liability company, the partnership or membership interests in which are being pledged to Administrative Agent on behalf of the Lenders pursuant to the T-Two Security Documents, and (z) delivery to the Administrative Agent of all consents, acknowledgments, and approvals relating in any way to the T-Two Security Documents as the Administrative Agent in its reasonable discretion determines appropriate, including, without limitation, those consents and approvals set forth in the Loan Agenda with respect to the granting of the T-Two Security Documents and the acknowledgment of the interests of the Administrative Agent and the Lenders created therein (the “T-Two Consents”); and

(b)                                 on or prior to the Funding Date, the Administrative Agent shall have received the results of a UCC,  tax lien and judgment search in the jurisdictions in which T-Two, and any other T-Two Loan Parties, respectively, are organized, have assets, or have their chief executive office, and the results of such search shall indicate there are no judgments or Liens not permitted under the T-Two Loan Documents.

5.2.5                Payment Direction And Authorization. Administrative Agent shall have received evidence of such T-Two Payment Direction Letters set forth in the Loan Agenda in order to evidence the intended management of the cash flow of T-Two.

5.2.6                Litigation.  On the Funding Date, there shall not be any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of T-Two’s Knowledge, threatened with respect to the T-Two Loan, the transactions contemplated in the T-Two Loan Documents or any documentation executed in connection therewith, or T-Two, any other T-Two Loan Party, which the Administrative Agent shall determine in good faith is likely to have a Material Adverse Effect.

5.2.7                Formation Documents and Entity Agreements.

(a)                                  On the Funding Date, the Administrative Agent shall have received a certificate of the general partner, or managing member or manager, as applicable, of T-Two and each other T-Two Loan Party which is a partnership or limited liability company, annexing and certifying as to (a) the Formation Documents of such entity having been duly executed, delivered and filed and remaining in full force and effect and unmodified as of the date of such certificate (and annexing a copy thereof), (b) due authorization, execution and delivery by such entity of the T-Two Loan Documents to which it is a party, and (c) such entity being in good standing and authorized to do business in each jurisdiction where the ownership of its assets and operation of its business requires such qualification, as each of the foregoing is set forth in Loan Agenda;

(b)                                 On the Funding Date, the Administrative Agent shall have received a certificate of the manager or managing member of each T-Two Loan Party  which is a limited liability company annexing and certifying as to (a) resolutions of such entity authorizing and approving the transactions contemplated by the T-Two Loan Documents, and the execution and delivery thereof by such entity in respect of the documents to which it is a party and on behalf of the other entities in which such limited liability company is a general partner or managing member in respect of any of the T-Two Loan Documents, (b) signatures and incumbency of all officers of such limited liability company executing documentation on behalf of such entity or on behalf of any entity as to which such limited liability company is a general partner or managing member, as the case may be, in connection with the transactions contemplated by the T-Two Loan Documents, (c) the Formation Documents of such entity having been duly executed, delivered and filed and remaining in full force and effect and unmodified as of the date of such certificate (and annexing copies thereof) and (d) such entity being in good standing and authorized to do business in each jurisdiction where the conduct of its business and ownership of its assets requires such qualification, as each of the foregoing is set forth in the Loan Agenda.

(c)                                  On the Funding Date, the Administrative Agent shall have received a certificate of the secretary of each T-Two Loan Party which is a corporation annexing and certifying as to (a) corporate resolutions of such entity authorizing and approving the transactions contemplated by the T-Two Loan Documents, and the execution and delivery thereof by such entity in respect of the documents to which it is a party and on behalf of the other entities in which such corporation is a general partner or managing member in respect of any of the T-Two Loan Documents, (b) signatures and incumbency of all officers of such corporation executing documentation on behalf of such entity or on behalf of any entity as to which such corporation is a general partner or managing member, as the case may be, in connection with the transactions contemplated by the T-Two Loan Documents, (c) the Formation Documents of such entity having been duly executed, delivered and filed and remaining in full force and effect and unmodified as of the date of such certificate (and annexing copies thereof) and (d) such entity being in good standing and authorized to do business in each jurisdiction where the conduct of its business and ownership of its assets requires such qualification, including, as each of the foregoing is set forth in the Loan Agenda.

5.2.8                Compliance With Law.  There are no Legal Requirements which prohibit or adversely limit the capacity or authority of T-Two to enter into the T-Two Loan or any T-Two Loan Party to execute the T-Two Loan Documents to which it is a party, and perform the obligations of such Person with respect thereto.

5.2.9                Due Diligence.  Administrative Agent shall have received and completed a review of such due diligence as the Administrative Agent may require with respect to any Securitized Property, including, without limitation:

(a)                                  As requested by the Administrative Agent, Title Reports with respect to any Securitized Property securing any Securitized Note, reflecting the owner thereof, the interest of the NMLP Subsidiary therein, and any Mortgage Debt;

(b)                                 Copies of all notes and mortgages evidencing all Securitized Notes and Securitized Mortgages; and

(c)                                  A certification as to the principal balance due on all Securitized Notes as of July 15, 2005.

5.2.10          Condition of Property.  There shall have been no uninsured unrepaired or unrestored damage or destruction by fire or otherwise to any of the real or tangible personal property comprising or intended to comprise the Securitized Properties which could reasonably be expected to have a Material Adverse Effect.

5.2.11          Insurance.  T-Two shall have provided to Administrative Agent and each of the Lenders evidence of the following insurance, each meeting the requirements of the Administrative Agent: (i) a reasonably satisfactory report from the third party monitoring the insurance as to the hazard and other insurance on the Securitized Properties maintained by the respective tenant thereof, evidencing compliance with Exhibit E and, as applicable, the respective Lease of each Individual Property, such insurance to reflect, and (ii) a reasonably satisfactory third party contract regarding the monitoring of the insurance to be obtained by tenants under Leases with respect to the Individual Properties.

5.2.12          Third Party Consents and Agreements.  The Administrative Agent shall have received the Consents and such other third party consents and agreements as the Administrative Agent may require with respect to the T-Two Loan.

5.2.13          Cash Management.  T-Two shall open a T-Two Depository Account, as provided for herein, and enter into the Cash Management Agreement with the Administrative Agent and the Deposit Account Co-Agent.

5.2.14          Interest Rate  Agreement.  T-Two shall have entered into an Interest Rate Agreement, in an amount, from an issuer and in form and substance reasonably acceptable to the Administrative Agent, with respect to the T-Two Loan in accordance with Section 2.8.3, which Interest Rate Agreement shall be collaterally assigned to the Administrative Agent, on behalf of the Lenders, to secure the T-Two Obligations.

5.2.15          Legal Opinions.  Administrative Agent shall have received and approved legal opinion letters from counsel representing T-Two and the other T-Two Loan Parties which meet Administrative Agent’s legal opinion requirements and covering such matters incident to the transactions contemplated herein, as the Administrative Agent may reasonably request.

5.2.16          No Default.  There shall not be any Default under any of the T-Two Loan Documents.

ARTICLE 6

WARRANTIES AND REPRESENTATIONS.

6.1                                 NMLP.  NMLP warrants and represents to Administrative Agent and each of the Lenders for the express purpose of inducing Lenders to enter into this Agreement, to make the NMLP Loan Advance, and to otherwise complete all of the transactions contemplated hereby that upon the date of the NMLP Loan Advance and at all times thereafter until the NMLP Loan has been repaid and all NMLP Obligations have been satisfied as follows:

6.1.1                Formation.  NMLP, each NMLP Subsidiary, and each Other Partnership, and each Partially Owned Limited Partnership has been duly formed and is validly existing and in good standing as a corporation, partnership or limited liability company, as the case may be, under the laws of the State of its formation.  NMLP, each NMLP Subsidiary, and each Other Partnership has the requisite corporate, partnership or company power and authority, as applicable, to own its assets and conduct its businesses as currently conducted and owned, and to enter into and perform its obligations under each NMLP Loan Document and/or Related Document to which it is a party.  NMLP, each NMLP Subsidiary, each Other Partnership, and each Partially Owned Limited Partnership is in good standing and authorized to do business in each jurisdiction where the ownership of its assets and/or the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.

6.1.2                Proceedings; Enforceability.  NMLP, each NMLP Subsidiary, each Other Partnership, and each Partially Owned Limited Partnership has taken all requisite corporate, partnership or company action, as applicable, to authorize the execution, delivery and performance by such Person of the Loan Documents and/or the Related Documents to which it is a party.  Each NMLP Loan Document and the Related Document to which it is a party which is required to be executed and delivered on or prior to the date on which this representation and warranty is being made, has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of NMLP, each NMLP Subsidiary, each Other Partnership, and each Partially Owned Limited Partnership which is a party thereto, enforceable against each such Person in accordance with its respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.1.3                Conflicts.  Neither the execution, delivery and performance of the Loan Documents and the Related Documents by NMLP, any NMLP Subsidiary, any Other Partnership, or any Partially Owned Limited Partnership or compliance by any such Person with the terms and provisions thereof (including, without limitation, the granting of Liens pursuant to the NMLP Security Documents), (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants or conditions of, or constitute a default under, or result in the creation or imposition (or the obligation to create or impose) of any Lien (except pursuant to the NMLP Security Documents) upon any of the property or assets of any such Person pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement or any other agreement, contract or instrument to which any such Person is a party or by which it or any of its properties or assets is bound or to which it may be subject or (iii) will violate any provision of any Formation Document of any such Person.

6.1.4                Ownership and Taxpayer Identification Numbers.

(a)                                  All of the partners, owners, stockholders, and members, respectively and as may be applicable, of NMLP, NMLP GP, Newkirk Capital LLC, NK-Leyden Loan, L.P. and NK-Dautec Loan, L.P. are listed in Exhibit F.  The exact correct name and organizational number(s) and federal employer identification  number(s) of NMLP and each NMLP Loan Party are accurately stated in Exhibits F, L and M.

(b)                                 NMLP is the owner of all of the ownership interests set forth in Section 3.1.2, above,  pledged by it to the Administrative Agent, on behalf of the Lenders.  Except for such ownership interests, NMLP does not directly hold any stock, membership, partnership or ownership interest in any other Person.

(c)                                  NMLP and each NMLP Subsidiary is the owner of all of the ownership interests to be pledged to the Administrative Agent, on behalf of the Lenders, pursuant to the NMLP Loan Documents.  Except for such ownership interests and except as shown on Schedule 6.1.4(c), NMLP and the NMLP Subsidiaries do not directly hold any stock, membership, partnership or ownership interest in any other Person.

(d)                                 Except for the 100% ownership interest in T-Two, the ownership interests in NMLP and as shown on Schedule 6.1.4(d), no Newkirk Group Entity, directly or indirectly, owns or controls any interest in any asset relating to NMLP or the business operations of the NMLP and the NMLP Subsidiaries.

6.1.5                Litigation.  Except as set forth in Schedule 6.1.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of NMLP’s Knowledge, threatened with respect to the NMLP Loan, or the transactions contemplated in the NMLP Loan Documents or the Related Documents, or any documentation executed in connection therewith, or NMLP, any NMLP Subsidiary, any Other Partnership, or any each Partially Owned Limited Partnership which could reasonably be expected to have a Material Adverse Effect.

6.1.6                Information.  All factual information furnished by or on behalf of NMLP, any NMLP Subsidiary, any Other Partnership, or any Partially Owned Limited Partnership to the Administrative Agent and/or any of the Lenders (including, without limitation, all information contained in the NMLP Loan Documents) for purposes of or in connection with this Agreement, the other NMLP Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of NMLP, any NMLP Subsidiary, any Other Partnership, or any Partially Owned Limited Partnership to the Administrative Agent and/or any of the Lenders will be, true and accurate in all material respects on the date as of which such information is dated or certified and to the best of the NMLP’s Knowledge, not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

6.1.7                Taxes.  NMLP, all NMLP Subsidiaries, all Other Partnerships, and all Partially Owned Limited Partnerships have made all required tax filings and have paid all federal, state and local taxes applicable to them and/or their respective assets, except if contested in accordance with Section 9.1.

6.1.8                Financial Information.  The financial statements of the Newkirk Group Entities (other than Vornado Realty Trust), the NMLP Subsidiaries, and

NMLP provided to the Administrative Agent present fairly the financial conditions of each at the dates of such statements of financial condition and the results of operations for the periods covered thereby.  The financial projections of the NMLP Subsidiaries and NMLP present a good faith estimate of the projected financial condition of each at the reflected dates and the projected results of operations for the periods covered thereby. Since the dates of the relevant financial statements, no change has occurred which could have or reasonably be expected to have a Material Adverse Effect.

6.1.9                Management Agreements.  True and correct copies of the Amended and Restated Management Agreement and the Contract to Provide Asset Management Services have been delivered to the Administrative Agent, each of which is in full force and effect and no material default has occurred thereunder.  There are no other management agreements or asset management agreements respecting the management of the assets of NMLP, any of the NMLP Subsidiaries, any Other Partnership, or any Partially Owned Limited Partnership.

6.1.10          Control Provisions.

(a)                                  NMLP, controls, directly or indirectly, and without the requirement for consent of any other Person, the management of each NMLP Subsidiary.

(b)                                 There are no provisions in any limited partnership agreement, operating agreement, certificate of incorporation, bylaws or any other agreement or instrument to which NMLP or any NMLP Subsidiary is party, under which any Person (other than NMLP or a NMLP Subsidiary) has the right to exercise the management or control rights, powers or authority currently belonging to NMLP or any NMLP Subsidiary, except as set forth in (i) any mortgage, deed of trust or similar security agreement encumbering any Individual Property upon exercise of the rights and remedies upon default set forth in any of the foregoing, (ii) the Integrated Documents upon exercise of the rights and remedies upon default set forth therein, or (iii) the Formation Documents of any Other Partnership, or any Partially Owned Limited Partnership.

6.1.11          Formation Documents.  NMLP has delivered or caused to be delivered to the Administrative Agent true and complete copies of all Formation Documents of the NMLP Loan Parties and other NMLP Subsidiaries, and all amendments thereto as of the date hereof and as of the date of the NMLP Loan Advance.

6.1.12          Related Documents.  To the extent not provided for otherwise in this Article 6, true and correct copies of all other Related Documents, together with all amendments and modifications thereto, have been delivered to the Administrative Agent, each of which is in full force and effect and no material default has occurred thereunder which could have a Material Adverse Effect.

6.1.13          Bankruptcy Filings.  Neither NMLP, nor any NMLP Subsidiary, nor any Other Partnership, nor any Partially Owned Limited Partnership is contemplating either a filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and NMLP has no Knowledge of any Person contemplating the filing of any such petition against any of NMLP, any NMLP Subsidiary, any Other Partnership, or any Partially Owned Limited Partnership.

6.1.14          Options. No Person holds a right of first refusal or option to purchase with respect to any item of NMLP Collateral, other than as set forth in the Call Option Agreement.

6.1.15          Investment Company.  Neither NMLP, nor any NMLP Subsidiary, nor any  Other Partnership, nor any Partially Owned Limited Partnership is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.1.16          Holding Company.  Neither NMLP, nor any NMLP Subsidiary, nor any  Other Partnership, nor any Partially Owned Limited Partnership is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.1.17          Securitization Documents.  (i) The Securitization Documents have not been amended, terminated or rescinded in any material respect, and remain in full force and effect; (ii) the collateral agent under the Securitization Documents is the holder of the Securitized Notes and Securitized Mortgages; (iii) T-Two is the sole and direct beneficial owner of the Grantor Trust T-2 Certificate and the Grantor Trust T-1 Certificate, free and clear of any Liens except for the rights of NMLP under the Call Option Agreement; (iv) to the best of NMLP’s Knowledge, none of the Net Lease Partnerships is in default under any NMLP Securitized Note or NMLP Securitized Mortgage and NMLP does not know of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such NMLP Securitized Note or NMLP Securitized Mortgage; and (v) except for the interest held by T-Two in the Grantor Trust T-2 Certificate and the Grantor Trust T-1 Certificate, no NMLP Loan Party, NMLP Subsidiary, or Newkirk Group Entity holds, either directly or indirectly, any interest in the Securitization Documents.

6.1.18          Individual Properties.

(a)                                  Each of the Net Lease Partnerships possesses such Licenses and Permits issued by the appropriate federal, state, or local regulatory agencies or bodies necessary to own and operate each Individual Property, except where the failure to possess any such License or Permit would not have a Material Adverse Effect. The Net Lease Partnerships are in material compliance with the terms and conditions of all such Licenses and Permits, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect.  All of the Licenses and Permits are valid and in full force and effect, except where the invalidity of such Licenses and Permits or the failure of such Licenses and Permits to be in full force and effect would not result in a Material Adverse Effect.  Neither the Borrower nor any of the Net Lease Partnerships has received any notice of proceedings relating to the revocation or modification of any such Licenses and Permits which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(b)                                 Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) the Net Lease Partnerships have either (x) fee simple title to the Individual Properties, (y) a land estate interest for a specified number of years in the Individual Properties, or (z) a leasehold estate interest in the Individual Properties, as set forth in Schedule 6.1.18(b)(i); (ii) the interests of the Net Lease Partnerships in the Individual Properties are not subject to any Liens securing the repayment of money except for those securing the repayment of (x) the First Mortgage Debt, as set forth in Schedule 6.1.18(b)(ii)(x), (y) the Other Second Mortgage Debt, as set forth in Schedule 6.1.18(b)(ii)(y), or (z) the NMLP Securitized Notes, as set forth in Schedule 6.1.18(b)(ii)(z); and (iii) except as set forth in Schedule 6.1.18(b)(iii), each land estate remainderman interest and lessor interest under a Ground Lease is not, directly or indirectly, owned or controlled by a Loan Party, Borrower Subsidiary or Newkirk Group Entity;

(c)                                  Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) to the best of NMLP’s Knowledge, each Individual Property is free of any Hazardous Materials in violation of any Environmental Laws applicable to such property; (ii) none of the Net Lease Partnerships or Borrower has received any notice of a claim under or pursuant to any Environmental Laws applicable to an Individual Property or under common law pertaining to Hazardous Materials on or originating from any Individual Property; and (iii) none of the Net Lease Partnerships or NMLP has received any notice from any Governmental Authority claiming any material violation of any Environmental Laws that is uncured or unremediated as of the date hereof;

(d)                                 The mortgages and deeds of trust encumbering the Individual Properties of any Net Lease Partnerships are not cross-defaulted or cross-collateralized to any Individual Property owned by any other Net Lease Partnerships;

(e)                                  Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) with respect to the Individual Properties, each Lease is in full force and effect, (ii) except as set forth in Schedule 6.1.18(e)(ii), to the best of NMLP’s Knowledge, none of the Net Lease Partnerships is in default in the performance of any material obligation under any Lease and NMLP has no Knowledge of any circumstances which, with the passage of time or the giving of notice, or both, would constitute an event of default by any party under any of the Leases, (iii) except as set forth in Schedule 6.1.18(e)(ii), to the best of NMLP’s Knowledge, no tenant is in monetary default beyond 30 days or material nonmonetary default under its Lease, (iv) except as otherwise expressly set forth in Schedule 6.1.18(e)(iv), to the best of NMLP’s Knowledge, there are no actions, voluntary or involuntary, pending against any tenant under a Lease under any bankruptcy or insolvency laws, (v) none of the Leases and none of the rents or other amounts payable thereunder has been assigned, pledged or encumbered by any of the Net Lease Partnerships or any other Person, except in connection with financing secured by the applicable Individual Property, (vi) the basic terms and conditions of each Lease are set forth in Schedule 6.1.18(e)(vi) (the foregoing schedule, as updated from time to time as provided herein, being referred to herein as the “Lease Schedule”), and (vii) each Master Lease which was entered into, or assumed, by any Net Lease Partnership has merged into the applicable Sublease by operation of law, such that the tenant as to which the credit rating is provided, is obligated directly to the applicable Net Lease Partnership under the Lease for the payment of the rent due under the Lease.

(f)                                    Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) each Ground Lease is valid, binding and in full force and effect as against the applicable Net Lease Partnerships and, to the best of NMLP’s Knowledge, the other party thereto, (ii) except for tenants under the Leases and except in connection with security relating to the Mortgage Debt, none of the Ground Leases is subject to any pledge, lien, assignment, license or other agreement granting to any third party any interest therein or any right to the use or occupancy of any premises leased thereunder, (iii) no payments under any Ground Lease are delinquent and no notice of default thereunder has been sent or received by any Loan Party which has not been cured or waived prior to the date hereof, and to the best of NMLP’s Knowledge, there does not exist under any of the Ground Leases any default by any Net Lease Partnerships or any event which merely with notice or lapse of time or both, would constitute such a default by any of the Net Lease Partnerships, and (iv) the basic terms and conditions of each Ground Lease are set forth in Schedule 6.1.18(f), including, without limitation, all such Ground Lease Extension Options (x) which have been exercised as of the Closing Date and (y) as to which the final date to exercise such Ground Lease Extension Option is within the next twelve (12) months (including all applicable dates by which notices must be provided in connection with the exercise of same) (the foregoing schedule, as updated from time to time as provided herein, being referred to as the “Ground Lease Extension Option Schedule”).

(g)                                 Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) each Ownership Interest Agreement relating to a Remainder Ground Lease Option is valid, binding and in full force and effect as against the applicable Net Lease Partnerships and, to the best of NMLP’s Knowledge, the other party thereto, (ii) except for tenants under the Leases and except in connection with security relating to the Mortgage Debt, none of the Remainder Ground Lease Options is subject to any pledge, lien, assignment, license or other agreement granting to any third party any interest therein or any right to the use or occupancy of any premises leased thereunder,

(iii) no payments under any Ownership Interest Agreement relating to a Remainder Ground Lease Option are delinquent and no notice of default thereunder has been sent or received by any NMLP Loan Party which has not been cured or waived prior to the date hereof, and to the best of NMLP’s Knowledge, there does not exist under any of the Ownership Interest Agreements relating to the Remainder Ground Lease Options any default by any Net Lease Partnerships or any event which merely with notice or lapse of time or both, would constitute such a default by any of the Net Lease Partnerships, and (iv) the basic terms and conditions of each Remainder Ground Lease Option are set forth in Schedule 6.1.18(g), including, without limitation, all such Remainder Ground Lease Options (x) which have been exercised as of the Closing Date and (y) as to which the final date to exercise such Remainder Ground Lease Option is within the next twelve (12) months (including all applicable dates by which notices must be provided in connection with the exercise of same) (the foregoing schedule, as updated from time to time as provided herein, being referred to as the “Remainder Ground Lease Option Schedule”).

(h)                                 Schedule (h) accurately details in all material respects the approximate amount, term, and interest rate applicable to all Mortgage Debt encumbering the Individual Properties (the foregoing schedule, as updated from time to time as provided herein, the “Mortgage Debt Schedule”).  Except as noted on Schedule 6.1.18(h), no notice of default thereunder has been sent or received by any Loan Party which has not been cured or waived prior to the date hereof, and to the best of the Borrower’s Knowledge, there does not exist with respect to any Mortgage Debt any default by any Net Lease Partnerships or any event which merely with notice or lapse of time or both, would constitute such a default by any of the Net Lease Partnerships.  Except for ownership of the E Certificate Representing First Mortgage Interest (in the GMAC Mortgage Loan), the F Certificate Representing First Mortgage Interest (in the GMAC Mortgage Loan), the G Certificate Representing First Mortgage Interest (in the GMAC Mortgage Loan), and the interests held in the Grantor Trust by T-Two representing ownership of the Securitized Notes and the Mortgage Debt set forth in Schedule 6.1.18(h), neither NMLP, any NMLP Loan Party, any NMLP Subsidiary, nor any Newkirk Group Entity  owns, directly or indirectly, any material interest in any Mortgage Debt.

(i)                                     Each of the Net Lease Partnerships is a partnership for federal income tax purposes and does not constitute a publicly traded partnership within the meaning of Section 7704 of the Code.

(j)                                     Each of the Net Lease Partnerships possesses valid owner’s policy title insurance from title insurers of recognized financial responsibility on each of the Individual Properties in amounts not less than the original purchase price of such properties, and such title insurance is in full force and effect.

(k)                                  Except as set forth in Schedule 6.1.18(k), as to any of the Individual Properties, there is not pending the exercise of any Economic Discontinuance Rights by any tenants.

6.1.19          Use of Proceeds.  The proceeds of the NMLP Loan shall be used solely and exclusively as provided in Section 1.3.2.  No portion of the proceeds of the NMLP Loan shall be used by NMLP directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry any margin stock or to extend credit to others for the purpose thereof or to repay or refund indebtedness previously incurred for such purpose, or (ii) for any purpose which would violate or in inconsistent with the provisions of regulations of the Board of Governors of the Federal Reserve System including, without limitation, Regulations G, T, U and X thereof.

6.1.20          Insurance. Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) to the best of NMLP’s Knowledge, the Individual Properties are insured by insurers of recognized financial responsibility against such losses and risks in compliance with the requirements of the Leases and as set forth in Exhibit E, hereto, such insurance maintained by the tenants under the Leases; (ii) NMLP has a monitoring system in place to periodically verify whether the tenants under the Leases have in place insurance as required by the applicable Lease; and (iii) NMLP has satisfactory liability insurance in favor of NMLP and each of the NMLP Subsidiaries in compliance with the requirements of the Administrative Agent in effect on the date hereof.

6.1.21          Deferred Compensation and ERISA.  Neither NMLP nor any NMLP Subsidiary has any pension, profit sharing, stock option, insurance or other arrangement or Plan for employees covered by ERISA except as may be designated to Administrative Agent in writing by NMLP from time to time and no Reportable Event has occurred and is now continuing with respect to any such ERISA Plan.  The granting of the NMLP Loan, the performance by NMLP, the NMLP Subsidiaries, and/or any of the  Other Partnerships or any of the Partially Owned Limited Partnerships of their respective obligations under the NMLP Loan Documents and such Persons’ conducting of their respective operations do not and will not violate any provisions of ERISA.

6.1.22          No Default. There is no Default on the part of NMLP or any of the other NMLP Loan Parties under this Agreement or any of the other NMLP Loan Documents and no event has occurred and is continuing which would constitute a Default under any NMLP Loan Document.

6.1.23          Newkirk Loans.  Newkirk Finco LLC is the holder of the Administrator LLC Loan, NK-Leyden Loan, L.P. is the holder of the Leyden Note and NK-Dautec Loan, L.P. is the holder of the Dautec Note.  Schedule 6.1.23 accurately details the approximate amount, term, and interest rate applicable to each of the Newkirk Loans.  To the best of NMLP’s Knowledge, there does not exist with respect to any such loan any default by any obligor thereunder or any event which merely with notice or lapse of time or both, would constitute such a default by any obligor under any Newkirk Loan.

6.1.24          Integrated Documents.  (i) True and correct copies of the Integrated Documents,  together with all amendments and modifications thereto,

have been delivered to the Administrative Agent, each of which is in full force and effect; (ii) Schedule 6.1.24 sets forth the only NMLP Collateral as to which a pledge has been granted to the Integrated Group to secure the Integrated Obligations; (iii) to the best of NMLP’s Knowledge, there does not exist with respect to the Integrated Obligations any default by any obligor thereunder or any event which merely with notice or lapse of time or both, would constitute such a default by any obligor thereunder; (iv) no notice of default thereunder, indemnification claim, or claim for payment of any amount due thereunder has been received by any Loan Party or any Newkirk Group Entity; or threatened by, or on behalf of,  the Integrated Group, (v) NMLP has no Knowledge of any event which could lead to any such default, indemnification claim or claim, and (vi) neither NMLP nor any NMLP Subsidiary is obligated for the repayment of the Integrated Obligations, other than Newkirk GP LLC, Newkirk Capital LLC, and Newkirk Finco LLC.

6.1.25          Other NMLP Loan Parties’ Warranties and Representations.  NMLP has no reason to believe that any warranties or representations made in writing by any of the NMLP Loan Parties to the Administrative Agent or any of the Lenders are untrue, incomplete or misleading in any material respect.

6.2                                 T-Two.  T-Two warrants and represents to Administrative Agent and each of the Lenders for the express purpose of inducing Lenders to enter into this Agreement, to make the T-Two Loan Advance, and to otherwise complete all of the transactions contemplated hereby that upon the date of the T-Two Loan Advance and at all times thereafter until the T-Two Loan has been repaid and all T-Two Obligations have been satisfied as follows:

6.2.1                Formation.  T-Two has been duly formed and is validly existing and in good standing as a partnership under the laws of the State of Delaware.  T-Two has the requisite partnership power and authority, as applicable, to own its assets and conduct its businesses as currently conducted and owned, and to enter into and perform its obligations under each T-Two Loan Document and/or Related Document to which it is a party.  T-Two is in good standing and authorized to do business in each jurisdiction where the ownership of its assets and/or the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.

6.2.2                Proceedings; Enforceability.  T-Two and each T-Two Loan Party has taken all requisite corporate, partnership or company action, as applicable, to authorize the execution, delivery and performance by such Person of the T-Two Loan Documents and/or the Related Documents to which it is a party.  Each T-Two Loan Document and the Related Document which is required to be executed and delivered on or prior to the date on which this representation and warranty is being made has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of T-Two and each T-Two Loan Party which is a party thereto, enforceable against each such Person in accordance with its respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and to general principles of equity

(regardless of whether enforcement is sought in a proceeding in equity or at law).

6.2.3                Conflicts.  Neither the execution, delivery and performance of the Loan Documents and the Related Documents by T-Two, any T-Two Loan Party or compliance by any such Person with the terms and provisions thereof (including, without limitation, the granting of Liens pursuant to the T-Two Security Documents), (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants or conditions of, or constitute a default under, or result in the creation or imposition (or the obligation to create or impose) of any Lien (except pursuant to the T-Two Security Documents and the Call Option Agreement) upon any of the property or assets of any such Person pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement or any other agreement, contract or instrument to which any such Person is a party or by which it or any of its properties or assets is bound or to which it may be subject or (iii) will violate any provision of any Formation Document of any such Person.

6.2.4                Ownership and Taxpayer Identification Numbers.

(a)                                  All of the partners, owners, stockholders, and members, respectively and as may be applicable, of T-Two are listed in Exhibit F.  The exact correct name and organizational number(s) and federal employer identification number(s) of T-Two and each T-Two Loan Party are accurately stated in Exhibits F, L and M.

(b)                                 T-Two does not directly hold any stock, membership, partnership or ownership interest in any other Person, with the exception of its ownership of the Grantor Trust T-1 Certificate and Grantor Trust T-2 Certificate.

6.2.5                Litigation. Except as set forth in Schedule 6.2.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of T-Two’s Knowledge, threatened with respect to the T-Two Loan, the transactions contemplated in the T-Two Loan Documents, the Related Documents, or T-Two, which could reasonably be expected to have a Material Adverse Effect.

6.2.6                Information.  All factual information furnished by or on behalf of T-Two to the Administrative Agent and/or any of the Lenders (including, without limitation, all information contained in the T-Two Loan Documents) for purposes of or in connection with this Agreement, the other T-Two Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of T-Two to the Administrative Agent and/or any of the Lenders will be, true and accurate in all material respects on the date as of which such information is dated or certified and to the best of the T-Two’s Knowledge, not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

6.2.7                Taxes.  T-Two has made all required tax filings and have paid all federal, state and local taxes applicable to it and/or its assets, except if contested in accordance with Section 9.1.

6.2.8                Financial Information.  The financial statements of T-Two provided to the Administrative Agent present fairly the financial conditions of T-Two at the dates of such statements of financial condition and the results of operations for the periods covered thereby.  Since the dates of the relevant financial statements, no change has occurred which could have or reasonably be expected to have a Material Adverse Effect.

6.2.9                Formation Documents.  T-Two has delivered or caused to be delivered to the Administrative Agent true and complete copies of all Formation Documents of the T-Two Loan Parties, and all amendments thereto as of the date hereof and as of the date of the T-Two Loan Advance.

6.2.10          Related Documents.  To the extent not provided for otherwise in this Article 6, true and correct copies of all other Related Documents have been delivered to the Administrative Agent, each of which is in full force and effect and no material default has occurred thereunder.

6.2.11          Bankruptcy Filings.  Neither T-Two, nor any T-Two Loan Party is contemplating either a filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and T-Two has no Knowledge of any Person contemplating the filing of any such petition against any of T-Two or any T-Two Loan Party.

6.2.12          Options.  No Person holds a right of first refusal or option to purchase with respect to any item of T-Two Collateral, other than as set forth in the Call Option Agreement.

6.2.13          Investment Company.  Neither T-Two, nor any T-Two Loan Party, is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.2.14          Holding Company.  Neither T-Two, nor any T-Two Loan Party is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.2.15          Securitization Documents.  (a) The Securitization Documents have not been amended, terminated or rescinded in any material respect, and remain in full force and effect; (b) the Grantor Trust Trustee is the holder of the

Securitized Notes and Securitized Mortgages; (c) T-Two is the sole and direct beneficial owner of the Grantor Trust, the Grantor Trust T-2 Certificate and the Grantor Trust T-1 Certificate, free and clear of any Liens other than pursuant to the Call Option Agreement; (d) to the best of T-Two’s Knowledge, none of the current payors is in default under any Securitized Note or Securitized Mortgage and T-Two does not know of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such Securitized Note or Securitized Mortgage; and (e) Schedule 6.2.15 accurately details the current mortgagor (and proportionate direct and/or indirect ownership interest of NMLP therein), property location, current principal amount, current Discounted Payment Option amount (as applicable), term, and interest rate applicable to all Securitized Notes (the foregoing schedule, as updated from time to time as provided herein, the “Securitized Note Schedule”).

6.2.16          Use of Proceeds.  The proceeds of the T-Two Loan shall be used solely and exclusively as provided in Section 1.4.  No portion of the proceeds of the T-Two Loan shall be used by T-Two directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry any margin stock or to extend credit to others for the purpose thereof or to repay or refund indebtedness previously incurred for such purpose, or (ii) for any purpose which would violate or in inconsistent with the provisions of regulations of the Board of Governors of the Federal Reserve System including, without limitation, Regulations G, T, U and X thereof.

6.2.17          Insurance.  Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) to the best of T-Two’s Knowledge, the Securitized Properties are insured by insurers of recognized financial responsibility against such losses and risks in compliance with the requirements of the Leases and as set forth in Exhibit E, hereto, such insurance maintained by the tenants under the Leases; and (ii) T-Two has a monitoring system in place to periodically verify whether the tenants under the Leases have in place insurance as required by the applicable Lease.

6.2.18          Deferred Compensation and ERISA.  T-Two has no pension, profit sharing, stock option, insurance or other arrangement or Plan for employees covered by ERISA except as may be designated to Administrative Agent in writing by NMLP from time to time and no Reportable Event has occurred and is now continuing with respect to any such ERISA Plan.  The granting of the T-Two Loan, the performance by T-Two or any T-Two Loan Party of their respective obligations under the T-Two Loan Documents and such Persons’ conducting of their respective operations do not and will not violate any provisions of ERISA.

6.2.19          No Default.  There is no Default on the part of T-Two or any of the other T-Two Loan Parties under this Agreement or any of the other T-Two Loan Documents and no event has occurred and is continuing which would constitute a Default under any T-Two Loan Document.

6.2.20          Other T-Two Loan Parties’ Warranties and Representations.  T-Two has no reason to believe that any warranties or representations made in writing by any of the T-Two Loan Parties to the Administrative Agent or any of the Lenders are untrue, incomplete or misleading in any material respect.

ARTICLE 7

AFFIRMATIVE COVENANTS.

7.1                                 NMLP.  NMLP covenants and agrees that from the date hereof and so long as any indebtedness is outstanding hereunder, or any of the NMLP Loan or other NMLP Obligations remains outstanding, as follows:

7.1.1                Notices.  NMLP shall, with reasonable promptness, but in all events within five (5) days after it has actual Knowledge thereof, notify Administrative Agent and each of the Lenders in writing of the occurrence of any act, event or condition which constitutes a Default or Event of Default under any of the NMLP Loan Documents.  Such notification shall include a written statement of any remedial or curative actions which NMLP proposes to undertake and/or to cause any of the other NMLP Loan Parties to undertake to cure or remedy such Default or Event of Default.

7.1.2                Financial Statements; Reports; Officer’s Certificates.  NMLP shall furnish or cause to be furnished to Administrative Agent as set forth herein from time to time, the following financial statements, reports, certificates, and other information, all in form, manner of presentation and substance acceptable to Administrative Agent and each of the Lenders:

(a)                                  Annual Statements.

(i)                                     Within ninety (90) days after the close of each fiscal year of NMLP, the consolidated statements of financial condition of NMLP and all non-consolidated NMLP Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statements of changes in financial position for such fiscal year, in each case, commencing with the Fiscal Year ending December 31, 2005, setting forth comparative for the preceding fiscal year and certified by Imowitz, Koenig & Co. LLP, Deloitte Touche, LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, in each case together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of such Party, which audit was conducted in accordance with GAAP, consistently applied, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof; such financial statements to include and to be supplemented by such detail and supporting data and schedules as Administrative Agent may from time to time reasonably determine; and

(ii)                                  Within ninety (90) days after the close of each fiscal year of NMLP, the statements of financial condition of each NMLP Subsidiary as at the end of such fiscal year and the related statements of income and retained earnings and statements of changes in financial position for such fiscal year, in each case, commencing with the Fiscal Year ending December 31, 2005, setting forth comparative figures for the preceding fiscal year, internally prepared in accordance with GAAP, all in form and manner of presentation acceptable to Administrative Agent, such financial statements to include and to be supplemented by such detail and supporting data and schedules as Administrative Agent may from time to time reasonably determine, together with an Officer’s Certificate from NMLP certifying that such financial statements are true, accurate, and complete in all material respects and that no Default or Event of Default has occurred and is continuing.

(b)                                 Periodic Statements  Within sixty (60) days after the close of each Fiscal Quarter (except for the quarter ending on December 31), the following: (i) the consolidated statements of financial condition of NMLP and all non-consolidated NMLP Subsidiaries, internally prepared in accordance with GAAP, consistently applied, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and statements of changes in financial position for such quarterly period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, in each case commencing with the Fiscal Year ending December 31, 2005, setting forth comparative figures for the related periods in the prior fiscal year, subject to normal year-end audit adjustments, all in form and manner of presentation acceptable to Administrative Agent, such financial statements to include and to be supplemented by such detail and supporting data and schedules as Administrative Agent may from time to time reasonably determine,  (ii) an Officer’s Certificate from NMLP certifying that such financial statements are true, accurate, and complete in all material respects and that no Default or Event of Default has occurred and is continuing, and (iii) an updated Cash Flow Projection specifically identifying, without limitation, (a) any changes to the Cash Flow Projections provided in the then prior Officer’s Certificate and (b) any Distributions by NMLP Subsidiaries projected during the next one-hundred and eighty (180) days.

(c)                                  Compliance Certificates.  Within sixty (60) days (or ninety (90) days in the case of the fourth fiscal quarter) after the close of each quarterly accounting period in each Fiscal Year of NMLP, Compliance Certificates in the form of Exhibit G-1 and Exhibit G-3, annexed hereto, together with an Officer’s Certificate from NMLP providing and otherwise certifying with respect to the following:

(i)                                     the compliance with the Financial Covenants, with such supporting detail as is deemed necessary by the Administrative Agent to verify the calculations incorporated therein;

(ii)                                  any changes to the Lease Schedule, including, without limitation, specific identification of (a) any Leases which will expire within one (1) calendar year from the date of the respective Officer’s Certificate and the applicable dates and conditions by and upon which such term may be extended, (b) any material defaults then existing under any Lease of which NMLP has Knowledge not included in a prior Officer’s Certificate or Lease Schedule, (c) any Leases as to which the term thereof has expired since the date of the then prior Officer’s Certificate, without the extension thereof, of which NMLP has Knowledge, (d) any Leases as to which the tenant has vacated the subject premises since the date of the then prior Officer’s Certificate, of which NMLP has Knowledge, (e) any Leases or commitments to lease entered into since the date of the then prior Officer’s Certificate, and (f) an updated summary of any pending exercise by any tenant under a Lease of Economic Discontinuance Rights from the date of the then prior Officer’s Certificate, including, without limitation, (i) the identity of the subject Individual Property, (ii) the date  by which the relevant Net Lease Partnership must reject the Rejectable Offer, and (iii) the current calculation of the applicable  Rejection Test with such supporting detail as is deemed necessary by the Administrative Agent to verify the calculations incorporated therein;

(iii)                               any changes to the Ground Lease Extension Option Schedule, including, without limitation, (a) specific identification of all Ground Lease Extension Options (i) which have been exercised since the date of the then prior Officer’s Certificate, and (ii) as to which the final date for exercising such Ground Lease Extension Option is within the twelve (12) months following the date of the Officer’s Certificate (including all applicable dates by which notices must be provided in connection with the exercise of same), and (b) any defaults then existing under any Ground Lease not included in a prior Officer’s Certificate or Ground Lease Extension Option Schedule;

(iv)                              any changes to the Remainder Ground Lease Options Schedule, including, without limitation, (a) specific identification of all Remainder Ground Lease Options (i) which have been exercised since the date of the then prior Officer’s Certificate and (ii) as to which the final date for exercising such remainder Ground Lease Option is within the twelve (12) months following the date of the Officer’s Certificate (including all applicable dates by which notices must be provided in connection with the exercise of same), (b) any defaults then existing under any Ownership Interest Agreement relating to a Remainder Ground Lease Option not included in a prior Officer’s Certificate or Remainder Ground Lease Option Schedule, and (c) a listing of any remainderman interests or ground lessor interests in Ground Leases (i) acquired by NMLP, a NMLP Subsidiary, or a Newkirk Group Entity since the date of the then prior Officer’s Certificate, together with specific detail as to the nature of the interest acquired and the Person to whom the interest was transferred, and

(ii) as to which an agreement has been entered into since the date of the then prior Officer’s Certificate for the acquisition thereof by NMLP, a NMLP Subsidiary, or a Newkirk Group Entity, together with the primary terms of such agreement;

(v)                                 any changes to the Mortgage Debt Schedule, including, without limitation, (a) any prepayments made on any Mortgage Debt since the date of the then prior Officer’s Certificate, (b)  specific identification of all Mortgage Debt which matures within the twelve (12) months following the date of the Officer’s Certificate, (c) any refinancing of such Mortgage Debt which has occurred (or for which an application has been made or a loan commitment received) since the date of the then prior Officer’s Certificate, together with a summary of the use and disbursement of the proceeds thereof, (d) any defaults then existing under any Mortgage Debt not included in a prior Officer’s Certificate or Mortgage Debt Schedule, and (e) the current calculation of the  Mortgage Debt Test with such supporting detail as is deemed necessary by the Administrative Agent to verify the calculations incorporated therein;

(vi)                              a listing of any Individual Properties (a) sold by the applicable Net Lease Partnership since the date of the then prior Officer’s Certificate, together with specific detail as to the use and disbursement of the proceeds of the sale, and (b) as to which an agreement has been entered into since the date of the then prior Officer’s Certificate for the sale thereof, together with the primary terms of such agreement;

(vii)                           a listing of any material assets acquired, or as to which an agreement to acquire has been entered into, by NMLP, any NMLP Subsidiary or any NMLP Loan Party (except the Excepted Loan Parties) since the date of the then prior Officer’s Certificate, together with the primary terms of such acquisition or agreement;

(viii)                        any changes to Schedule 6.1.23 including, without limitation, (a) any payments made on account of the Newkirk Loans since the date of the then prior Officer’s Certificate and (b) any defaults then existing under any Newkirk Loans not included in a prior Officer’s Certificate or Schedule 6.1.23;

(ix)                                a listing of any Other Partnerships as to which consent has been obtained since the date of the then prior Officer’s Certificate from a sufficient percentage of the limited partners thereof to merge such Other Partnership into a NMLP Partnership;

(x)                                   except as disclosed in such Officer’s Certificate, to the extent of the Knowledge of such officer, a certification that all insurance premiums in respect of insurance policies covering the properties owned (directly or indirectly) by the Net Lease Partnerships have been paid or are not past due more than sixty (60) days, all debt service payments in respect of any Mortgage Debt of any Net Lease Partnership have been made and all real estate taxes and other impositions relating to any Net Lease Partnership or its related assets have been paid; and

(xi)                                a summary of the status of any pending insurance claims or condemnation award proceedings.

(d)                                 Data Requested.  Within a reasonable period of time and from time to time such other financial data or information as Administrative Agent may reasonably request with respect to the Individual Properties, NMLP, any other NMLP Subsidiary, and/or the other NMLP Loan Parties (except the Excepted Loan Parties), including, but not limited to, rent rolls, aged receivables, aged payables, leases, budgets, forecasts, reserves, cash flow projections, deposit accounts, mortgage  information, physical condition of the Individual Properties and pending lease proposals.

(e)                                  Tax Returns.  Upon Administrative Agent’s request, copies of all federal and state tax returns of NMLP and, to the extent prepared and filed,  the other NMLP Subsidiaries.

(f)                                    Lease Notices.  Concurrently with the giving thereof, and within ten (10) Business Days of receipt thereof, copies of all notices, other than routine correspondence, given or received by NMLP, any Net Lease Partnership or other NMLP Subsidiary with respect to any Lease.

(g)                                 Mortgage Notices.  Concurrently with the giving thereof, and within ten (10) Business Days of receipt thereof, copies of all notices, other than routine correspondence, given or received by NMLP, any Net Lease Partnership, or other NMLP Subsidiary with respect to any Mortgage Debt.

(h)                                 Ground Lessor/Remainder Interest Notices.  Concurrently with the giving thereof, and within ten (10) Business Days of receipt thereof, copies of all notices, other than routine correspondence, given or received by NMLP, any Net Lease Partnership or other NMLP Subsidiary (including, without limitation, NK-Remainder Interest LLC) with respect to any Ownership Interest Agreement, Ground Lease Extension Option, and/or Remainder Ground Lease Option.

(i)                                     Entity Notices.  Concurrently with the issuance thereof, copies of all written notices (excluding routine correspondence) given to the partners, owners, stockholders, and/or members, respectively, of NMLP and/or the Other Partnerships and/or any Partially Owned Limited Partnerships.

(j)                                     Notice of Distributions.  Concurrently with the giving thereof, and within ten (10) Business Days of receipt thereof, copies of all notices of Distributions to the extent given by any NMLP Subsidiaries to NMLP. NMLP shall provide the Administrative Agent with immediate written notice in the event that NMLP or any NMLP Subsidiary determines (or reasonably should be able to determine) that the Cash Flow Projections are no longer accurate and could reasonably be expected to have a Material Adverse Effect.

(k)                                  Property Acquisition or Sale.  Within ten (10) Business Days of receipt thereof, copies of all proposed contracts, agreements, or offers in any way relating to a proposed sale or acquisition of any material asset by the NMLP or any NMLP Subsidiary.

(l)                                     Notices Regarding NMLP Payment Direction Letters.  Within ten (10) Business Days of receipt thereof, copies of all notices (excluding routine correspondence) received by the NMLP, any NMLP Subsidiary or any other NMLP Loan Party (except the Newkirk Indemnitor and the MLP Holders) from any Paying Agent or any other Person who has agreed to the direction of the payment of funds as provided for in a Payment Direction Letter.

(m)                               Notice of Termination of Payment Direction Letter.  Promptly, and in any event within ten (10) Business Days after an officer of NMLP obtains Knowledge thereof, written notice of the termination of any Payment Direction Letter, together with evidence of the satisfactory reinstatement or replacement thereof in accordance with the terms and conditions hereof.

(n)                                 Notices under Securitization Documents.  Within ten (10) Business Days of receipt thereof, copies of all notices received by NMLP, any other NMLP Subsidiary or any other NMLP Loan Party (except the Newkirk Indemnitor and the MLP Holders) from any agent, trustee or servicer under the Securitization Documents, including, without limitation, any notice to the holder of the Grantor Trust T-1 Certificate or the Grantor Trust T-2 Certificate as to the request that such holder exercise any direction, consent or approval rights in such holder’s favor as provided for in the Securitization Documents.

(o)                                 Notices and Reports re: Integrated Group.

(i)                                     Within ten (10) Business Days of receipt thereof, copies of all notices received by NMLP, any other NMLP Subsidiary or any other Newkirk Group Entity with respect to a default under the Integrated Documents, a claim for indemnification or other payment thereunder, or other non-performance and/or exercise (or intended exercise) of the rights of the Integrated Group thereunder.

(ii)                                  Immediately upon the forwarding of any reports required under the Integrated Documents to the Integrated Group, copies of any such reports.

(iii)                               Immediately after NMLP obtains Knowledge thereof, notice of (a) the release of any collateral held by the Integrated Group to secure the Integrated Obligations, or (b) the termination of the “Non-Transfer Period” as set forth in the Integrated Documents.

(p)                                 Third Party Default Notices.  Immediately upon notice or receipt thereof by NMLP, the NMLP Loan Parties (except the Excepted Loan Parties), and/or the NMLP Subsidiaries, copies of all notices of default, other non-performance, and/or exercise (or intended exercise) relating in any way to any one or more of the Related Documents.

(q)                                 Notice of Litigation.  Promptly, and in any event within ten (10) Business Days after NMLP obtains Knowledge thereof, written notice of any pending or, to the best of NMLP’s Knowledge, threatened action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) relating in any way to the Loan, the T-Two Loan, the transactions contemplated in the NMLP Loan Documents (including, without limitation, with regard to all Distributions), the Related Documents, or relating to NMLP, any other NMLP Loan Party, or any other NMLP Subsidiary, which could reasonably be expected to have a Material Adverse Effect.

(r)                                    Notice of Hazardous Materials.  Promptly, and in any event within ten (10) Business Days after NMLP obtains Knowledge thereof, written notice of (i) any Release (as defined in the Environmental Indemnity) or Threat of Release (as defined in the Environmental Indemnity) of Hazardous Materials on, in, under or affecting all or any portion of any Individual Property or (ii) the violation of any Environmental Law, in each case which could reasonably be expected to have a Material Adverse Effect.

7.1.3                Existence.  NMLP shall do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect (x) the partnership, company or corporate existence, as applicable, of each NMLP Subsidiary and (y) the material rights, licenses, permits and franchises of each NMLP Subsidiary, (ii) comply with all laws and other Legal Requirements applicable to it and its assets, business and operations, and (iii) to the extent applicable, at all times maintain, preserve and protect all material franchises and trade names and all the remainder of its property used or useful in the conduct of its business, and keep its assets in good working order and repair, ordinary wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.

7.1.4                Payment of Taxes.  NMLP shall duly pay and discharge, and cause each NMLP Subsidiary, Other Partnership, or Partially Owned Limited Partnership to duly pay and discharge, before the same shall become overdue, all taxes, assessments, impositions, and other governmental charges payable by it or with respect to the Individual Properties, to the extent that same are not paid by the tenants under the respective Leases, except if contested in accordance with Section 9.1.

7.1.5                Insurance; Casualty, Taking.

(a)                                  NMLP shall at all times maintain or cause the appropriate Person to maintain in full force and effect the following insurance: (i) to the best of NMLP’s Knowledge, the Individual Properties shall be insured by insurers of recognized financial responsibility against such losses and risks in compliance with the Leases and the requirements set forth in Exhibit E hereto, with such insurance being maintained by the tenants under the Leases; (ii) NMLP shall have a monitoring system in place to periodically verify whether the tenants under the Leases have in place insurance as required by the applicable Lease; and (iii) NMLP shall have satisfactory liability insurance in favor of NMLP and each of the NMLP Subsidiaries in compliance with the requirements in effect of the date hereof; to the extent any such NMLP Subsidiary is a Mortgage Partnership, the Administrative Agent shall be appropriately noted as mortgage, loss payee and additional insured with respect to such insurance;

(b)                                 Subject to the terms of Article 14, in the event of any damage or destruction to any Individual Property (or to the extent now or hereafter applicable, any NMLP Collateral) by reason of fire or other hazard or casualty, NMLP shall give immediate written notice thereof to the Administrative Agent. If there is any condemnation for public use of any Individual Property (or to the extent now or hereafter applicable, any NMLP Collateral), NMLP shall give immediate written notice thereof to the Administrative Agent. Further, NMLP shall upon the request of the Administrative Agent provide to the Administrative Agent with a report as to the status of any insurance adjustment, condemnation claim, or restoration resulting from any casualty or taking.

7.1.6                Inspection.  NMLP shall cause the NMLP Subsidiaries to permit the Administrative Agent and the Lenders and its/their agents, representatives and employees to inspect the Individual Properties and the NMLP Collateral at reasonable hours upon reasonable notice, except to the extent prohibited or otherwise limited in the subject Leases.

7.1.7                NMLP Loan Documents.  NMLP (i) shall observe, perform and satisfy all the terms, provisions, covenants and conditions to be performed by it under, and to pay when due all costs, fees and expenses, and other NMLP Obligations of NMLP to the extent required under, the NMLP Loan Documents and (ii) shall cause the other NMLP Subsidiaries to observe, perform and satisfy all the terms, provisions, covenants and conditions to be performed by such Person under, and to pay when due all costs, fees and expenses, and other NMLP Obligations to the extent required under, the NMLP Loan Documents.

7.1.8                Further Assurances.  NMLP shall and shall cause the NMLP Subsidiaries to execute and deliver to the Administrative Agent and the other Lenders such documents, instruments, certificates, assignments and other writings, and do such other acts, necessary or desirable in the reasonable judgment of the Administrative Agent, to evidence, preserve and/or protect the NMLP Collateral at any time securing or intended to secure the NMLP Obligations and do and execute all and such further lawful acts, conveyances and assurances as the Administrative Agent may reasonably require for the better and more effective carrying out of the intents and purposes of this Agreement and the other NMLP Loan Documents.

7.1.9                Books and Records.  NMLP shall and shall cause the NMLP Subsidiaries to keep and maintain in accordance with GAAP (or such other accounting basis reasonably acceptable to the Administrative Agent), proper and accurate books, records and accounts reflecting all of the financial affairs of the NMLP and such other Persons and all items of income and expense in connection with their respective business and operations and in connection with any services, equipment or furnishings provided in connection with the operation of the business of the NMLP and such Persons, whether such income or expense is realized thereby or by any other Person.  The Administrative Agent shall have the right, not more than once each quarter (unless an Event of Default shall have occurred and be continuing in which case as often as the Administrative Agent shall determine), during normal business hours and upon reasonable notice, to examine such books, records and accounts of NMLP and the NMLP Subsidiaries at the office of the Person maintaining such books, records, and accounts and to make such copies or extracts thereof as the Administrative Agent shall desire. NMLP shall maintain all of its business records at the address specified at the beginning of this Agreement, subject to change upon advance written notification to the Administrative Agent.  The Administrative Agent may discuss the financial and other affairs of the NMLP, the NMLP Subsidiaries, Other Partnerships, and Partially Owned Limited Partnerships with any of their respective partners, owners, and any accountants (as to accountants, prior to the occurrence of an Event of Default and following the cure of any Event of Default, upon prior approval of the NMLP, not to be unreasonably withheld, and at the cost and expense of the Administrative Agent and the Lenders) hired by NMLP, it being agreed that Administrative Agent and each of the Lenders shall use best efforts to not divulge information obtained from such examination to others except in connection with Legal Requirements and in connection with administering the NMLP Loan, enforcing its rights and remedies under the NMLP Loan Documents and in the conduct, operation and regulation of its banking and lending business (which may include, without limitation, the transfer of the Loan or of participation interests therein).  Any assignee or transferee of the NMLP Loan, co-lender, or any holder of a participation interest in the NMLP Loan shall be entitled to deal with such information in the same manner and in connection with any subsequent transfer of its interest in the NMLP Loan or of further participation interests therein.

7.1.10          Business and Operations.  NMLP shall (and shall cause the NMLP Subsidiaries to) (i) continue to engage in the type of businesses presently conducted by them as of the Closing Date, respectively, as and to the extent the same are necessary for the ownership of, and preservation of the value and utility of, the NMLP Collateral and the Individual Properties, and (ii) be qualified to do business and in good standing under the laws of each jurisdiction, and otherwise to comply with all Legal Requirements, as and to the extent the same are required for the ownership, maintenance, management and operation of the assets of such Person except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

7.1.11          Title.  NMLP shall and shall cause the NMLP Subsidiaries to warrant and defend (x) the title to each item of NMLP Collateral owned by such Person and every part thereof, subject only to the Liens (if any) permitted hereunder, (y) the validity and priority of the Liens and security interests held by the Administrative Agent pursuant to the NMLP Loan Documents, in each case against the claims of all Persons whomsoever, and (z) the title to and in the Individual Properties, subject only to the Mortgage Debt. NMLP shall be responsible to reimburse the Administrative Agent and the Lenders for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by the Administrative Agent and/or any of the Lenders if an interest in any item of NMLP Collateral, other than as permitted hereunder, is claimed by another Person.

7.1.12          Estoppel.  NMLP shall (and shall cause the NMLP Subsidiaries to), within ten (10) days after a request therefor from the Administrative Agent, which request shall not be made by Administrative Agent more than once each quarter during each Fiscal Year, furnish to the Administrative Agent a statement, duly acknowledged and certified, setting forth (i) the amount then owing by NMLP in respect of the NMLP Obligations, (ii) the date through which interest on the NMLP Loan has been paid, (iii) any offsets, counterclaims, credits or defenses to the payment by NMLP or any NMLP Subsidiary to the NMLP Obligations and (iv) whether any written notice of Default from Administrative Agent to NMLP or any of the NMLP Subsidiaries is then outstanding and acknowledging that this Agreement and the other NMLP Loan Documents are in full force and effect and unmodified, or if modified, giving the particulars of such modification.

7.1.13          ERISA.  NMLP shall (and shall cause each of the NMLP Subsidiaries to) as soon as possible and, in any event, within ten (10) days after NMLP, any NMLP Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following which could have or reasonably be expected to have a Material Adverse Effect, deliver to Administrative Agent a certificate of the an executive officer of NMLP setting forth details as to such occurrence and the action, if any, that the applicable NMLP or NMLP Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by such NMLP, NMLP Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:  (i) that a Reportable Event has occurred; (ii) that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; (iii) that a contribution required to be made to a Plan has not been timely made; (iv) that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (v) that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; (vi) that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan; (vii) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (viii) that NMLP, NMLP Subsidiary, or ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Sections 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Sections 401(a)(29), 4971, 4975 or 4980 of the Code or Sections 409 or 502(i) or 502(l) of ERISA; (ix) or that NMLP or NMLP Subsidiary may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(l) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA).  NMLP shall (and shall cause the NMLP Subsidiaries to) deliver to Administrative Agent a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to the Administrative Agent pursuant to the first sentence hereof, copies of any material notice received by any of NMLP, a NMLP Subsidiary, or any ERISA Affiliate with respect to any Plan shall be delivered to the Administrative Agent no later than ten (10) days after the date such notice has been received by such NMLP or NMLP Subsidiary or ERISA Affiliate, as applicable.

7.1.14          Depository Accounts. NMLP shall (and shall cause each of the NMLP Subsidiaries and the other NMLP Loan Parties (except the Excepted Loan Parties) to (i) maintain all operating and other depository accounts, if any, with either the Administrative Agent or the Deposit Account Co-Agent (or any successor thereto) (singly and collectively, including the NMLP Depository Accounts and the Reinvestment Account, the “NMLP Accounts”), such NMLP Accounts as of the date hereof listed on Exhibit R, annexed hereto, unless otherwise agreed by Administrative Agent in writing, except for the accounts maintained by any of the NMLP Subsidiaries in connection with the GMAC Mortgage Loan, (ii) except for the NMLP Partnership GP’s, NMLP GP, and Newkirk MLP Corp., maintain a minimum of one depository account for each such Person) with either the Administrative Agent or the Deposit Account Co-Agent (or any successor thereto) (singly and collectively, the “NMLP Depository Accounts”), unless otherwise agreed by the Administrative Agent in writing, (iii) except for the GMAC Borrowers, the NMLP Partnership GP’s, the Borrower GP, Newkirk MLP Corp., and the other NMLP Loan Parties (which are not NMLP Subsidiaries) execute and deliver such Cash Management Agreements as Administrative Agent shall deem customary and appropriate to provide for terms and conditions satisfactory to the Administrative Agent with respect to the use and disbursement of funds in any NMLP Account, and (iv) with respect to the GMAC Borrowers, execute and deliver such NMLP Account disbursement authorizations as the Administrative Agent shall deem customary and appropriate to provide for the disbursement by the Administrative Agent of any funds in the NMLP Depository Account in the name of any GMAC Borrower to the NMLP Depository Account in the name of the NMLP after and during the continuance of any period in which there is any Event of Default.  Each of the NMLP Accounts (except those in the name of any NMLP Partnership as to which there remains unpaid any First Mortgage Debt or Other Second Mortgage Debt, any Partially Owned Limited Partnership, Newkirk

Capital LLC, or Newkirk Asset Management LLC) shall be subject to the NMLP Deposit Account Pledge and Security Agreement.

7.1.15          Cash Flow; NMLP Payment Direction Letters.

(a)                                  NMLP agrees that appropriate procedures satisfactory to the Administrative Agent will be put in place such that (i) any Distributions by any NMLP Subsidiary payable to NMLP shall be directly deposited in the designated NMLP Depository Account in the name of NMLP, and (ii) except for the Other Partnerships, the Partially Owned Limited Partnerships, NK-Leyden Loan, L.P.,  or NK-Dautec Loan, L.P., any other Distributions or other revenues or payments received by NMLP or any NMLP Subsidiary or any other NMLP Loan Party (except the Excepted Loan Parties) shall be directly deposited in a designated NMLP Depository Account in the name of such Person (any such amounts payable to any NMLP Partnership GP shall be deposited in the NMLP Depository Account of MLP Manager Corp.).

(b)                                 NMLP agrees that appropriate procedures satisfactory to the Administrative Agent will be put in place such that after the occurrence and during the continuance of an Event of Default, subject to any limitations provided for with respect to any Mortgage Debt, or the Integrated Documents (as to Newkirk GP LLC, Newkirk Capital LLC and Newkirk Finco LLC): (i) any Distributions and other revenues due or payable to any Borrower Subsidiary (except NK-Leyden Loan, L.P. or NK-Dautec Loan, L.P.) shall be paid directly in to the designated NMLP Depository Account in the name of NMLP or as otherwise directed by the Administrative Agent, and (ii) any Distributions by any NMLP Subsidiary payable to NMLP shall be directly deposited in the designated NMLP Depository Account in the name of NMLP or as otherwise directed by the Administrative Agent.  Further, subject to any limitations provided for with respect to any Mortgage Debt or the Integrated Documents (as to Newkirk GP LLC, Newkirk Capital LLC and Newkirk Finco LLC), after the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right to receive any and all such Distributions or other revenues and make application thereof to the Obligations.

(c)                                  The use and disbursement of all funds in the NMLP Depository Accounts and the NMLP Accounts shall be subject to the terms and provisions hereof and the Cash Management Agreement.

(d)                                 NMLP agrees that to the extent that NMLP, any NMLP Subsidiary (except NK-Leyden Loan, L.P. or NK-Dautec Loan, L.P.) or any other NMLP Loan Party (except the Excepted Loan Parties) receives directly any Distributions or revenues or other payments which are required to be deposited as provided for herein, NMLP shall, and shall cause any NMLP Subsidiary (except NK-Leyden Loan, L.P. or NK-Dautec Loan, L.P.) or any other NMLP Loan Party (except the Excepted Loan Parties) to, deposit such funds in the applicable designated NMLP Depository Account.

(e)                                  NMLP shall (and shall cause the other NMLP Subsidiaries (except NK-Leyden Loan, L.P. or NK-Dautec Loan, L.P.) and NMLP Loan Parties (except the Excepted Loan Parties)) to maintain in place during the term of the Loan such direction letters and agreements as the Administrative Agent may from time to time require in order to effectuate the terms and provisions hereof relating to the management of the cash flow of NMLP, the NMLP Subsidiaries (except NK-Leyden Loan, L.P. or NK-Dautec Loan, L.P.) and the NMLP Loan Parties (except the Excepted Loan Parties) (together with the Paying Agent Agreements and the NMLP Consents (to the extent that the NMLP Consents provide for the management of cash flow), the “NMLP Payment Direction Letters”), including, without limitation, and provided that such NMLP Payment Direction Letters are consistent with Sections 7.1.15 and 7.2.15 and the following:

(i)                                     to each tenant under a Lease for any Individual Property to pay rent, purchase prices, and any other amounts payable under such Lease to the holder (or servicer) of the First Mortgage Debt (if any) thereon, or if such Individual Property is not subject to any Mortgage Debt, directly to the NMLP Depository Account of the Net Lease Partnership which owns the subject Individual Property;

(ii)                                  for each NMLP Partnership, with each holder (or servicer) of the First Mortgage Debt on any Individual Property to pay excess proceeds after debt service to the applicable (x) for each Individual Property which secures a NMLP Securitized Note, the Paying Agent pursuant to the applicable Paying Agent Agreement or (y) for any other Individual Property, to the designated NMLP Depository Account in the name of the applicable NMLP Partnership or, subject to the terms of Sections 7.1.15 and 7.2.15, as otherwise may be directed by the Administrative Agent;

(iii)                               with each Paying Agent for any Individual Property to pay amounts due under the applicable NMLP Securitized Note to the Grantor Trust;

(iv)                              for each NMLP Partnership, with each Paying Agent to pay amounts in excess of those required to be paid to the Grantor Trust to a designated NMLP Depository Account in the name of the applicable NMLP Partnership or, subject to the terms of Sections 7.1.15 and 7.2.15, as otherwise directed by the Administrative Agent;

(v)                                 with each NMLP Subsidiary to pay any Distribution or other amount due to NMLP into a designated NMLP Depository Account in NMLP’s name or, subject to the terms of Sections 7.1.15 and 7.2.15, as otherwise directed by the Administrative Agent;

(vi)                              from and after the date on which the T-Two Loan shall be repaid in full, with the Grantor Trust to pay any payments to be made on the Grantor Trust T-2 Certificate or the Grantor Trust T-1 Certificate to, or as directed by, the Administrative Agent;

(vii)                           with the obligors with respect to the Administrator LLC Loan, and the Amended and Restated Asset Management Agreement, to pay any amounts received with respect thereto into a designated NMLP Depository Account in the name of NMLP or the NMLP Subsidiary entitled to the payment thereof or, subject to the terms of Sections 7.1.15 and 7.2.15, as otherwise directed by the Administrative Agent;

(viii)                        after the occurrence and during the continuance of an Event of Default, such additional NMLP Payment Direction Letters so as to direct payment of all funds due, or Distributions payable, to NMLP and any NMLP Subsidiaries (except NK-Leyden Loan, L.P. or NK-Dautec Loan, L.P.) into the designated NMLP Depository Account in the name of NMLP or, subject to the terms of Sections 7.1.15 and 7.2.15, as otherwise directed by the Administrative Agent; and

(ix)                                such other NMLP Payment Direction Letters as Administrative Agent may direct from time to time in accordance with the provisions of this Agreement and the other Loan Documents.

(f)                                    NMLP shall (and shall cause the other NMLP Loan Parties (except the Excepted Loan Parties) and the NMLP Subsidiaries (except NK-Leyden Loan, L.P. or NK-Dautec Loan, L.P.) to) keep in effect all NMLP Payment Direction Letters, including, without limitation, any replacements, substitutions, or renewals thereof as the Administrative Agent shall reasonably deem appropriate from time to time.

(g)                                 Notwithstanding the terms and provisions hereof, the Administrative Agent and NMLP acknowledge and agree that with respect to any GMAC Borrower and any Individual Property owned by a GMAC Borrower, (i) the cash flow and lock-box arrangements established in connection with such GMAC Mortgage Loan shall remain in effect, shall not be altered or modified by the terms and provisions hereof, and shall supersede any inconsistent or conflicting provision hereof or of any other NMLP Loan Document, and (ii) to the extent that NMLP has agreed to, or to cause any such GMAC Borrower to, direct the payment of any revenues or payments received by a GMAC Borrower, such agreement shall only relate to such revenues or payments received by a GMAC Borrower after the release of such funds from the lock-box arrangement established pursuant to the GMAC Mortgage Loan.

7.1.16          Distributions.

(a)                                  Subject to the requirements set forth in clause (h)(xvi) of the definition of “Single-Purpose Entity” contained herein, NMLP shall cause the NMLP Subsidiaries to make the maximum amount of all Distributions to NMLP at the earliest opportunity permitted under the respective Formation Documents of each of the NMLP Subsidiaries, but not less often than quarterly or within three (3) Business Days of the receipt of any funds relating to a NMLP Mandatory Prepayment Event and shall take all actions necessary (and as may be directed by the Administrative Agent) to preserve and maintain the Distribution scheme provided for herein.

(b)                                 After the occurrence and during the continuance of an Event of Default, NMLP shall cause each NMLP Subsidiary (except NK-Leyden Loan, L.P. or NK-Dautec Loan, L.P.) to pay as a Distribution to NMLP any and all funds and other amounts available from time to time in the NMLP Depository Account of such NMLP Subsidiary.

(c)                                  NMLP shall cause the NMLP Subsidiaries to deposit all Distributions made or payable to NMLP in a designated NMLP Depository Account in the name of NMLP or, subject to the terms of Section 7.1.15, as otherwise directed by the Administrative Agent.

7.1.17          Exercise of Ground Lease Extension Options and Remainder Ground Lease Options.  NMLP shall (and shall cause the Net Lease Partnerships, as applicable, to) do the following with respect to the Ground Lease Extension Options and the Remainder Ground Lease Options:

(a)                                  With respect to all Ground Lease Extension Options, unless otherwise approved in writing by the Administrative Agent, NMLP shall provide evidence to the Administrative Agent of the due exercise of each and every Ground Lease Extension Option at least thirty (30) days prior to the last date for such exercise (being no less than ninety (90) days prior to the subject Ground Lease term expiration date).  In the event that NMLP fails to provide such evidence to the Administrative Agent in a timely fashion, the Administrative Agent shall be authorized to exercise the rights provided for in the Escrow Agreement Respecting Ground Lease Extensions and Lease Options with respect thereto.

(b)                                 With respect to all Remainder Ground Lease Options, unless otherwise approved in writing by the Administrative Agent, NMLP shall provide evidence to the Administrative Agent of the due exercise of each and every Remainder Ground Lease Option, together with the exercise of such options with respect to the applicable proposed Ground Lease to establish an initial term thereof which will expire no earlier than six (6) months after the expiration of the Extended Term, at least thirty (30) days prior to the last date for such exercise (being no less than ninety (90) days prior to the termination of the subject land estate interest).  In the event that NMLP fails to provide such evidence to the Administrative Agent in a timely fashion, the Administrative Agent shall be authorized to exercise the rights provided for in the Escrow Agreement Respecting Ground Lease Extensions and Lease Options with respect thereto.

(c)                                  NMLP shall provide the Administrative Agent with all instruments, documents, and agreements requested by the Administrative Agent with respect to foregoing provisions of this Section .

7.1.18          Control Preservation.  NMLP shall or shall cause Newkirk GP LLC and any wholly-owned Subsidiary of Newkirk GP LLC to (i) make all capital contributions and expense reimbursements that such Persons may be required to make at any time and from time to time under the terms of the operating agreements or other organizational documents of each of the limited liability companies, corporations or partnerships which, directly or indirectly, own or control an interest in the general partner of any Other Partnership, any Partially Owned Limited Partnership or Other Partnership, and (ii) take all actions as may be necessary to prevent any other partner, officer, member or members of any of those limited liability companies, corporations or partnerships from exercising any or all of the management or control rights presently held in their respective capacities, to establish direct or indirect control of the general partner of any Other Partnership, Partially Owned Limited Partnership or Other Partnership.

7.1.19          Costs and Expenses.  NMLP shall pay all costs and expenses (excluding salaries or wages of employees of Administrative Agent) reasonably incurred by Administrative Agent in connection with the implementation and syndication of the NMLP Loan and the administration of the NMLP Loan, and reasonably incurred by the Administrative Agent or any of the Lenders in connection with the enforcement of the Administrative Agent’s and Lenders’ rights under the NMLP Loan Documents, including, without limitation, legal fees and disbursements, appraisal fees, inspection fees, plan review fees, travel costs and fees and out-of-pocket costs of independent engineers and consultants.  NMLP’s obligations to pay such costs and expenses shall include, without limitation, all attorneys’ fees and other costs and expenses for preparing and conducting litigation or dispute resolution arising from any breach by NMLP or the NMLP Loan Parties of any covenant, warranty, representation or agreement under any one or more of the NMLP Loan Documents.  Unless an Event of Default has occurred and is then continuing, the Administrative Agent shall use its best efforts to notify NMLP prior to the incurrence of any such cost or expense if the aggregate amount of such costs and expenses in any one calendar year will exceed $25,000.00; provided, however, that the failure shall provide such notice shall not affect in any manner whatsoever on NMLP’s obligations hereunder.

7.1.20          Appraisals.

(a)                                  Appraisal.  Administrative Agent shall have the right at its option, from time to time, to order an appraisal of one or more of the Individual Properties prepared at Administrative Agent’s direction by an appraiser selected by Administrative Agent (the “Appraisal”).  An appraiser selected by Administrative Agent shall be an MAI member with not less than ten (10) years experience appraising commercial properties in the respective area(s) of the Individual Properties and otherwise qualified pursuant to provisions of applicable laws and regulations under and pursuant to which Administrative Agent operates).

(b)                                 Costs of Appraisal.  NMLP shall pay for the costs of each Appraisal and each updated Appraisal only after the occurrence and during the continuance of an Event of Default; provided that NMLP shall not be required to pay for more than one (1) Appraisal of each Individual Property in any twelve (12) month period.

7.1.21          Indemnification.  NMLP shall at all times, both before and after repayment of the NMLP Loan, at its sole cost and expense defend, indemnify, exonerate and save harmless Administrative Agent and each of the Lenders and all those claiming by, through or under Administrative Agent and each of the Lenders (“Indemnified Party”) (to the extent not paid by NMLP in this Section 7.1.21 or under the applicable provisions of this or any other NMLP Loan Document) against and from all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind whatsoever, including, without limitation, attorneys’ fees and experts’ fees and disbursements, which may at any time (including, without limitation, before or after discharge or foreclosure of the NMLP Security Documents) be imposed upon, incurred by or asserted or awarded against the Indemnified Party and arising from or out of:

(a)                                  any liability for damage to person or property arising out of any violation of any Legal Requirement with respect to NMLP, any NMLP Subsidiary, any NMLP Loan Party or any Individual Property, or

(b)                                 any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder’s fees in respect of the Loan, or

(c)                                  as a result of litigation that may arise in connection with NMLP’s activities or payment of any fees to NMLP GP, or

(d)                                 any act, omission, negligence or conduct at any Individual Property, or arising or claimed to have arisen, out of any act, omission, negligence or conduct of NMLP or any tenant, occupant or invitee thereof which is in any way related to any Individual Property.

Notwithstanding the foregoing, an Indemnified Party shall not be entitled to indemnification in respect of claims arising from acts of its own gross negligence or willful misconduct to the extent that such gross negligence or willful misconduct is determined by the final judgment of a court of competent jurisdiction, not subject to further appeal, in proceedings to which such Indemnified Party is a proper party.

7.1.22          Leasing Matters.

(a)                                  Administrative Agent’s Approval Required.

(i)                                     Except as provided for herein, the Net Lease Partnerships shall not require the approval of the Administrative Agent or the Lenders for any proposed Lease of an Individual Property.

(ii)                                  Administrative Agent’s prior written approval shall be required in each instance as to any proposed Lease which represents the conversion of a substantially single-tenant Individual Property to a substantially multi-tenant Individual Property.

(iii)                               Administrative Agent’s prior written approval shall be required in each instance as to any proposed Lease for 25,000 or more rentable square feet, but less than 75,000 rentable square feet, unless NMLP evidences to the Administrative Agent that (x) the rental rate under the proposed Lease is equal to or greater than the rental rate for the first renewal term in the Lease in effect for the subject Individual Property as of the Closing Date and (y) the rating, if any, of the new tenant is equal to or higher than the rating for the tenant under such existing Lease.

(iv)                              Administrative Agent’s and Required Lenders prior written approval shall be required in each instance as to any proposed Lease for 75,000 or more rentable square feet.

(v)                                 For any Lease requiring approval hereunder, the approval shall relate to: (i) the economic and other terms of the Lease; (ii) each tenant under a proposed Lease; (iii) each guarantor, if any, of a tenant’s obligations under a proposed Lease; (iv) any modification or amendment to the Lease, if such modification or amendment relates to the amount of rent payable thereunder, the term of the Lease, the Economic Discontinuance Rights provided for therein, or any other term which may have a material impact on the value of the Individual Property or the rental payments due under the Lease; and (v) any termination, cancellation or surrender of the Lease.

(b)                                 NMLP’s Requests.  Any request by NMLP for an approval from Administrative Agent with respect to leasing matters shall be sent to the Administrative Agent and shall be accompanied, at a minimum, by the following: (i) the proposed lease or amendment or modification thereof complete with all applicable schedules and exhibits; (ii) a complete copy of any proposed guaranty; (iii) comprehensive financial information with respect to the proposed tenant and, if applicable, the proposed guarantor (as to new leases or amendments or modifications to existing leases involving material economic changes); and (iv) an executive summary of the terms and conditions of the proposed lease and, if applicable, the proposed guaranty.

(c)                                  Response.  The Administrative Agent (and the Required Lenders, as applicable) shall act on requests from NMLP for any approval required under Section 7.1.22 in a commercially reasonable manner and shall use commercially reasonable efforts to respond to any such request within (a) fifteen (15) Business Days for approvals required under Section 7.1.22(a)(ii) and (a)(iii) above, and (b) twenty (20) Business Days for approvals required under Section 7.1.22(a)(iv) above, in each instance following Administrative Agent’s receipt thereof with all required supporting information.  Administrative Agent’s response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified conditions, or a request for further data or information, or any combination thereof.  If Administrative Agent (and the Required Lenders, as

applicable) fails to respond to any such request within such prescribed time period, such request shall be deemed approved by the Administrative Agent (and the Required Lenders, as applicable).  In order to expedite the processing of requests for such approvals, NMLP agrees to provide Administrative Agent with as much advance information as is possible in a commercially reasonable manner in advance of NMLP’s formal request for an approval.  NMLP has submitted to Administrative Agent and Administrative Agent has approved a standard lease form annexed hereto as Schedule 7.1.22(c) (“Form Lease”).  Whenever reasonably possible all NMLP’s requests for lease approvals shall be accompanied by an express description of any material deviations from the Form Lease, other than those deviations from the Form Lease which relate to the location or nature of the subject Individual Property.

7.1.23          Future Collateral Obligations. NMLP acknowledges that the determination by the Administrative Agent as to the Collateral was based upon an analysis of the assets owned by NMLP, the NMLP Subsidiaries, the pro-rata portion of the assets owned by the Other Partnerships and Partially Owned Limited Partnerships, and the assets owned by Newkirk Group Entities that are parties to the NMLP Security Documents. NMLP shall (and shall cause any other NMLP Loan Party(except for the Newkirk Indemnitor or the MLP Holders) or any other NMLP Subsidiary to) agree to the following undertaking:

(a)                                  In the event that at any time NMLP, any NMLP Loan Party (except any Newkirk Indemnitor or the MLP Holders), or any NMLP Subsidiary acquires or obtains any interest in any asset relating to NMLP or the business operations of NMLP and the NMLP Subsidiaries, including, without limitation, (i) the fee, remainderman or ground lessor interest in any Individual Property (including any Acquired Individual Asset), (ii) any interest in the Securitization Documents, (iii) any limited or general partnership interests in Other Partnerships, Partially Owned Limited Partnership or Other Partnership, (iv) any new Investment permitted under Section 8.1.19 below, or (v) any interest in any Mortgage Debt, NMLP shall notify the Administrative Agent in writing and, except with respect to any interest in an Individual Property Owned by a GMAC Borrower or any general partnership interest in a GMAC Borrower, shall execute, or cause the applicable NMLP Loan Party, or NMLP Subsidiary to execute, such documents as shall be reasonably requested by the Administrative Agent to confirm, or establish, that the interest so acquired or obtained is included within the NMLP Collateral and to effectuate the terms and provisions of this Agreement with respect thereto.

(b)                                 NMLP agrees that without the prior consent of the Administrative Agent, no other Newkirk Group Entity or MLP Holder will acquire or obtain any interest in any asset related to the operation, ownership or management of the Individual Properties (including any Acquired Individual Asset) or any of the other assets of NMLP or the NMLP Subsidiaries, with the exception of additional ownership interests in the REIT or NMLP simultaneous with or after the consummation of the IPO, unless such Person shall execute such documents as shall be reasonably requested by the Administrative Agent to confirm, or establish, that the interest so acquired or obtained is included within the NMLP Collateral (or if such Person cannot grant such security interest to the Administrative Agent, that the ownership interest in the entity holding such asset is included within the NMLP Collateral) and to effectuate the terms and provisions of this Agreement with respect thereto; provided, however, that nothing contained herein shall prohibit any Newkirk Group Entity or MLP Holder from acquiring additional limited partnership interests in NMLP and any such limited partnership interests of NMLP so acquired shall not be required to be included within the NMLP Collateral.

(c)                                  In the event that at any time an Other Partnership is merged into a NMLP Partnership, NMLP shall notify the Administrative Agent in writing and shall execute, or cause the applicable NMLP Subsidiary to execute, such documents as shall be reasonably requested by the Administrative Agent to confirm, or establish, that the limited partnership interests and, except for a GMAC Borrower, the general partnership interests in such NMLP Partnership are included within the NMLP Collateral (subject to any existing Liens associated with any such asset) and to effectuate the terms and provisions of this Agreement with respect thereto.

(d)                                 In the event that at any time NMLP shall establish or acquire a Person such that such Person is a NMLP Subsidiary, NMLP shall notify the Administrative Agent in writing and shall execute, or cause the applicable NMLP Subsidiary to execute, such documents as shall be reasonably requested by the Administrative Agent to confirm, or establish, that the ownership interests in such NMLP Subsidiary and the assets of such Subsidiary (other than (i) the assets of Net Lease Partnerships which is subject to any Mortgage Debt and (ii) the assets of any general partner of a GMAC Borrower) are included within the NMLP Collateral (subject to any existing Liens associated with any such asset) and to effectuate the terms and provisions of this Agreement with respect thereto.

(e)                                  In the event that at any time NMLP or any NMLP Subsidiary acquires or obtains any interest in any asset (other than an Individual Property), NMLP shall notify the Administrative Agent in writing and, except with respect to any general partnership interest in a GMAC Borrower, shall execute, or cause the applicable NMLP Subsidiary to execute, such documents as shall be reasonably requested by the Administrative Agent to confirm, or establish, that the asset so acquired or obtained is included within the NMLP Collateral (subject to any existing Liens associated with any such asset) and to effectuate the terms and provisions of this Agreement with respect thereto (if the value of the asset acquired is less than $2,000,000.00, the notification and documentation will be provided annually).

(f)                                    In the event that at any time due to the rejection of a Rejectable Offer, the applicable Lease terminates and the applicable Net Lease Partnership is the owner of an Individual Property without any Mortgage Debt thereon, at the option of the Administrative Agent, the Net Lease Partnership shall grant to the Administrative Agent, on behalf of the Lenders, a mortgage or deed of trust interest in and to said Individual Property; provided, however, in the event of the incurrence of Permitted Additional Debt with respect to such Individual Property, or other refinance with the written consent of the Administrative Agent, of the Individual Property, the Administrative Agent shall release the said mortgage or deed of trust to the refinanced loan subject to the payment of the NMLP Mandatory Principal Payment relating thereto.

(g)                                 In the event that at any time due to the acceptance of a Rejectable Offer, a so called “Exchange Property” is conveyed to the applicable Net Lease Partnership so that it is the owner of the “Exchange Property” without any Mortgage Debt thereon, at the option of the Administrative Agent, the Net Lease Partnership shall grant to the Administrative Agent, on behalf of the Lenders, a mortgage or deed of trust interest in and to said Individual Property; provided, however, in the event of the incurrence of Permitted Additional Debt with respect to such Exchange Property, or other refinance with the written consent of the Administrative Agent, of the “Exchange Property”, the Administrative Agent shall release the said mortgage or deed of trust to the refinanced loan subject to the payment of the NMLP Mandatory Principal Prepayment relating thereto.

(h)                                 Upon the payment in full of the Mortgage Debt on any Individual Property (including any Acquired Individual Asset) or if at any time any Individual Property (including any Acquired Individual Asset) is free and clear of all Mortgage Debt, at the option of the Administrative Agent, the applicable Net Lease Partnership shall grant to the Administrative Agent, on behalf of the Lenders, a mortgage or deed of trust interest in and to said Individual Property; provided, however, in the event the incurrence of Permitted Additional Debt with respect to such Individual Property, or other refinance with the consent of the Administrative Agent of the Individual Property, the Administrative Agent shall release the said mortgage or deed of trust to the refinanced loan subject to the payment of the NMLP Mandatory Principal Prepayment relating thereto.

(i)                                     NMLP agrees to provide to the Administrative Agent written notice of any of the events described in this Section 7.1.23 within five (5) Business Days of Knowledge thereof by NMLP and further agrees to execute and deliver any documents as reasonably requested by the Administrative Agent to effectuate the terms and provisions hereof within five (5) Business Days of the Administrative Agent’s request therefor.

(j)                                     In connection with the acquisition of any Acquired Individual Asset, NMLP will, and will cause any NMLP Subsidiary, to comply with the following requirements:

(i)                                     NMLP will notify the Administrative Agent in writing and comply with the requirements of Section 8.1.25 with respect thereto;

(ii)                                  NMLP shall execute, or cause the applicable NMLP Loan Party, or NMLP Subsidiary to execute, such documents as shall be reasonably requested by the Administrative Agent to confirm, or establish, that the Individual Acquired Property or the direct or indirect ownership interests in such NMLP Subsidiary are included within the NMLP

Collateral and to effectuate the terms and provisions of this Agreement with respect thereto, including, without limitation, the execution of a ownership interest pledge agreement, guaranty, security agreement and deposit account pledge agreement (consistent with the forms of such agreements required of the other NMLP Subsidiaries under Article 3 above); and

(iii)                               If required by the Administrative Agent, and only in the event Reinvestment Proceeds are utilized in connection with the acquisition of such Acquired Individual Asset, a mortgage or deed of trust (in form and substance acceptable to the Administrative Agent) on any Acquired Individual Asset which is not subject to any Mortgage Debt; provided, however, in the event of the incurrence of Permitted Additional Debt with respect to such Acquired Individual Asset, or other refinance with the written consent of the Administrative Agent, of the Individual Property, the Administrative Agent shall release the said mortgage or deed of trust to the refinanced loan subject to the payment of the NMLP Mandatory Principal Payment relating thereto.

7.1.24          Economic Discontinuance.

(a)                                  Within ten (10) Business Days of receipt thereof, NMLP shall cause the applicable NMLP Partnership to provide to the Administrative Agent a copy of each Rejectable Offer received by any NMLP Partnership, and concurrently with the giving thereof, and within five (5) Business Days of receipt thereof, copies of any subsequent notices received with respect thereto, whether from the tenant exercising the Economic Discontinuance Rights, the applicable holder of the remainderman interest in the subject Individual Property, the applicable ground lessor, the applicable sublessee, the applicable master lessor, or any other Person.

(b)                                 No later than forty-five (45) days prior to the last day for the NMLP Partnership to reject the Rejectable Offer, NMLP shall provide to the Administrative Agent in writing the determination by NMLP as to whether it requests the approval of the acceptance or rejection of the Rejectable Offer, which notice shall include the Officer’s Certificate required in accordance with Section (d) or (e), below, with supporting detail necessary for the Administrative Agent to verify the calculations incorporated therein.

(c)                                  Except as otherwise provided for herein, in connection with the exercise by a tenant of the Economic Discontinuance Rights, NMLP shall not, and shall cause each NMLP Partnership not to grant, approve, reject or object to any requested consent or approval, including, without limitation, the acceptance or rejection of a so called “Exchange Offer”, without the written approval of the Administrative Agent.

(d)                                 Subject to the compliance with any applicable terms relating to the Mortgage Debt and, if applicable, the Ownership Interest Agreement, (i) NMLP may accept any Rejectable Offer if (a) any required NMLP Mandatory Principal

Prepayment relative thereto is to be paid to the Administrative Agent upon the consummation of the Economic Discontinuance Sale, (b) no Default or Event of Default is then occurring or will occur as a result of the consummation of the subject Economic Discontinuance Sale, (c) NMLP is in compliance with the Financial Covenants and will not fail to be in compliance therewith as a result of the consummation of the subject Economic Discontinuance Sale, and (d) NMLP submits to the Administrative Agent an Officer’s Certificate reflecting a pro-forma calculation that the Borrower will be in compliance with the Financial Covenants after the consummation of the subject Economic Discontinuance Sale, or (ii) NMLP shall accept the Rejectable Offer if approved in writing by the Administrative Agent.

(e)                                  Subject to the compliance with any applicable terms relating to the Mortgage Debt and, if applicable, the Ownership Interest Agreement, (i) NMLP may reject any Rejectable Offer if (a) NMLP is in compliance with the Rejection Test and will not fail to be in compliance therewith as a result of the consequences of the rejection of the Rejectable Offer, (b) no Default or Event of Default is then occurring or will occur as a result of the consequences of the rejection of the Rejectable Offer, (c) NMLP is in compliance with the Financial Covenants and will not fail to be in compliance therewith as a result of the consequences of the rejection of the Rejectable Offer, and (d) NMLP submits to the Administrative Agent an Officer’s Certificate reflecting a pro-forma calculation that NMLP will be in compliance with the Financial Covenants, and the Rejection Test after giving effect to the financial consequences of the rejection of the Rejectable Offer or (ii) NMLP shall reject the Rejectable Offer if approved in writing by the Administrative Agent.

(f)                                    As used herein, the “Rejection Test” shall mean that the aggregate outstanding Mortgage Debt on all ED Properties (assuming for purposes of this calculation, that the subject Rejectable Offer is rejected and included therein) shall be less than the ED Cash Flow.  The Term “ED Cash Flow” shall mean the projected Free Cash Flow for the succeeding twelve (12) month period, excluding (a) all cash flow from all ED Properties, and (b) all cash flow from any Individual Property after the date on which the existing term of the lease for such Individual Property expires, unless an applicable extension option shall have been exercised.

(g)                                 Notwithstanding the terms and provisions hereof, the Administrative Agent and NMLP agree and acknowledge that with respect to any Individual Property which is subject to a GMAC Mortgage Loan, unless the applicable GMAC Mortgage Loan has been repaid in full or is repaid in full prior to the rejection of any such Rejectable Offer, the Borrower must cause each applicable GMAC Borrower to accept any such Rejectable Offer.

7.1.25          Replacement Documentation.  Upon receipt of an affidavit of an officer of Administrative Agent as to the loss, theft, destruction or mutilation of the NMLP Note or any other NMLP Security Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such NMLP Note or other NMLP Security

Document, NMLP will issue, in lieu thereof, a replacement NMLP Note or other security document in the same principal amount and otherwise of like tenor upon receipt by NMLP of a suitable indemnity.

7.1.26          Other Covenants. NMLP hereby represents and warrants that no NMLP Collateral is in the possession of any third party bailee (such as at a warehouse).  In the event that NMLP and/or any of the other NMLP Loan Parties, after the date hereof, intends to store or otherwise deliver any NMLP Collateral or other personal property in which the Administrative Agent has been granted a security interest to such a bailee, then NMLP shall receive the prior written consent of the Administrative Agent and such bailee must acknowledge in writing that the bailee is holding such NMLP Collateral or such other personal property for the benefit of the Administrative Agent and the Lenders.

7.1.27          Related Documents.

(a)                                  NMLP will, or will cause each NMLP Subsidiary to, comply with the terms and provisions of all of the Related Documents.

(b)                                 Upon the occurrence of a default under the Integrated Documents, NMLP shall notify the Administrative Agent of NMLP’s intention to cause each of the NMLP Partnerships to terminate the Amended and Restated Asset Management Agreement and, if approved by the Administrative Agent, NMLP shall so cause each of the NMLP Partnerships to terminate the Amended and Restated Asset Management Agreement.

(c)                                  Upon the expiration of the Non-Transfer Period as set forth in the Integrated Loan Documents or upon the ownership of all of the membership interests in Newkirk Capital LLC by NMLP, a NMLP Subsidiary or any Newkirk Group Entities, NMLP shall cause Newkirk Capital LLC and Newkirk Asset Management LLC to execute and deliver to the Administrative Agent, on behalf of the Lenders, the Guaranty, together with such documents as may be reasonably requested by the Administrative Agent to grant to the Administrative Agent, on behalf of the Lenders, a security interest in all of the assets of such NMLP Subsidiaries, including, without limitation, a pledge of any NMLP Depository Accounts and NMLP Accounts, a pledge of the ownership interest in Newkirk Asset Management LLC, a pledge of the Amended and Restated Asset Management Agreement, and a pledge of the Contract to Provide Asset Management Services.

7.1.28          T/I Fund Account.

(a)                                  NMLP shall create for the benefit of Administrative Agent or the Deposit Account Co-Agent (in each instance, on behalf of the Lenders) a reserve account (the “T/I Fund Account”) for the purpose of creating a reserve for projected tenant improvements, leasing commissions and related costs for Net Lease Partnerships (the “Permitted Leasing Costs”).

(b)                                 NMLP shall have on deposit in the T/I Fund Account on the Funding Date an amount no less than $11,000,000.00.  Thereafter, NMLP shall deposit with the Administrative Agent in the T/I Fund Account One Million Two Hundred Fifty Thousand ($1,250,000.00) Dollars quarterly commencing on September 30, 2005 and continuing on the last day of each Fiscal Quarter thereafter, until there is on deposit in the T/I Fund Account the Required T/I Amount.  Once there is on deposit in the T/I Fund Account an amount equal to or more than the Required T/I Amount, the only quarterly deposits required to be made by NMLP in the T/I Fund Account shall be the lesser of (i) One-Million Two Hundred Fifty Thousand ($1,250,000.00) Dollars or (ii) the amount necessary to increase the amount on deposit to be equal to the Required T/I Amount.

(c)                                  Provided that (i) no Default or Event of Default exists and is continuing, (ii) the Borrowers are in compliance with the Financial Covenants, (iii) the full amount of the Permitted T/I Debt has been incurred by the NMLP Loan Parties, NMLP may withdraw funds from the T/I Fund Account as follows:

(i)                                     Upon the written request of NMLP, any amount by which the balance in the T/I Fund Account exceeds the Required T/I Amount; and

(ii)                                  As necessary, NMLP may request disbursements from the T/I Fund Account provided:

(1)                                  NMLP shall have delivered a written request for the disbursement to the Administrative Agent, which request shall (1) specify the Permitted Leasing Costs for the period in which the disbursement is requested, (2) set forth the amount of the requested disbursement, and (3) if the requested disbursement exceeds Five Thousand Dollars ($5,000), include an invoice or signed contract specifying that the work has been done or the cost incurred;

(2)                                  Such disbursement is used to pay the actual cost of a Permitted Leasing Cost;

(3)                                  The Permitted Leasing Cost is in compliance with the then current Annual Leasing Cost Budget; and

(4)                                  All Permitted T/I Debt has been obtained by and fully funded to NMLP to fund Permitted Leasing Costs previously incurred by NMLP.

(d)                                 The T/I Fund Account shall be an interest bearing account maintained at the Administrative Agent. The T/I Fund Account shall be subject to the NMLP Depository Account Pledge and Security Agreement.

(e)                                  As used herein, the “Required T/I Amount” shall be an amount as reasonably determined from time to time by the Administrative Agent reflecting the projected Permitted Leasing Costs for the following forty-eight (48) month period. The Administrative Agent shall advise NMLP in writing of any change in the Required T/I Amount.  As used herein, the “Annual Leasing Cost Budget” shall be a budget submitted annually by NMLP to the Administrative Agent reflecting the projected Permitted Leasing Costs for the next year, with appropriate itemization on a consolidated (and not Individual Property) basis as required by the Administrative Agent, which annual budget shall be subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld.

(f)                                    Provided no Event of Default shall have occurred and be continuing, upon the satisfaction in full of all the NMLP Obligations, Administrative Agent shall release the sums remaining in the T/I Fund Account, if any, to NMLP.

7.1.29          Single-Purpose Entity.

(a)                                  NMLP shall cause each NMLP Subsidiary to be a Single-Purpose Entity and to comply with the terms and provisions hereof with respect thereto.

(b)                                 Prior to the consummation of the IPO, NMLP shall cause Newkirk MLP Corp., the sole manager of the NMLP GP, to maintain at least one director which is an Independent Person.  The unanimous consent of the directors of Newkirk MLP Corp. (including the vote of said Independent Person) shall be required in order to file, or consent to the filing of, a bankruptcy or insolvency petition or otherwise institute insolvency proceedings for NMLP GP, NMLP, or any NMLP Subsidiary.

7.1.30          Ratings.  NMLP will obtain updated annual Ratings from Moody’s Investors Services, Inc. And Standard and Poor’s Rating Group (or such other rating agency as may be reasonably acceptable to the Administrative Agent) at no cost or expense to the Administrative Agent or any Lender.

7.1.31          IPO.  NMLP has informed the Administrative Agent that members of the Newkirk Group and other limited partners of NMLP intend to transfer various percentages of their ownership interests in NMLP (including the general partner interest) to Newkirk Realty Trust, Inc., a Maryland corporation which intends to qualify as a real estate investment trust under the Internal Revenue Code (the “REIT”), with the REIT thereafter consummating an initial public offering of its shares (the “IPO”).  The proposed terms and conditions of the IPO are more fully described in the draft registration statement annexed hereto as Exhibit Q.  The Administrative Agent and the Lenders hereby consent to the completion of all activities in connection with the IPO, provided (a) NMLP makes the IPO Payment in connection therewith, and (b) the Administrative Agent approves, in its reasonable discretion, the final legal and economic structure and consequences of the IPO, if same materially differs from that contemplated in Exhibit Q.  Upon the consummation of the IPO, the Administrative Agent hereby agrees that it will release the Guaranties executed by each of NMLP GP and Vornado MLP GP L.L.C. (and any collateral granted to secure such Guaranties), provided no Default is then in existence.

7.1.32          T-Two Acquisition.  If the IPO is completed, NMLP has informed the Administrative Agent that it may exercise its rights under the Call Option Agreement to either (a) acquire the Grantor Trust T-1 Certificate and Grantor Trust T-2 Certificate, or (b) acquire T-Two (the “T-Two Acquisition”).  In the event NMLP so acquires T-Two or the Grantor Trust T-1 Certificate and Grantor Trust T-2 Certificate, provided no Default is then in existence, the Administrative Agent agrees that it will release the Guaranties executed by each of NK-CR Holdings LLC, Holding Subsidiary LLC, NK-CR Corp., Newkirk Stock LLC, VNK L.L.C., and Newkirk NL Holdings LLC (and any collateral granted to secure such Guaranties) upon receipt by the Administrative Agent of the cash consideration paid, if any, by NMLP to effect such acquisition.  In the event NMLP acquires the Grantor Trust T-1 Certificate and Grantor Trust T-2 Certificate, NMLP shall, at the request of the Administrative Agent, assume the T-Two Loan, and NMLP shall, and shall cause each Loan Party to, execute all documents and take all such action as may be required by the Administrative Agent to effect the assumption by NMLP of the T-Two Loan.

7.1.33          Office of Foreign Assets Control.  No NMLP Loan Party is a person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or to the best of Borrowers’ knowledge, is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the current list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

7.1.34          Patriot Act.  To the extent required, each NMLP Loan Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).  To the best of each NMLP Loan Party’s Knowledge, no part of the proceeds of the NMLP Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

7.1.35          Mortgage Debt Repayment.  In connection with the Mortgage Debt repayment to be effected at closing, NMLP will cause the holders of each

Mortgage Debt to deliver to the Administrative Agent discharges and such other documents as the Administrative Agent may reasonably require (the “Discharge Documents”) including, without limitation, a release of any existing rental payment direction letter and an agreement to deliver immediately to the Administrative Agent in kind, any funds received after payment in full of the applicable Mortgage Debt related to the subject Individual Property.

7.2                                 T-Two.  As long as T-Two is the holder the Certificates, T-Two covenants and agrees that from the date hereof and so long as any indebtedness is outstanding hereunder, or any of the T-Two Loan or other T-Two Obligations remains outstanding, as follows:

7.2.1                Notices.  T-Two shall, with reasonable promptness, but in all events within five (5) days after it has actual Knowledge thereof, notify Administrative Agent and each of the Lenders in writing of the occurrence of any act, event or condition which constitutes a Default or Event of Default under any of the T-Two Loan Documents.  Such notification shall include a written statement of any remedial or curative actions which T-Two proposes to undertake and/or to cause any of the other T-Two Loan Parties to undertake to cure or remedy such Default or Event of Default.

7.2.2                Financial Statements; Reports; Officer’s Certificates.  T-Two shall furnish or cause to be furnished to Administrative Agent as set forth herein from time to time, the following financial statements, reports, certificates, and other information, all in form, manner of presentation and substance acceptable to Administrative Agent and each of the Lenders:

(a)                                  Annual Statements.

(i)                                     Until consummation of the IPO, and thereafter only to the extent the financial statements of T-Two are not consolidated with those of NMLP, within ninety (90) days after the close of each fiscal year of T-Two, the consolidated statements of financial condition of T-Two as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statements of changes in financial position for such fiscal year, in each case, commencing with the Fiscal Year ending December 31, 2005, setting forth comparative for the preceding fiscal year and certified by Imowitz, Koenig & Co. LLP, Deloitte Touche, LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, in each case together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of such Party, which audit was conducted in accordance with GAAP, consistently applied, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof; such financial statements to include and to be supplemented by such detail and supporting data and schedules as Administrative Agent may from time to time reasonably determine;

(ii)                                  Periodic Statements  Until consummation of the IPO, and thereafter only to the extent the financial statements of T-Two are not consolidated with those of NMLP, within sixty (60) days after the close of each Fiscal Quarter (except for the quarter ending on December 31), the following: (i) the consolidated statements of financial condition of T-Two, internally prepared in accordance with GAAP, consistently applied, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and statements of changes in financial position for such quarterly period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, in each case commencing with the Fiscal Year ending December 31, 2005, setting forth comparative figures for the related periods in the prior fiscal year, subject to normal year-end audit adjustments, all in form and manner of presentation acceptable to Administrative Agent, such financial statements to include and to be supplemented by such detail and supporting data and schedules as Administrative Agent may from time to time reasonably determine, including, without limitation, a certification as to the Aggregate DPO as of such quarter end, (ii) an Officer’s Certificate from T-Two certifying that such financial statements are true, accurate, and complete in all material respects and that no Default or Event of Default has occurred and is continuing.

(iii)                               Compliance Certificates.  Until consummation of the IPO, and thereafter only to the extent the financial statements of T-Two are not consolidated with those of NMLP, within sixty (60) days (or ninety (90) days in the case of the fourth fiscal quarter) after the close of each quarterly accounting period in each Fiscal Year of T-Two, Compliance Certificates in form of Exhibit G-2 and Exhibit G-3, annexed hereto, together with an Officer’s Certificate from NMLP providing and otherwise certifying with respect to the following:

(1)                                  the compliance with the Financial Covenants, with such supporting detail as is deemed necessary by the Administrative Agent to verify the calculations incorporated therein; and

(2)                                  any changes to the Securitized Note Schedule.

(iv)                              Data Requested.  Within a reasonable period of time and from time to time such other financial data or information as Administrative Agent may reasonably request with respect to the Securitization Documents, T-Two, and/or the other T-Two Loan Parties.

(v)                                 Tax Returns.  Upon Administrative Agent’s request, copies of all federal and state tax returns of T-Two.

(vi)                              Mortgage Notices.  Concurrently with the giving thereof, and within ten (10) Business Days of receipt thereof, copies of all notices,

other than routine correspondence, given or received by T-Two with respect to any Securitized Note or Securitized Mortgage.

(vii)                           Entity Notices. Concurrently with the issuance thereof, copies of all written notices (excluding routine correspondence) given to the partners of T-Two.

(viii)                        Notices Regarding T-Two Payment Direction Letters.  Within ten (10) Business Days of receipt thereof, copies of all notices (excluding routine correspondence) received by T-Two from any Person who has agreed to the direction of the payment of funds as provided for in a Payment Direction Letter.

(ix)                                Notice of Termination of T-Two Payment Direction Letter. Promptly, and in any event within ten (10) Business Days after an officer of T-Two obtains Knowledge thereof, written notice of the termination of any Payment Direction Letter, together with evidence of the satisfactory reinstatement or replacement thereof in accordance with the terms and conditions hereof.

(x)                                   Notices under Securitization Documents.   Within ten (10) Business Days of receipt thereof, copies of all notices, reports and other information received by T-Two from any agent, trustee or servicer or any other party under or pursuant to the Securitization Documents.

(xi)                                Third Party Default Notices.  Immediately upon notice or receipt thereof by T-Two, copies of all notices of default, other non-performance, and/or exercise (or intended exercise) relating in any way to any one or more of the Related Documents.

(xii)                             Notice of Litigation. Promptly, and in any event within ten (10) Business Days after T-Two obtains Knowledge thereof, written notice of any pending or, to the best of T-Two’s Knowledge, threatened action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) relating in any way to the Loan, the transactions contemplated in the Documents, the Related Documents, or relating to T-Two, which could reasonably be expected to have a Material Adverse Effect.

7.2.3                Existence.  Until the T-Two Acquisition shall be completed, T-Two shall do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect (x) the partnership, company or corporate existence, as applicable, of each T-Two Loan Party and (y) the material rights, licenses, permits and franchises of each T-Two Loan Party, (ii) comply with all laws and other Legal Requirements applicable to it and its assets, business and operations, and (iii) to the extent applicable, at all times maintain, preserve and protect all material franchises and trade names and all the remainder of its property used or useful in the conduct of its business, and keep its assets in good working order and repair, ordinary wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.

7.2.4                Payment of Taxes.  T-Two shall duly pay and discharge, before the same shall become overdue, all taxes, assessments, impositions, and other governmental charges payable by it, except if contested in accordance with Section 9.1.

7.2.5                Insurance; Casualty, Taking.

(a)                                  T-Two shall at all times maintain or cause the appropriate Person to maintain in full force and effect the following insurance: (i) to the best of T-Two’s Knowledge, the Securitized Properties shall be insured by insurers of recognized financial responsibility against such losses and risks in compliance with the Leases and the requirements set forth in Exhibit E hereto, with such insurance being maintained by the tenants under the Leases; and (ii) T-Two shall have a monitoring system in place to periodically verify whether the tenants under the Leases have in place insurance as required by the applicable Lease.

(b)                                 In the event of any damage or destruction to any Securitized Property (or to the extent now or hereafter applicable, any T-Two Collateral) by reason of fire or other hazard or casualty, T-Two shall give immediate written notice thereof to the Administrative Agent. If there is any condemnation for public use of any Securitized Property (or to the extent now or hereafter applicable, any T-Two Collateral), T-Two shall give immediate written notice thereof to the Administrative Agent. Further, T-Two shall upon the request of the Administrative Agent provide to the Administrative Agent with a report as to the status of any insurance adjustment, condemnation claim, or restoration resulting from any casualty or taking.

7.2.6                Inspection.  T-Two shall permit the Administrative Agent and the Lenders and its/their agents, representatives and employees to inspect the T-Two Collateral at reasonable hours upon reasonable notice, except to the extent prohibited or otherwise limited in the subject Leases.

7.2.7                T-Two Loan Documents.  T-Two shall observe, perform and satisfy all the terms, provisions, covenants and conditions to be performed by it under, and to pay when due all costs, fees and expenses, and other T-Two Obligations of T-Two to the extent required under, the T-Two Loan Documents.

7.2.8                Further Assurances.  T-Two shall and shall cause the T-Two Loan Parties to execute and deliver to the Administrative Agent and the other Lenders such documents, instruments, certificates, assignments and other writings, and do such other acts, necessary or desirable in the reasonable judgment of the Administrative Agent, to evidence, preserve and/or protect the T-Two Collateral at any time securing or intended to secure the T-Two Obligations and do and execute all and such further lawful acts, conveyances and assurances as the Administrative Agent may reasonably require for the better and more effective carrying out of the intents and purposes of this Agreement and the other T-Two Loan Documents.

7.2.9                Books and Records.  Until consummation of the IPO, and thereafter only to the extent the financial statements of T-Two are not consolidated with those of NMLP, T-Two shall keep and maintain in accordance with GAAP (or such other accounting basis reasonably acceptable to the Administrative Agent), proper and accurate books, records and accounts reflecting all of the financial affairs of T-Two and such other Persons and all items of income and expense in connection with their respective business and operations and in connection with any services, equipment or furnishings provided in connection with the operation of the business of T-Two and such Persons, whether such income or expense is realized thereby or by any other Person.  The Administrative Agent shall have the right, not more than once each quarter (unless an Event of Default shall have occurred and be continuing in which case as often as the Administrative Agent shall determine), during normal business hours and upon reasonable notice, to examine such books, records and accounts of T-Two at the office of the Person maintaining such books, records, and accounts and to make such copies or extracts thereof as the Administrative Agent shall desire. T-Two shall maintain all of its business records at the address specified at the beginning of this Agreement, subject to change upon advance written notification to the Administrative Agent.  The Administrative Agent may discuss the financial and other affairs of T-Two with any of its respective owners, and any accountants (as to accountants, prior to the occurrence of an Event of Default and following the cure of any Event of Default, upon prior approval of T-Two, not to be unreasonably withheld, and at the cost and expense of the Administrative Agent and the Lenders) hired by T-Two, it being agreed that Administrative Agent and each of the Lenders shall use best efforts to not divulge information obtained from such examination to others except in connection with Legal Requirements and in connection with administering the T-Two Loan, enforcing its rights and remedies under the T-Two Loan Documents and in the conduct, operation and regulation of its banking and lending business (which may include, without limitation, the transfer of the Loan or of participation interests therein).  Any assignee or transferee of the T-Two Loan, co-lender, or any holder of a participation interest in the T-Two Loan shall be entitled to deal with such information in the same manner and in connection with any subsequent transfer of its interest in the T-Two Loan or of further participation interests therein.

7.2.10          Business and Operations.  Until consummation of the T-Two Acquisition, T-Two shall (i) continue to engage in the type of businesses presently conducted by it as of the Closing Date, as and to the extent the same are necessary for the ownership of, and preservation of the value and utility of, the T-Two Collateral, and (ii) be qualified to do business and in good standing under the laws of each jurisdiction, and otherwise to comply with all Legal Requirements, as and to the extent the same are required for the ownership, maintenance, management and operation of the assets of such Person except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

7.2.11          Title.  T-Two shall warrant and defend (x) the title to each item of T-Two Collateral owned by such Person and every part thereof, subject only to the Liens (if any) permitted hereunder, the validity and priority of the Liens and security interests held by the Administrative Agent pursuant to the T-Two Loan Documents, in each case against the claims of all Persons whomsoever. T-Two shall be responsible to reimburse Administrative Agent and the Lenders for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by the Administrative Agent and/or any of the Lenders if an interest in any item of T-Two Collateral, other than as permitted hereunder, is claimed by another Person.

7.2.12          Estoppel.  T-Two shall, within ten (10) days after a request therefor from the Administrative Agent, which request shall not be made by Administrative Agent more than once each quarter during each Fiscal Year, furnish to the Administrative Agent a statement, duly acknowledged and certified, setting forth (i) the amount then owing by T-Two in respect of the T-Two Obligations, (ii) the date through which interest on the T-Two Loan has been paid, (iii) any offsets, counterclaims, credits or defenses to the payment by T-Two to the T-Two Obligations and (iv) whether any written notice of Default from the Administrative Agent to T-Two is then outstanding and acknowledging that this Agreement and the other T-Two Loan Documents are in full force and effect and unmodified, or if modified, giving the particulars of such modification.

7.2.13          ERISA.  T-Two shall as soon as possible and, in any event, within ten (10) days after T-Two, or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following which could have or reasonably be expected to have a Material Adverse Effect, deliver to Administrative Agent a certificate of the an executive officer of T-Two setting forth details as to such occurrence and the action, if any, that the T-Two or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by such T-Two, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:  (i) that a Reportable Event has occurred; (ii) that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; (iii) that a contribution required to be made to a Plan has not been timely made; (iv) that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (v) that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; (vi) that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan; (vii) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (viii) that T-Two, or such

ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Sections 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Sections 401(a)(29), 4971, 4975 or 4980 of the Code or Sections 409 or 502(i) or 502(l) of ERISA; (ix) or that T-Two or any ERISA Affiliate may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(l) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA).  T-Two shall deliver to the Administrative Agent a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to the Administrative Agent pursuant to the first sentence hereof, copies of any material notice received by T-Two or any ERISA Affiliate with respect to any Plan shall be delivered to Administrative Agent no later than ten (10) days after the date such report notice has been received by T-Two or such ERISA Affiliate, as applicable.

7.2.14          Depository Accounts. T-Two shall (i) maintain all operating and other depository accounts, if any, with the Administrative Agent or the Deposit Account Co-Agent (or any successor thereto) (singly and collectively, including the T-Two Depository Accounts, the “T-Two Accounts”), such T-Two Accounts as of the date hereof listed on Exhibit R, annexed hereto, unless otherwise agreed by Administrative Agent in writing, (ii) maintain a minimum of one depository account for each such Person with the Administrative Agent or the Deposit Account Co-Agent (or any successor thereto) (singly and collectively, the “T-Two Depository Accounts”), unless otherwise agreed by Administrative Agent in writing, (iii) execute and deliver the Cash Management Agreement to provide for terms and conditions satisfactory to the Administrative Agent with respect to the use and disbursement of funds in any T-Two Account. Each of the T-Two Accounts shall be subject to the T-Two Depository Account Pledge and Security Agreement.

7.2.15          Cash Flow; T-Two Payment Direction Letters.

(a)                                  T-Two agrees that appropriate procedures satisfactory to the Administrative Agent will be put in place such that (a) any payments received by the Grantor Trust, directly by T-Two or by any other Person on account of the Securitized Notes shall be directly deposited in the designated T-Two Depository Account in the name of T-Two, and (b) any other receipts or other revenues or payments received by T-Two shall be directly deposited in a designated T-Two Depository Account in the name of T-Two.  Further, after the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right to receive any and all such payments or other revenues and make application thereof to the Obligations.

(b)                                 The use and disbursement of all funds in the T-Two Depository Accounts and the T-Two Accounts shall be subject to the terms and provisions hereof and the Cash Management Agreement.

(c)                                  T-Two agrees that to the extent that T-Two or any T-Two Loan Party receives directly any payments, revenues or other payments which are required to be deposited as provided for herein, T-Two shall, and shall cause any other T-Two Loan Party to, deposit such funds in the applicable designated T-Two Depository Account.

(d)                                 T-Two shall (and shall cause the other T-Two Loan Parties to) maintain in place during the term of the Loan such direction letters and agreements as the Administrative Agent may from time to time require in order to effectuate the terms and provisions hereof relating to the management of the cash flow of T-Two (the “T-Two Payment Direction Letters”), including, without limitation, the payment of all amounts due under any Securitized Note or Securitized Mortgage to the Grantor Trust Trustee.

7.2.16          Costs and Expenses.  T-Two shall pay all costs and expenses (excluding salaries or wages of employees of Administrative Agent) reasonably incurred by Administrative Agent in connection with the implementation and syndication of the T-Two Loan and the administration of the T-Two Loan, and reasonably incurred by the Administrative Agent or any of the Lenders in connection with the enforcement of the Administrative Agent’s and Lenders’ rights under the T-Two Loan Documents, including, without limitation, legal fees and disbursements, appraisal fees, inspection fees, plan review fees, travel costs and fees and out-of-pocket costs of independent engineers and consultants.  T-Two’s obligations to pay such costs and expenses shall include, without limitation, all attorneys’ fees and other costs and expenses for preparing and conducting litigation or dispute resolution arising from any breach by T-Two or the T-Two Loan Parties of any covenant, warranty, representation or agreement under any one or more of the T-Two Loan Documents.  Unless an Event of Default has occurred and is then continuing, the Administrative Agent shall use its best efforts to notify T-Two prior to the incurrence of any such cost or expense if the aggregate amount of such costs and expenses in any one calendar year will exceed $25,000.00; provided, however, that the failure shall provide such notice shall not affect in any manner whatsoever on T-Two’s obligations hereunder.

7.2.17          Indemnification.  T-Two shall at all times, both before and after repayment of the T-Two Loan, at its sole cost and expense defend, indemnify, exonerate and save harmless Administrative Agent and each of the Lenders and all those claiming by, through or under Administrative Agent and each of the Lenders (“Indemnified Party”) (to the extent not paid by T-Two in this Section 7.2.17 or under the applicable provisions of this or any other T-Two Loan Document) against and from all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind whatsoever, including, without limitation, attorneys’ fees and experts’ fees and disbursements, which may at any time (including, without limitation, before or after discharge or foreclosure of the T-Two Security Documents) be imposed upon, incurred by or asserted or awarded against the Indemnified Party and arising from or out of:

(a)                                  any liability for damage to person or property arising out of any violation of any Legal Requirement with respect to T-Two, any T-Two Loan Party or any Securitized Property, or

(b)                                 any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder’s fees in respect of the Loan, or

(c)                                  as a result of litigation that may arise in connection with T-Two’s activities, or

(d)                                 any act, omission, negligence or conduct at any Individual Property, or arising or claimed to have arisen, out of any act, omission, negligence or conduct of T-Two or any tenant, occupant or invitee thereof which is in any way related to any Individual Property.

Notwithstanding the foregoing, an Indemnified Party shall not be entitled to indemnification in respect of claims arising from acts of its own gross negligence or willful misconduct to the extent that such gross negligence or willful misconduct is determined by the final judgment of a court of competent jurisdiction, not subject to further appeal, in proceedings to which such Indemnified Party is a proper party.

7.2.18          Replacement Documentation.  Upon receipt of an affidavit of an officer of Administrative Agent as to the loss, theft, destruction or mutilation of the T-Two Note or any other T-Two Security Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such T-Two Note or other T-Two Security Document, T-Two will issue, in lieu thereof, a replacement T-Two Note or other security document in the same principal amount and otherwise of like tenor upon receipt by T-Two of a suitable indemnity.

7.2.19          Other Covenants.  With the exception of the T-Two Collateral held by the Grantor Trustee pursuant to the terms of the Securitization Documents, T-Two hereby represents and warrants that no T-Two Collateral is in the possession of any third party bailee (such as at a warehouse).  In the event that T-Two and/or any of the other T-Two Loan Parties, after the date hereof, intends to store or otherwise deliver any T-Two Collateral or other personal property in which the Administrative Agent has been granted a security interest to such a bailee, then T-Two shall receive the prior written consent of the Administrative Agent and such bailee must acknowledge in writing that the bailee is holding such T-Two Collateral or such other personal property for the benefit of the Administrative Agent and the Lenders.

7.2.20          Single-Purpose Entity.  Until such time as the T-Two Acquisition may be consummated, T-Two shall continue to be a Single-Purpose Entity and shall comply with the terms and provisions hereof with respect thereto.

7.2.21          Intercompany Loan.  Upon request of the NMLP, T-Two shall make advances to NMLP (the “Intercompany Loan”), which advances shall be evidenced and governed by the Intercompany Loan Documents. The proceeds of the Intercompany Loan shall be utilized by NMLP for general working capital purposes. The Intercompany Loan shall bear interest and shall be repaid in accordance with the terms of the Intercompany Loan Documents.

7.2.22          Office of Foreign Assets Control.  No T-Two Loan Party is a person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or to the best of Borrowers’ knowledge, is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the current list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

7.2.23          Patriot Act.  Each T-Two Loan Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).  To the best of each T-Two Loan Party’s knowledge, no part of the proceeds of the T-Two Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

7.2.24          Waiver.  T-Two hereby waives, and shall instruct the Servicer to waive, any term or condition of the Securitization Documents which would prevent or prohibit the Guaranty Partnerships from executing the NMLP Guaranty and the other NMLP Security Documents required hereunder.

7.3                                 Financial Covenants.  The Borrower shall comply with the following financial covenants;

7.3.1                Debt Service Coverage Ratios.

(a)                                  Certain Definitions.

(i)                                     “Calculation Date” shall mean the last day of each Fiscal Quarter commencing with September 30, 2005.

(ii)                                  “Calculation Period” shall mean each successive twelve (12) month period ending on a Calculation Date.

(iii)                               “Consolidated Debt Service Coverage” shall mean the ratio for the Calculation Period of:  (A) Consolidated Net Cash Flow to (B) Consolidated Debt Service.

(iv)                              “Consolidated Net Cash Flow” shall mean the  sum of (i) (a) the aggregate of all cash revenues of all of NMLP’s Subsidiaries and regularly scheduled principal and interest from the Newkirk Loans, including, without limitation, all rents, management fees, ground rent, common area maintenance charges, insurance premium and tax reimbursements and proceeds from rental interruption insurance, plus (b) all regularly scheduled payments of principal and interest received by T-Two on account of any Non-Wholly Owned Securitized Note,  less the aggregate of (ii) all operating costs and expenses (excluding Consolidated Debt Service) of NMLP, T-Two, and the NMLP’s Subsidiaries related to such investments, amounts reserved for taxes and insurance, replacement reserves, and capital expenditures, all of the foregoing as reasonably determined by the Administrative Agent in a manner consistent with the procedures and methods utilized by the Administrative Agent in analyzing the financial information provided by NMLP and T-Two prior to closing.

(v)                                 “Consolidated Debt Service” shall mean (A) the sum of the aggregate actual principal and interest paid or payable respecting all Debt of NMLP, T-Two and the NMLP’s Subsidiaries (but excluding, for the purposes of this definition, (i) debt service with respect to the Securitized Notes, (ii) any payments due under the Intercompany Loan (iii) any required principal payments under Section 2.3.8(a) hereof, (iv) any Mandatory Principal Prepayments, and (v) any voluntary principal prepayments under the Loan), on a consolidated basis, during the Calculation Period less (B) with respect to interest payments required with respect to the NMLP Loan and the T-Two Loan, the amount paid to NMLP or T-Two or the Administrative Agent pursuant to any Interest Rate  Agreement relating to interest due during the subject Calculation Period.

(b)                                 Minimum Consolidated Debt Service Coverage.  During the Initial Term, the Consolidated Debt Service Coverage for each Calculation Period determined on each Calculation Date shall be not less than 1.70:1. During any Extended Term, the Consolidated Debt Service Coverage for each Calculation Period determined on each Calculation Date shall be not less than 2:1.  The compliance with the Consolidated Debt Service Coverage covenant shall be tested by the Administrative Agent on the Calculation Date with results based upon the most recent Calculation Period results, as reasonably determined by the Administrative Agent in a manner consistent with the procedures and methods utilized by the Administrative Agent in analyzing the financial information provided by NMLP and T-Two prior to Closing. If such Consolidated Debt Service Coverage covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such principal reduction had been made on the first day of the

Calculation Period, the Consolidated Debt Service Coverage covenant would have been satisfied. It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after notice from Administrative Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give Administrative Agent sufficient reports to enable the Administrative Agent to make the necessary calculations, forty-five (45) days following the applicable Calculation Date; provided the Borrower shall have an additional five (5) days to supply additional information to the Administrative Agent from the date the Administrative Agent notifies the Borrower that the initial reports have been deemed insufficient by the Administrative Agent.

7.3.2                Consolidated Leverage Ratio.  The quotient resulting from  dividing (i) the sum of (1) NMLP’s allocable share of the aggregate amount of all Debt respecting the NMLP’s Investments and (2) the aggregate amount of T-Two’s Debt (including, without limitation, the outstanding balance of the Loan and the T-Two Loan, but excluding the outstanding balance of the Securitized Notes and the Intercompany Loan) by (ii) the aggregate of (1) Aggregate Investment Capitalization of NMLP’s  allocable share of all the NMLP’s Investments, plus (2) plus all cash and cash equivalents (excluding (A) any amounts contained in the Reinvestment Account but including (B) any amounts in excess of the Required T/I Amount (calculated for this purpose only based upon the projected leasing costs (as determined by the Administrative Agent) for the following twelve month period only) contained in the T/I Fund Account) of NMLP and the NMLP Subsidiaries (the “Consolidated Leverage Ratio”), all as reasonably determined by the Administrative Agent in a manner consistent with the procedures and methods utilized by the Administrative Agent in analyzing the financial information provided by NMLP prior to closing, shall at all times be less than the following during the relevant periods indicated:

Relevant period	Consolidated Leverage Ratio
Closing through August 10, 2006	67.5%
August 11, 2006 through August 10, 2007	65.0%
August 11, 2007 through August 10, 2008	62.5%
August 11, 2008 through August 10, 2009, as may be applicable during any First Extended Term	60.0%
August 11, 2009 through August 10, 2010, as may be applicable during any Second Extended Term	60.0%

The compliance with the Consolidated Leverage Ratio covenant shall be tested by the Administrative Agent on the Calculation Date with results based upon the then current financial information, as reasonably determined solely by the Administrative Agent.  If such Consolidated Leverage Ratio covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such principal reduction had been made on the Calculation Date, the Consolidated Leverage Ratio covenant would have been satisfied on such Calculation Date. It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after notice from the Administrative Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give the Administrative Agent and each of the Lenders sufficient reports to enable the Administrative Agent to make the necessary calculations, forty-five (45) days following the applicable Calculation Date; provided the Borrower shall have an additional five (5) days to supply additional information to the Administrative Agent from the date the Administrative Agent notifies the Borrower that the initial reports have been deemed insufficient by the Administrative Agent.

7.3.3                Minimum Liquidity.  The sum of all of NMLP’s and the NMLP’s Subsidiaries Liquid Assets  (excluding, however, (a) the Liquid Assets of any NMLP Subsidiary as to which there exists a default or event of default on any Mortgage Debt of such NMLP Subsidiary, and (b) any amounts contained in the Reinvestment Account)  must at all times be at least $5,000,000.00, all of the foregoing as reasonably determined by the Administrative Agent in a manner consistent with the procedures and methods utilized by the Administrative Agent in analyzing the financial information provided by NMLP prior to Closing.  Any amounts in excess of the Required T/I Amount (calculated for this purpose only based upon the projected leasing costs (as determined by the Administrative Agent) for the following twelve (12) month period only) contained in the T/I Fund Account shall be included in the calculation of the minimum required Liquid Assets.  If such Minimum Liquidity shall not be satisfied on any date of testing, NMLP shall arrange for an infusion of Liquid Assets in an amount necessary to satisfy the requirements of this Section 7.3.3.   It shall be an Event of Default if NMLP fails to arrange for any required additional Liquid Assets not later than ten (10) Business Days after notice from Administrative Agent to the Borrower notifying the Borrower of the noncompliance.

7.3.4                Minimum Consolidated Net Worth.  Minimum Consolidated Net Worth shall at all times be equal to or greater $400,000,000.00.  “Minimum Consolidated Net Worth” shall mean the consolidated net worth of NMLP and the NMLP Subsidiaries using the Aggregate Investment Capitalization for all NMLP’s Investments, plus all cash and cash equivalents of NMLP, T-Two and the NMLP Subsidiaries, less the allocable share of all liabilities respecting the Individual Properties (excluding the Securitized Notes), and of NMLP, T-Two, and the NMLP Subsidiaries, as reasonably determined by the Administrative Agent in a manner consistent with the procedures and methods utilized by the Administrative Agent in analyzing the financial information provided by NMLP prior to closing.  The compliance with the Minimum Consolidated Net Worth covenant shall be tested by the Administrative Agent on each Calculation Date with results based upon the then current financial information, as reasonably determined by the Administrative Agent in a manner consistent with the procedures and methods utilized by the Administrative Agent in analyzing the financial information provided by NMLP prior to Closing.  If such Minimum Consolidated Net Worth covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such principal reduction had been made on the Calculation Date the Minimum Consolidated Net Worth covenant would have been satisfied on such Calculation Date.  It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after notice from Administrative Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give Administrative Agent and each of the Lenders sufficient reports to enable Administrative Agent to make the necessary calculations, forty-five (45) days following the applicable Calculation Date; provided the Borrower shall have an additional five (5) days to supply additional information to the Administrative Agent from the date the Administrative Agent notifies the Borrower that the initial reports have been deemed insufficient by the Administrative Agent.

ARTICLE 8

NEGATIVE COVENANTS.

8.1                                 NMLP.  NMLP covenants and agrees that from the date hereof and so long as any NMLP Obligations remain outstanding hereunder, NMLP shall not (and shall not suffer or permit the other NMLP Loan Parties (except the Excepted Loan Parties), and/or the NMLP Subsidiaries to):

8.1.1                No Changes to NMLP and other NMLP Loan Parties. Without the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld, after not less than thirty (30) days’ prior written notice (with reasonable particularity of the facts and circumstances attendant thereto): (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change the organizational number (if any) assigned by its jurisdiction of formation or its federal employer identification number (if any).

8.1.2                Restrictions on Liens.  Create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible, including, without limitation, the Individual Properties), whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse) or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, or grant rights with respect to, or otherwise encumber or create a security interest in, such property or assets (including, without limitation, any item of NMLP Collateral) or any portion thereof or any other revenues therefrom or the proceeds payable upon the sale, transfer or other disposition of such property or asset or any portion thereof, or permit or suffer any such action to be taken, except the following (singly and collectively, “NMLP Permitted Liens”):

(a)                                  Liens created by the NMLP Loan Documents;

(b)                                 Liens for taxes, assessments or other governmental charges not yet delinquent or which are being diligently contested in good faith and by appropriate proceedings, if (x) reasonable reserves in an amount not less than the tax, assessment or governmental charge being so contested shall have been established in a manner reasonably satisfactory to the Administrative Agent or deposited in cash (or cash equivalents) with the Administrative Agent to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable law, (y) no risk of sale, forfeiture or loss of any interest in any Individual Property or the NMLP Collateral or any part thereof arises during the pendency of such contest and (z) such contest does not have and could not reasonably be expected to have a Material Adverse Effect;

(c)                                  Liens in respect of property or assets imposed by law, which were incurred in the ordinary course of business and do not secure Debt, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of any property or assets or  have, and could not reasonably be expected to have, a Material Adverse Effect or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(d)                                 Liens existing as of the Closing Date in favor of (a) the Integrated Group to secure the Integrated Obligations, and/or (b) the holders of the Mortgage Debt;

(e)                                  A Lien on an Individual Property which may be granted to secure a Permitted Refinance;

(f)                                    A Lien on an Individual Property which may be granted to secure Permitted T/I Debt;

(g)                                 A Lien on an Individual Property which may be granted to secure Permitted Additional Debt incurred by the owner of such Individual Property; and

(h)                                 To the extent that NMLP or any NMLP Subsidiary or any NMLP Loan Party (except the Excepted Loan Parties) acquires any other asset, any Lien as to which the acquisition of such asset is subject.

8.1.3                Consolidations, Mergers, Sales of Assets, Issuance and Sale of Equity.  Except as necessary to complete the IPO, (i)  Dissolve, terminate, liquidate, consolidate with or merge with or into any other Person,  (ii) issue, sell, lease, transfer or assign to any Persons or otherwise dispose of (whether in one transaction or a series of transactions) any portion of its assets (whether now owned or hereafter acquired), including, without limitation, any securities, membership or partnership interests, or other interests of any kind in any other NMLP Loan Party (except the Excepted Loan Parties) or NMLP Subsidiary, directly or indirectly (whether by the issuance of rights of, options or warrants for, or securities convertible into, any such security, membership or partnership interests or other interests of any kind), (iii) withdraw from or resign as general partner or managing member of any Person, including, without limitation, any withdrawal or resignation of: (x) NMLP GP as the general partner of the NMLP, (y) any NMLP Partnership GP as the general partner of a NMLP Partnership, or (z) the general partner of each Other Partnership, which general partner is subject to the control, directly and indirectly, of Newkirk GP LLC, (iv) permit another Person to merge with or into it, (v) acquire all or substantially all the capital stock, membership or partnership interests or assets of any other Person, or (vi) take any action which could have the effect, directly or indirectly, of diluting the economic interest of any NMLP Loan Party  (except the Excepted Loan Parties) in any other NMLP Loan Party (except the Excepted Loan Parties)  or NMLP Subsidiary; except the following:

(a)                                  Transfers pursuant to the NMLP Security Documents and other agreements in favor of Administrative Agent on behalf of the Lenders;

(b)                                 Transfers pursuant to the Integrated Documents;

(c)                                  Transfers or mergers to facilitate a NMLP Permitted Investment (to the extent required, the Administrative Agent shall release any security interest which it may have thereon to effectuate such transfer or merger);

(d)                                 Mergers of any Other Partnership into a NMLP Partnership in accordance with the terms and conditions hereof;

(e)                                  Mergers, consolidations, transfers and sales between and among NMLP Loan Parties (except the Excepted Loan Parties)  of partnership interests, membership interests or capital stock, so long as after giving effect to any such merger, consolidation, transfer or sale, the Administrative Agent shall have a security interest, directly or through its security interest in the partnership interests, membership interests or capital stock of another NMLP Loan Party (except the Excepted Loan Parties), in the partnership interests, membership interests or capital stock of the NMLP Loan Party (except the Excepted Loan Parties) which is the survivor of such merger or consolidation or the recipient of such partnership interests, membership interests or capital stock transferred and/or sold; provided that in no event may any such merger, consolidation, transfer or sale cause a Change of Control or otherwise adversely affect the interests of the Administrative Agent and/or the Lenders, as determined solely by the Administrative Agent;

(f)                                    Sales of any Individual Property in connection with an Economic Discontinuance Sale, subject to the terms and conditions of Section 7.1.24 and payment of the required NMLP Mandatory Principal Prepayment related thereto (to the extent required, the Administrative Agent shall release any security interest which it may have thereon to effectuate such sale);

(g)                                 Sales of any Individual Property (other than in connection with an Economic Discontinuance Sale) or the 100% ownership interest of NMLP in any NMLP Partnership or, with the prior consent of the Administrative Agent, any other ownership interest of NMLP in any NMLP Partnership; provided (a) the Administrative Agent receives the NMLP Mandatory Principal Prepayment required under Section 2.3.8(b)(ii) above, (b) the purchaser is an unaffiliated third party, and (c) NMLP submits to the Administrative Agent an Officer’s Certificate reflecting a pro-forma calculation that NMLP will be in compliance with the Financial Covenants considering the consequences of the sale (to the extent required, the Administrative Agent shall release any security interest which it may have thereon to effectuate such sale);

(h)                                 Sales or dispositions in the ordinary course of business of worn, obsolete or damaged items of personal property or fixtures which are suitably replaced (to the extent required, the Administrative Agent shall release any security interest which it may have  thereon to effectuate such sale or disposition);

(i)                                     Leases to the extent provided for herein;

(j)                                     After completion of the IPO, issuance and redemption of partnership interests in NMLP; and

(k)                                  Transactions, whether outright or as security, for which Administrative Agent’s prior written consent has been obtained.

8.1.4                Restrictions on Debt.  (i) Create, incur or assume any Debt, (ii) enter into, acquiesce, suffer or permit any amendment, restatement or other modification of the documentation evidencing and/or securing any Debt under which it is an obligor, or (iii) increase the amount of any Debt existing as of the Closing Date; except with respect to the following (singly and collectively, “NMLP Permitted Debt”):

(a)                                  The NMLP Obligations;

(b)                                 The following Debt existing as of the Closing Date in the amount disclosed to the Administrative Agent hereunder:

(i)                                     the Mortgage Debt (none of which is recourse to NMLP, except for the type of recourse obligation set forth in Section 8.1.4(e), below); and

(ii)                                  the Integrated Obligations (none of which is recourse to (x) NMLP and (y) any NMLP Subsidiary, other than Newkirk GP LLC, Newkirk Capital LLC, and Newkirk Finco LLC);

(c)                                  Debt described in Schedule 8.1.4(c) annexed hereto;

(d)                                 Any refinancing of any Mortgage Debt provided the new Debt (x) is no greater than the principal balance of the existing Mortgage Debt being refinanced plus normal and customary closing costs, (y) has the same maturity, the same or lower interest rate, same amortization, and the same collateral package as currently existing Mortgage Debt and (z) is consummated during the primary term of the applicable lease (“Permitted Refinance”) ; provided, however, that no refinancing of any Debt otherwise permitted hereunder shall be allowed unless and until:

(i)                                     the Administrative Agent has received at least thirty (30) days’ prior written notice of any intended refinancing, which notice shall detail with specificity the terms and conditions of any such refinancing and shall include complete copies of any loan application and loan commitment respecting such proposed refinancing, together with such other materials and information as the Administrative Agent shall reasonably request;

(ii)                                  no Default or Event of Default shall have occurred and then be continuing; and

(iii)                               NMLP has provided the Administrative Agent with such instruments, documents, agreements, certifications, and opinions as the Administrative Agent shall reasonably require with respect thereto.

(e)                                  With respect to any Mortgage Debt, obligations under (i) limited guaranties by NMLP as to usual and customary exceptions to non-recourse provisions (e.g., fraud and misappropriation of funds) provided that such limited guaranties are evidenced by documentation approved by the Administrative Agent and (ii) indemnifications by NMLP as to usual  Hazardous Materials issues relating to the subject Individual Property provided that such indemnifications are evidenced by documentation customary for transactions of that type;

(f)                                    Indebtedness constituting Permitted T/I Debt;

(g)                                 Indebtedness constituting Permitted Additional Debt;

(h)                                 Indebtedness incurred in the ordinary course of business for the purchase of goods or services which are payable, without interest, within thirty (30) days of billing;

(i)                                     Indebtedness under the Intercompany Loan Documents:

(j)                                     Indebtedness under the Permitted Revolver; and

(k)                                  Transactions, whether secured or unsecured, for which Administrative Agent’s prior written consent has been obtained.

8.1.5                Respecting Individual Properties.   Permit or otherwise suffer to occur any event such that the representations and warranties of NMLP set forth in Section 6.1.18 would be untrue or misleading in any material respect.

8.1.6                Respecting Ground Lease Extension Options and Remainder Ground Lease Options.  Permit any of the Ground Lease Extension Options and/or Remainder Ground Lease Options, including, without limitation, any conditions precedent therein, to lapse, expire, or otherwise remain unexercised, or otherwise permit the expiration of any Ownership Interest Agreement,  without the express prior written consent of the Administrative Agent.

8.1.7                Other Business.   Enter into any line of business or make any material change in the nature of its business, purposes or operations, except as otherwise specifically permitted by this Agreement or the other NMLP Loan Documents.

8.1.8                Change of Control.   Permit or otherwise suffer to occur any Change of Control.

8.1.9                Forgiveness of Debt.  Cancel or otherwise forgive or release any Debt owed to it by any Person, except upon receipt of adequate consideration or as otherwise approved by the Administrative Agent.

8.1.10          Affiliate Transactions.  On and after the Closing Date, enter into, or be a party to, any transaction with any Person who is an Affiliate of NMLP, or any NMLP Subsidiary, or any NMLP Loan Party, except for (i) the Amended and Restated Asset Management Agreement and the Contract to Provide Asset Management Services, (ii) any property management contract for an Individual Property which is no longer subject to a triple net lease with a management fee not to exceed three percent (3%) of gross revenue per year, (iii) any construction management contract for improvements to be made to any Individual Property or NMLP Permitted Investment acquisition with a construction management fee not to exceed five percent (5%) of the gross cost of the construction of  improvements, provided that this Section 8.1.10 shall not apply to transactions between and among NMLP Loan Parties or to transactions between NMLP Loan Parties and NMLP Subsidiaries, (iv) the Intercompany Loan Documents, (v) as contemplated by the Call Option Agreement, and (vi) as contemplated to complete the IPO including, without  limitation, the transactions set forth in Exhibit Q.

8.1.11          Amendments; Terminations of Related Documents.  Enter into, acquiesce in, suffer or permit any amendment, restatement or other modification or termination of any of the Related Documents, without the express prior written consent of the Administrative Agent (other than the Formation Documents of any Excepted Loan Party).

8.1.12          ERISA.  Except for Code Section 401(k) plans, establish  or be obligated to contribute to any Plan.

8.1.13          Bankruptcy Filings. File a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property.

8.1.14          Investment Company.  Become an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.1.15          Holding Company.  Become a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

8.1.16          Use of Proceeds.  Permit the proceeds of the Loan, or any other accommodation at any time made hereunder, to be used for any purpose which entails a violation of, or is inconsistent with, Regulation T, U or X of the Board of Governors of the Federal Reserve System, or for any purpose other than those set forth in Section 1.3.2.

8.1.17          Advances and Loans.  Except for loans from NMLP to any NMLP Subsidiary, Other Partnerships, or as contemplated by the NMLP Obligations directly or indirectly, lend money or credit or make advances to any Person.

8.1.18          Distributions. (i) Authorize, declare, or pay any Distributions on behalf of NMLP, except for Permitted Distributions, or (ii) take any action which would amend, modify, or terminate any Distribution due, or the terms of any Formation Document relating to Distributions due, to NMLP or any NMLP Subsidiary.

8.1.19          Restrictions on Investments.  Make or permit to exist or to remain outstanding any Investment except which is or results in (“NMLP Permitted Investments”):

(a)                                  marketable direct or guaranteed general obligations of the United States of America which mature within one year from the date of purchase;

(b)                                 bank deposits, certificates of deposit and banker’s acceptances, or other obligations in or of the Lenders or banks located within and chartered by the United States of America or a state and having assets of over $500,000,000.00; and

(c)                                  NMLP’s Subsidiaries, subject in all instances to the terms of this Agreement;

(d)                                 the acquisition of any asset related to the operation, ownership or management of the Individual Properties or any of the other assets of NMLP or the NMLP Subsidiaries;

(e)                                  after the completion of the IPO, the acquisition of Acquired Individual Assets, subject in all instances to the requirements of Sections 7.1.23; and 8.1.25 below; and

(f)                                    the acquisition of any asset deemed by NMLP to provide  beneficial tax consequences for the limited partners of the Borrower, but not to exceed the investment of more than One-Million Dollars ($1,000,000.00) in any Fiscal Year.

All such Investments shall be made by NMLP in a manner which assures that the Administrative Agent shall have and maintain a perfected first lien security interest therein.

8.1.20          Contracts of a Material or Significant Nature.  Except for contracts otherwise complying with this Agreement, not enter into any other contracts, agreements or purchase orders which would involve the expenditure of more than $5,000,000.00 in any instance or $5,000,000.00 in the aggregate without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed, but which consent may be conditioned upon a demonstration by NMLP to the Administrative Agent’s reasonable satisfaction that the contract, agreement or purchase order is reasonable and that the NMLP Loan Party entering into such contract has adequate resources to pay and perform the same.

8.1.21          Consulting or Management Fees.  Permit the payment of any asset management fees in excess of One Million Dollars ($1,000,000.00) in any Fiscal Year to any Person or enter into any agreement providing asset management services to NMLP or any NMLP Subsidiary which provides for the payment of asset management fees in excess of One Million Dollars ($1,000,000.00) in any Fiscal Year, except pursuant to (i) the Amended and Restated Asset Management Agreement, (ii) the Contract to Provide Asset Management Services, and (iii) any property management contract for an Individual Property which is no longer subject to a triple net lease on terms and conditions customary in the relevant market area.

8.1.22          Negative Pledges, etc.  Enter into any agreement subsequent to the Closing Date (other than a NMLP Loan Document) which (a) prohibits the creation or assumption of any Lien upon any of the NMLP Collateral, including, without limitation, any hereafter acquired property, (b) specifically prohibits the amendment or other modification of this Agreement or any other NMLP Loan Document, or (c) could reasonably be expected to have a Material Adverse Effect.

8.1.23          Newkirk Business Transactions.  Conduct any business activities that relate, directly or indirectly, to the Net Lease Partnerships, their properties or assets through any Person other than a NMLP Subsidiary, except pursuant to the structure of ownership existing as of the Closing Date and disclosed to the Administrative Agent.

8.1.24          Limitations On Certain Transactions.  Take any action or otherwise engage in any of the following transactions, without the express prior written consent of the Administrative Agent (except as specifically provided below):

(a)                                  exercise any right, remedy, power, privilege, or discretion pursuant to, or amend, modify or waive any provision of, the Call Option Agreement, subject to Section 7.1.32 above;

(b)                                 exercise (or permit or consent to the exercise of) any right, remedy, power, privilege, or discretion pursuant to, or amend, modify or waive any provision of, any Discounted Payment Option; or

(c)                                  exercise any right, remedy, power, privilege, or discretion pursuant to, or amend, modify or waive any provision of, the Reimbursement Agreement.

8.1.25          Acquired Individual Assets.  Acquire additional real estate properties, direct or indirect equity or debt interests therein or in the owners thereof or other related thereto including, without limitation, mezzanine loans, joint venture interests, “B” certificates, preferred stock and derivatives (each, an “Acquired Individual Asset”) except upon the following terms and conditions:

(a)                                  In the event Reinvestment Proceeds are utilized in connection with the acquisition of such Acquired Individual Asset, the underlying real estate asset is a triple net leased property to a tenant with an office, retail, warehouse or manufacturing use, with a credit quality sufficient to provide assurance of its ability to perform its obligations under the subject lease; otherwise, the underlying real estate asset is (i) a property that is either (A) triple net leased or (B) where a tenant leases at least 85% of the rentable square footage of the property and, in addition to base rent, the tenant is required to pay some or all of the operating expenses for the property, and, in both (A) and (B) the lease has a remaining term, exclusive of all unexercised renewal terms, of more than 18 months, (ii) management agreements and master leases with terms of greater than three years where a manager or master lessee bears all operating expenses of the property and pays the owner a fixed return, (iii) securities of companies including, without limitation, corporations, partnerships and limited liability companies, whether or not publicly traded, that are primarily invested in assets that meet the requirements of clauses (i) and (ii), and (iv) all retenanting and redevelopment associated with such properties, agreements and leases, and all activities incidental thereto;

(b)                                 Only in the event Reinvestment Proceeds are utilized in connection with the acquisition of such Acquired Individual Asset, the Administrative Agent has approved the acquisition of such Acquired Individual Asset, which approval will not be unreasonably withheld or delayed;

(c)                                  The Administrative Agent has been provided with such customary due diligence with respect to such asset as the Administrative Agent may require including, without limitation, the items set forth in Article 5 above with respect to such asset or any NMLP Subsidiary formed or acquired in connection with such asset;

(d)                                 The Borrower and the applicable NMLP Subsidiary shall execute the documents and take the actions required under Section 7.1.23(j);

(e)                                  Only in the event Reinvestment Proceeds are utilized in connection with the acquisition of such Acquired Individual Asset, upon receipt by the Administrative Agent of the due diligence and information set forth above, to the extent the Administrative Agent’s approval is required hereunder, the Administrative Agent will advise NMLP within ten (10) Business Days of its approval of the acquisition, or the basis for its disapproval.

8.2                                 T-Two.  T-Two covenants and agrees that from the date hereof and so long as any T-Two Obligations remain outstanding hereunder, T-Two shall not (and shall not suffer or permit the other T-Two Loan Parties [other than the Excepted Loan Parties]):

8.2.1                No Changes to T-Two and other T-Two Loan Parties.  Until such time as the T-Two Acquisition is completed, without the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld, after not less than thirty (30) days’ prior written notice (with reasonable particularity of the facts and circumstances attendant thereto): (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change the organizational number (if any) assigned by its jurisdiction of formation or its federal employer identification number (if any).

8.2.2                Restrictions on Liens.  Create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible, including, without limitation, the Individual Properties), whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse) or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, or grant rights with respect to, or otherwise encumber or create a security interest in, such property or assets (including, without limitation, any item of T-Two Collateral) or any portion thereof or any other revenues therefrom or the proceeds payable upon the sale, transfer or other disposition of such property or asset or any portion thereof, or permit or suffer any such action to be taken, except the following (singly and collectively, “T-Two Permitted Liens”):

(a)                                  Liens created by the T-Two Loan Documents;

(b)                                 Liens for taxes, assessments or other governmental charges not yet delinquent or which are being diligently contested in good faith and by appropriate proceedings, if (x) reasonable reserves in an amount not less than the tax, assessment or governmental charge being so contested shall have been established in a manner reasonably satisfactory to the Administrative Agent or deposited in cash (or cash equivalents) with the Administrative Agent to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable law, (y) no risk of sale, forfeiture or loss of any interest in the T-Two Collateral or any part thereof arises during the pendency of such contest and (z) such contest does not have and could not reasonably be expected to have a Material Adverse Effect; and

(c)                                  Liens in respect of property or assets imposed by law, which were incurred in the ordinary course of business and do not secure Debt, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of any property or assets or  have, and could not reasonably be expected to have, a Material Adverse Effect or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien.

8.2.3                Consolidations, Mergers, Sales of Assets, Issuance and Sale of Equity.  (i) Dissolve, terminate, liquidate, consolidate with or merge with or into any other Person,  (ii) take any action which could have the effect, directly or indirectly, of diluting the economic interest of any T-Two Loan Party in any other T-Two Loan Party; except the following:

(a)                                  Transfers pursuant to the T-Two Security Documents and other agreements in favor of Administrative Agent on behalf of the Lenders;

(b)                                 Transfers or mergers to facilitate a T-Two Permitted Investment (to the extent required, the Administrative Agent shall release any security interest which it may have thereon to effectuate such transfer or merger);

(c)                                  Mergers, consolidations, transfers and sales between and among T-Two Loan Parties of partnership interests, membership interests or capital stock, so long as after giving effect to any such merger, consolidation, transfer or sale, the Administrative Agent shall have a security interest, directly or through its security interest in the partnership interests, membership interests or capital stock of another T-Two Loan Party, in the partnership interests, membership interests or capital stock of the T-Two Loan Party which is the survivor of such merger or consolidation or the recipient of such partnership interests, membership interests or capital stock transferred and/or sold; provided that in no event may any such merger, consolidation, transfer or sale cause a Change of Control or otherwise adversely affect the interests of the Administrative Agent and/or the Lenders, as determined solely by the Administrative Agent;

(d)                                 Sales or dispositions in the ordinary course of business of worn, obsolete or damaged items of personal property or fixtures which are suitably replaced (to the extent required, the Administrative Agent shall release any security interest which it may have  thereon to effectuate such sale or disposition); and

(e)                                  Transactions, whether outright or as security, for which Administrative Agent’s prior written consent has been obtained.

8.2.4                Restrictions on Debt.  (i) Create, incur or assume any Debt, or make any voluntary prepayments of any Debt in respect of which it is an obligor, (ii) enter into, acquiesce, suffer or permit any amendment, restatement or other modification of the documentation evidencing and/or securing any Debt under which it is an obligor, or (iii) increase the amount of any Debt existing as of the

Closing Date; except with respect to the following (singly and collectively, “T-Two Permitted Debt”):

(a)                                  The T-Two Obligations;

(b)                                 Debt described in Schedule 8.2.4(b) annexed hereto;

(c)                                  Indebtedness incurred in the ordinary course of business for the purchase of goods or services which are payable, without interest, within thirty (30) days of billing; and

(d)                                 Transactions, whether secured or unsecured, for which Administrative Agent’s prior written consent has been obtained.

8.2.5                Other Business.  Until such time as the T-Two Acquisition is completed, enter into any line of business or make any material change in the nature of its business, purposes or operations, except as otherwise specifically permitted by this Agreement or the other T-Two Loan Documents.

8.2.6                Change of Control.  Permit or otherwise suffer to occur any Change of Control, except pursuant to an exercise by NMLP of its rights under the Call Option Agreement.

8.2.7                Forgiveness of Debt.  Cancel or otherwise forgive or release any Debt owed to it by any Person, except upon receipt of adequate consideration or as otherwise approved by the Administrative Agent or, as may be required by the terms of the Securitization Documents.

8.2.8                Affiliate Transactions.  Until such time as the T-Two Acquisition is completed, on and after the Closing Date, enter into, or be a party to, any transaction with any Person who is an Affiliate of T-Two, or any T-Two Loan Party, except for the Intercompany Loan or as contemplated by the Call Option Agreement, provided that this Section 8.2.8 shall not apply to transactions between and among T-Two Loan Parties.

8.2.9                Amendments; Terminations of Related Documents.  Enter into, acquiesce in, suffer or permit any amendment, restatement or other modification or termination of any of the Related Documents, without the express prior written consent of the Administrative Agent.

8.2.10          ERISA.  Except for Code Section 401(k) plans, establish  or be obligated to contribute to any Plan.

8.2.11          Bankruptcy Filings.  File a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property.

8.2.12          Investment Company.  Become an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.2.13          Holding Company.  Become a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

8.2.14          Use of Proceeds.  Permit the proceeds of the Loan, or any other accommodation at any time made hereunder, to be used for any purpose which entails a violation of, or is inconsistent with, Regulation T, U or X of the Board of Governors of the Federal Reserve, or for any purpose other than those set forth in Section 1.4.

8.2.15          Advances and Loans.  Except for the Intercompany Loan, directly or indirectly, lend money or credit or make advances to any Person.

8.2.16          Distributions.  Until such time as the T-Two Acquisition is completed, authorize, declare, or pay any Distributions on behalf of T-Two.

8.2.17          Restrictions on Investments.  Make or permit to exist or to remain outstanding any Investment except which is or results in (“T-Two Permitted Investments”):

(a)                                  marketable direct or guaranteed general obligations of the United States of America which mature within one year from the date of purchase; and

(b)                                 bank deposits, certificates of deposit and banker’s acceptances, or other obligations in or of the Lenders or banks located within and chartered by the United States of America or a state and having assets of over $500,000,000.00.

All such Investments shall be made by T-Two in a manner which assures that Administrative Agent shall have and maintain a perfected first lien security interest therein.

8.2.18          Contracts of a Material or Significant Nature.  Except for contracts otherwise complying with this Agreement, not enter into any other contracts, agreements or purchase orders which would involve the expenditure of more than $5,000,000.00 in any instance or $5,000,000.00 in the aggregate without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed, but which consent may be conditioned upon a demonstration by T-Two to Administrative Agent’s reasonable satisfaction that the contract, agreement or purchase order is reasonable and that the T-Two Loan Party entering into such contract has adequate resources to pay and perform the same.

8.2.19          Negative Pledges, etc.  Enter into any agreement subsequent to the Closing Date (other than a T-Two Loan Document) which (a) prohibits the creation or assumption of any Lien upon any of the T-Two Collateral, including, without limitation, any hereafter acquired property, (b) specifically prohibits the amendment or other modification of this Agreement or any other T-Two Loan

Document, or (c) could reasonably be expected to have a Material Adverse Effect.

8.2.20          Limitations On Certain Transactions.  Take any action or otherwise engage in any of the following transactions, without the express prior written consent of the Administrative Agent (except as specifically provided below):

(a)                                  exercise any right, remedy, power, privilege, or discretion pursuant to,  or amend, modify or waive any provision of, the Call Option Agreement;

(b)                                 exercise any right, remedy, power, privilege, or discretion pursuant to, or amend, modify or waive any provision of, or consent to he exercise of ,any Discounted Payment Option;

(c)                                  exercise any right, remedy, power, privilege, or discretion pursuant to,  or amend, modify or waive any provision of, the Intercompany Loan Documents;

(d)                                 exercise any right, remedy, power, privilege, or discretion pursuant to, or amend, modify or waive any provision of, any of the Securitized Notes, the Securitized Mortgages or any of the other Securitization Documents, including, without limitation, (a) the exercise any rights of approval with respect to any proposed acceptance or rejection by a Net Lease Partnership of any Rejectable Offer or any similar offer by the payor under any Securitized Note, or (b) the exercise of any rights or remedies as a result of any default under any  Securitized Note or Securitized Mortgage; or

(e)                                  exercise any right, remedy, power, privilege, or discretion pursuant to, or amend, modify or waive any provision of, the Reimbursement Agreement.

ARTICLE 9

SPECIAL PROVISIONS.

9.1                                 Legal Requirements.  Each Borrower, each Subsidiary of either Borrower, any Other Partnership, or any Partially Owned Limited Partnership may contest in good faith any claim, demand, levy or assessment under any Legal Requirements or taxes owed by such Person if: (i) the contest is based upon a material question of law or fact raised by such Person in good faith; (ii) such Person properly commences and thereafter diligently pursues the contest; (iii) the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful; (iv) reasonable reserves in an amount necessary to undertake and pay for such contest and any corrective or remedial action then or thereafter reasonably likely to be necessary shall have been established in a manner satisfactory to the Administrative Agent or deposited in cash (or cash equivalents) with the Administrative Agent to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable law; (v) if the contest relates to a Legal Requirement under Environmental Law, the conditions set forth in the Environmental Indemnity relating to such contests shall be satisfied; (vi) no risk of sale, forfeiture or loss of any interest in any

Individual Property or the Collateral or any part thereof arises during the pendency of such contest; and (vii) such contest does not have and could not reasonably be expected to have a Material Adverse Effect.

9.2                                 NMLP Distributions.

9.2.1                Notice of Intention to Distribute.  At least ten (10) Business Days prior to making any Distribution to its partners, NMLP shall submit to Administrative Agent a written statement of its intent to make such Distribution accompanied by an Officer’s Certificate reflecting a pro-forma calculation that NMLP will be in compliance with the Financial Covenants after the proposed Distribution, together with such other documentation and information as Administrative Agent may reasonably require (“Notice of Intention to Distribute”) in order to verify that NMLP is entitled to make a Distribution as provided for herein.

9.2.2                Conditions Must Be Satisfied.  If the Administrative Agent objects to such proposed Distribution on the basis that the conditions thereto are not satisfied, or that further information is required, Administrative Agent may, by written notice to NMLP given within ten (10) Business Days following receipt of NMLP’s Notice of Intention to Distribute, prohibit the proposed Distribution until such time as the Administrative Agent is reasonably satisfied that the conditions have been satisfied.

9.2.3                Current Information.  Once Administrative Agent has received a Notice of Intention to Distribute and a Distribution has been made in accordance with the foregoing, subsequent Notices of Intention to Distribute submitted within the next 12 months shall not require the submission of new financial information if NMLP submits a sworn affidavit and unconditional representation that there have been no material adverse changes, unless Administrative Agent has a good faith basis for requiring the same.

9.3                                 Limited Recourse Provisions.

9.3.1                Borrower Fully Liable.

(a)                                  NMLP shall be fully liable for the NMLP Loan and the NMLP Obligations to each of the Lenders.

(b)                                 T-Two shall be fully liable for the T-Two Loan and the T-Two Obligations to each of the Lenders.

9.3.2                Certain Non-Recourse.

(a)                                  The NMLP Loan shall be on a non-recourse basis to all limited partners of NMLP, except to the extent provided for in any NMLP Loan Document executed by any such limited partner on its own behalf.

(b)                                 The T-Two Loan shall be on a non-recourse basis to all limited partners of T-Two, except to the extent provided for in any T-Two Loan Document executed by any such limited partner on its own behalf.

9.3.3                Additional Matters.  Nothing contained in this Section 9.3 or elsewhere shall: (i) limit the right of Administrative Agent or any of the Lenders to obtain injunctive relief or to pursue equitable remedies under any of the NMLP Loan Documents or any of the T-Two Loan Documents, excluding only any injunctive relief ordering payment of obligations by any Person or entity for which personal liability does not otherwise exist; or (ii) limit the liability of any attorney, law firm, accountant or other professional who or which renders or provides any written opinion or certificate to Administrative Agent or any of the Lenders in connection with the Loan even though such person or entity may be a limited partner of either NMLP or T-Two.

9.4                                 Payment of Obligations.

9.4.1                Upon the payment in full of the NMLP Obligations, in immediately available funds, including, without limitation, all unreimbursed costs and expenses of the Administrative Agent and of each Lender for which NMLP is responsible, the Administrative Agent shall release any security and other collateral interests, including, without limitation, the NMLP Payment Direction Letters, rights of setoff and right to freeze granted to the Administrative Agent as provided for herein and under the other NMLP Loan Documents and shall execute and deliver such documents and termination statements as NMLP or any other NMLP Loan Party reasonably requests to evidence such termination and release.  However, such release by the Administrative Agent shall not be deemed to terminate or release any Person from any obligation or liability under the NMLP Loan Documents which specifically by its terms survives the payment in full of the NMLP Obligations.

9.4.2                Upon the payment in full of the T-Two Obligations, in immediately available funds, including, without limitation, all unreimbursed costs and expenses of the Administrative Agent and of each Lender for which T-Two is responsible, the Administrative Agent shall release any security and other collateral interests, including, without limitation, the T-Two Payment Direction Letters, rights of setoff and right to freeze granted to the Administrative Agent as provided for herein and under the other T-Two Loan Documents and shall execute and deliver such documents and termination statements as T-Two or any other T-Two Loan Party reasonably requests to evidence such termination and release.  However, such release by the Administrative Agent shall not be deemed to terminate or release any Person from any obligation or liability under the T-Two Loan Documents which specifically by its terms survives the payment in full of the T-Two Obligations.

ARTICLE 10

EVENTS OF DEFAULT

The following provisions deal with Default, Events of Default, notice, grace and cure periods, and certain rights of Administrative Agent following an Event of Default.

10.1                           Default and Events of Default.  The term “Default” as used herein or in any of the other Loan Documents shall mean an Event of Default, or any fact or circumstance which constitutes, or upon the lapse of time, or giving of notice, or both, could constitute, an Event of Default. The occurrence of any of the following events, respectively, shall, subject to the giving of any notice or the expiration of any applicable grace period referred to in Section 10.2 without the cure thereof, constitute an “Event of Default” herein.  Upon the occurrence of any Event of Default described in Sections 10.1.1(h) or 10.1.2(h), any and all Obligations shall become due and payable without any further act on the part of the Administrative Agent. Upon the occurrence of any other Event of Default, the Administrative Agent or the Required Lenders may declare any and all Obligations immediately due and payable.  The occurrence and continuance of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Administrative Agent and/or the Lenders and either Borrower and instruments and papers heretofore, now, or hereafter given the Administrative Agent and/or the Lenders by either Borrower.

10.1.1          NMLP.

(a)                                  Failure to Pay the Loans.  The failure by NMLP to pay when due any principal of, interest on, or fees in respect of, the NMLP Loan.

(b)                                 Failure to Make Other Payments.  The failure by NMLP to pay when due (or upon demand, if payable on demand) any payment with respect to an NMLP Obligation other than any payment with respect to an NMLP Obligation on account of the principal of, or interest on, or fees in respect of, the NMLP Loan.

(c)                                  NMLP Note, NMLP Security Documents, and Other NMLP Loan Documents.  Any other default in the performance of any term or provision of the NMLP Note, or of the NMLP Security Documents, or of any of the other NMLP Loan Documents, or a breach, or other failure to satisfy, any other term, provision, condition or warranty under the NMLP Note, the NMLP Security Documents, or any other NMLP Loan Document, regardless of whether any then undisbursed portion of the NMLP Loan is sufficient to cover any payment of money required thereby, and the specific grace period, if any, allowed for the default in question shall have expired without such default having been cured.

(d)                                 Default under Other Agreements.  The occurrence of any breach of any covenant or NMLP Obligation imposed by, or of any default under, any agreement (including any NMLP Loan Document) between the Administrative Agent and/or the Lenders and NMLP, the other NMLP Loan Parties, and/or the Net Lease Partnerships or instrument given by NMLP and such Persons to the Administrative Agent and/or the Lenders and the expiry, without cure, of any applicable grace period (notwithstanding that the Administrative Agent and/or the Lenders may not have exercised all or any of its/their rights on account of such breach or default).

(e)                                  Representations and Warranties.  If any representation or warranty made by NMLP or by any of the other NMLP Loan Parties or the NMLP Subsidiaries in the NMLP Loan Documents was untrue or misleading in a manner which could reasonably be expected to have a Material Adverse Effect.

(f)                                    Affirmative Covenants.  The breach of any covenant contained in Sections 7.1 or 7.3 herein, including, without limitation, the Financial Covenants.

(g)                                 Negative Covenants.  The breach of any covenant contained in Section 8.1 herein.

(h)                                 Financial Status and Insolvency.

(i)                                     NMLP shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of creditors; (iv) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law; (vi) have a court of competent jurisdiction enter an order, judgment or decree appointing a receiver, liquidator or trustee of NMLP, or of the whole or any substantial part of the property or assets of NMLP, and such order, judgment or decree shall remain unvacated or not set aside or unstayed for sixty (60) days; (vii) have a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law and such petition shall remain undismissed for sixty (60) days; (viii) have, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of NMLP or of the whole or any substantial part of its property or assets and such custody or control shall remain unterminated or unstayed for sixty (60) days; or (ix) have an attachment or execution levied against any substantial portion of the property of NMLP or against any substantial portion of the NMLP Collateral which is not discharged or dissolved by a bond within thirty (30) days; or

(ii)                                  any such event set forth in subsection (i) above shall occur with respect to (i) a NMLP Partnership only if the Subsidiary Bankruptcy Test has been triggered, (ii) any Newkirk Indemnitor, or (iii) any NMLP Subsidiary other than a Net Lease Partnership;

(i)                                     Loan Documents.  If any NMLP Loan Document for any reason other than the satisfaction in full of all NMLP Obligations shall cease to be in full force and effect (other than in accordance with its terms), thereby preventing the Administrative Agent and/or the Lenders from obtaining the practical realization of the benefits thereof, or if any NMLP Loan Document shall be declared null and void or any NMLP Loan Party shall claim or declare any such NMLP Loan Document to no longer be in full force and effect or is null and void, or if the Liens and security interests purported to be created by any of the NMLP Loan Documents shall cease to be valid, perfected, first priority (except as otherwise expressly provided herein) security interests;

(j)                                     Judgments.  One or more judgments or decrees shall be entered against NMLP or any NMLP Loan Party (except for the MLP Holders, the Other Partnerships, or the Partially Owned Limited Partnerships) or NMLP Subsidiary involving a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days, and the aggregate amount of all such judgments exceeds $750,000.00;

(k)                                  Default of Other Specified Debt and Related Documents.  If a Default or Event of Default (regardless of how or if defined) shall occur in any one or more of the following, as to which Default or Event of Default the holder has accelerated the obligations due thereunder and commenced exercising its rights upon such Default or Event of Default:

(i)                                     The Integrated Obligations; and/or

(ii)                                  Any Mortgage Debt, but only if the Mortgage Debt Test has been triggered.

(l)                                     ERISA.  (i) If any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan has not been timely made, NMLP or any NMLP Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code, or NMLP or any NMLP Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(l) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) and any of the foregoing could have a Material Adverse Effect; (ii) if there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability which could have, or reasonably be expected to have, a Material Adverse Effect; or (iii) if which lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Administrative Agent could have, or reasonably be expected to have, a Material Adverse Effect.

(m)                               Change of Control.  If a Change of Control shall occur.

(n)                                 Indictment; Forfeiture.  The indictment of, or institution of any legal process or proceeding against, NMLP, any other NMLP Loan Party (except for an Excepted Loan Party), and/or any NMLP Subsidiary under any applicable law where the relief, penalties, or remedies sought or available include the forfeiture of any property of NMLP and/or any other such Person and/or the imposition of any stay or other order, the effect of which could reasonably be expected to have a Material Adverse Effect.

(o)                                 Default of Other Obligations.  Any failure by NMLP to pay at maturity, or within any applicable grace period, any obligation for borrowed money, or in respect of any capitalized lease, or any failure to observe or perform any material term, covenant or agreement contained in any agreement by which NMLP is bound, evidencing or securing borrowed money, or in respect of any capitalized lease, such that the holder or holders thereof or of any obligations issued thereunder have accelerated the maturity thereof.

(p)                                 Termination of NMLP Guaranty or NMLP Consent.  The termination or attempted termination of (i) any NMLP Guaranty by any NMLP Guarantor of the Obligations, or (ii) Newkirk Indemnification by any Newkirk Indemnitor.

(q)                                 Generally.  A default by NMLP in the performance of any term, provision or condition of this Agreement to be performed by NMLP, or a breach, or other failure to satisfy, any other term provision, condition, covenant or warranty under this Agreement and such default remains uncured beyond any applicable specific grace period provided for in this Agreement, or as set forth in Section 10.2. below.

(r)                                    Other.  The occurrence of any Event of Default under Section 10.1.2 below.

10.1.2          T-Two.

(a)                                  Failure to Pay the Loans.  The failure by T-Two to pay when due any principal of, interest on, or fees in respect of, the T-Two Loan.

(b)                                 Failure to Make Other Payments.  The failure by T-Two to pay when due (or upon demand, if payable on demand) any payment with respect to any T-Two Obligation other than any payment with respect to any T-Two Obligation on account of the principal of, or interest on, or fees in respect of, the T-Two Loan.

(c)                                  T-Two Note, T-Two Security Documents, and Other T-Two Loan Documents.  Any other default in the performance of any term or provision of the T-Two Note, or of the T-Two Security Documents, or of any of the other T-Two Loan Documents, or a breach, or other failure to satisfy, any other term, provision, condition or warranty under the T-Two Note, the T-Two Security

Documents, or any other T-Two Loan Document, regardless of whether any then undisbursed portion of the T-Two Loan is sufficient to cover any payment of money required thereby, and the specific grace period, if any, allowed for the default in question shall have expired without such default having been cured.

(d)                                 Default under Other Agreements.  The occurrence of any breach of any covenant or T-Two Obligation imposed by, or of any default under, any agreement (including any T-Two Loan Document) between the Administrative Agent and/or the Lenders and T-Two, the other T-Two Loan Parties, or instrument given by T-Two and such Persons to the Administrative Agent and/or the Lenders and the expiry, without cure, of any applicable grace period  (notwithstanding that the Administrative Agent and/or the Lenders may not have exercised all or any of its/their rights on account of such breach or default).

(e)                                  Representations and Warranties.  If any representation or warranty made by T-Two or by any of the other T-Two Loan Parties in the T-Two Loan Documents was untrue or misleading in a manner which could reasonably be expected to have a Material Adverse Effect.

(f)                                    Affirmative Covenants.  The breach of any covenant contained in Sections 7.2 or 7.3  herein, including, without limitation, the Financial Covenants.

(g)                                 Negative Covenants.  The breach of any covenant contained in Section 8.2 herein.

(h)                                 Financial Status and Insolvency.

(i)                                     T-Two shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of creditors; (iv) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law; (vi) have a court of competent jurisdiction enter an order, judgment or decree appointing a receiver, liquidator or trustee of T-Two, or of the whole or any substantial part of the property or assets of T-Two, and such order, judgment or decree shall remain unvacated or not set aside or unstayed for sixty (60) days; (vii) have a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law and such petition shall remain undismissed for sixty (60) days; (viii) have, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of T-Two or of the whole or any substantial part of its property or assets and such custody or control shall remain unterminated or unstayed for sixty (60) days; or (ix) have an attachment or execution levied against any substantial portion of the property of T-Two or against any substantial portion of the T-Two Collateral which is not discharged or dissolved by a bond within thirty (30) days; or

(ii)                                  any such event set forth in subsection (i) above shall occur with respect to any T-Two Loan Party;

(i)                                     Loan Documents.  If any T-Two Loan Document for any reason other than the satisfaction in full of all T-Two Obligations shall cease to be in full force and effect (other than in accordance with its terms), thereby preventing the Administrative Agent and/or the Lenders from obtaining the practical realization of the benefits thereof, or if any T-Two Loan Document shall be declared null and void or any T-Two Loan Party shall claim or declare any such T-Two Loan Document to no longer be in full force and effect or is null and void, or if the Liens and security interests purported to be created by any of the T-Two Loan Documents shall cease to be valid, perfected, first priority (except as otherwise expressly provided herein) security interests;

(j)                                     Judgments.  One or more judgments or decrees shall be entered against T-Two or any T-Two Loan Party (except for any Excepted Loan Party) involving a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days, and the aggregate amount of all such judgments exceeds $750,000.00;

(k)                                  ERISA.  (i) If any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan has not been timely made, T-Two or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Sections 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Sections 401(a)(29), 4971, 4975 or 4980 of the Code, or T-Two has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(l) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) and any of the foregoing could have a Material Adverse Effect; (ii) if there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability which could have, or reasonably be expected to have, a Material Adverse Effect; or (iii) if such lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Administrative Agent could have, or reasonably be expected to have, a Material Adverse Effect.

(l)                                     Change of Control.  If a Change of Control shall occur.

(m)                               Indictment; Forfeiture.  The indictment of, or institution of any legal process or proceeding against, T-Two, any other T-Two Loan Party (except for an Excepted Loan Party),under any applicable law where the relief, penalties, or remedies sought or available include the forfeiture of any property of T-Two and/or any other such Person and/or the imposition of any stay or other order, the effect of which could reasonably be expected to have a Material Adverse Effect.

(n)                                 Default of Other Obligations.  Any failure by T-Two to pay at maturity, or within any applicable grace period, any obligation for borrowed money, or in respect of any capitalized lease, or any failure to observe or perform any material term, covenant or agreement contained in any agreement by which T-Two is bound, evidencing or securing borrowed money, or in respect of any capitalized lease, such that the holder or holders thereof or of any obligations issued thereunder have accelerated the maturity thereof.

(o)                                 Termination of T-Two Guaranty or T-Two Consent.  The termination or attempted termination of any T-Two Guaranty by any T-Two Guarantor of the Obligations.

(p)                                 Generally.  A default by T-Two in the performance of any term, provision or condition of this Agreement to be performed by T-Two, or a breach, or other failure to satisfy, any other term provision, condition, covenant or warranty under this Agreement and such default remains uncured beyond any applicable specific grace period provided for in this Agreement, or as set forth in Section 10.2. below.

(q)                                 Other.  The occurrence of any Event of Default under Section 10.1.1 above.

10.2                           Grace Periods and Notice.  As to each of the foregoing events the following provisions relating to grace periods and notice shall apply:

10.2.1          No Notice or Grace Period.  Except for any grace or notice period specifically provided for in any referenced section of this Agreement, there shall be no grace period and no notice provision with respect to the payment of principal at maturity and no grace period and no notice provision with respect to defaults related to the voluntary filing of bankruptcy or reorganization proceedings or an assignment for the benefit of creditors, or with respect to a breach of warranty or representation as set forth in Section 10.1.1(e) or 10.1.2(e), or with respect to the breach of any of the affirmative covenants set forth in Sections 7.1.1, 7.2.1 7.1.24, 7.3.2, 7.3.3, and 7.3.4, or any Event of Default under Sections 10.1.1(r) and 10.1.2(q).

10.2.2          Nonpayment of Interest and Principal.  As to the nonpayment of interest,  installments of principal, and in connection with a Mandatory Principal Prepayment prior to maturity there shall be a ten (10) Business Day grace period without any requirement of notice from Administrative Agent.

10.2.3          Other Monetary Defaults.  All other monetary defaults shall have a five (5) Business Day grace period following notice from Administrative Agent.

10.2.4          Nonmonetary Defaults.

(a)                                  As to non-monetary default under Section 7.1.2, , 7.1.22, 7.1.23, or 7.1.24 with respect to the breach of any of the negative covenants set forth in Article 8, there shall be a ten (10) day grace period following notice from Administrative Agent of such default;

(b)                                 As to non-monetary default under Section 7.1.16(a), 7.1.28 or 7.2.22, there shall be a five (5) day grace period following notice from Administrative Agent of such default;

(c)                                  As to any other non-monetary default, unless there is a specific shorter or longer grace period provided for in this Loan Agreement or in another Loan Document, there shall be a thirty (30) day grace period following notice from Administrative Agent or, if such default would reasonably require more than thirty (30) days to cure or remedy, such longer period of time not to exceed a total of ninety (90) days from Administrative Agent’s notice as may be reasonably required so long as Borrower shall commence reasonable actions to remedy or cure the default within thirty (30) days following such notice and shall diligently prosecute such curative action to completion within such ninety (90) day period.  However, where there is an emergency situation in which there is danger to person or property such curative action shall be commenced as promptly as possible.  As to breaches of warranties and representations (other than those related to financial information) there shall be a thirty (30) day grace period following notice from Administrative Agent.

ARTICLE 11

REMEDIES.

11.1                           Remedies.  Upon the occurrence and during the continuance of an Event of Default, whether or not the indebtedness evidenced by the Notes and secured by the Security Documents shall be due and payable or Administrative Agent shall have instituted any foreclosure or other action for the enforcement of the Security Documents or the Notes, Administrative Agent may, and shall upon the direction of the Required Lenders, in addition to any other remedies which Administrative Agent may have hereunder or under the other Loan Documents, or otherwise, and not in limitation thereof, and in Administrative Agent’s sole and absolute discretion:

11.1.1          Accelerate Debt.  Administrative Agent may, and with the direction of the Required Lenders shall, declare the indebtedness evidenced by the Notes and secured by the Security Documents immediately due and payable (provided that in the case of a voluntary petition in bankruptcy filed by either Borrower or an involuntary petition in bankruptcy filed against either Borrower

(after expiration of the grace period, if any, set forth in Sections 10.1.1(h) or 10.1.2(h), such acceleration shall be automatic).

11.1.2          Pursue Remedies.  Administrative Agent may, and with the direction of the Required Lenders shall,  pursue any and all remedies provided for hereunder, under any one or more of the other Loan Documents, and/or otherwise.

11.2                           Written Waivers.  Except as otherwise provided in Section 13.4, if a Default or an Event of Default is waived by the Required Lenders, in their sole discretion, pursuant to a specific written instrument executed by an authorized officer of the Administrative Agent, the Default or Event of Default so waived shall be deemed to have never occurred.

11.3                           Power of Attorney.  For the purpose of exercising the rights granted by this Article 11, as well as any and all other rights and remedies of the Administrative Agent under the Loan Documents, each Borrower hereby irrevocably constitutes and appoints the Administrative Agent (or any agent designated by the Administrative Agent) its true and lawful attorney-in-fact, with full power of substitution, upon the occurrence and during the continuance of any Event of Default, to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of each Borrower.  In connection with the foregoing power of attorney, each Borrower hereby grants unto the Administrative Agent (acting through any of its officers) full power to do any and all things after the occurrence and during the continuance of an Event of Default necessary or appropriate in connection with the exercise of such powers as fully and effectually as each Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement.  The foregoing power of attorney shall not be affected by any disability or incapacity suffered by each Borrower and shall survive the same.  All powers conferred upon the Administrative Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Administrative Agent.

ARTICLE 12

SECURITY INTEREST AND SET-OFF.

12.1                           Security Interest.  Each Borrower hereby grants to the Administrative Agent and each of the Lenders, a continuing lien, security interest and right of setoff as security for all of the Obligations to Administrative Agent and each of the Lenders, whether now existing or hereafter arising, upon and against all Depository Accounts, Accounts, deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Administrative Agent or any of the Lenders or any entity under the control of KeyBank, National Association, Bank of America, N.A.  and their successors and assigns, or in transit to any of them.

12.2                           Set-Off.  After the occurrence and during the continuance of any Event of Default, any such Depository Accounts, Accounts, deposits, balances or other sums credited by or due from the Administrative Agent, the Deposit Account Co-Agent, any affiliate of the Administrative Agent, the Deposit Account Co-Agent, or any of the Lenders, or from any such affiliate of any of the Lenders, to each Borrower may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived, be set off, appropriated and applied by Administrative Agent against any or all of such Borrower’s Obligations irrespective of whether demand shall have been made, in such manner as Administrative Agent in its sole and absolute discretion may determine.  Within three (3) Business Days of making any such set off, appropriation or application, Administrative Agent agrees to notify such Borrower thereof, provided the failure to give such notice shall not affect the validity of such set off or appropriation or application.  ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY OF THE LENDERS TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES A LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF SUCH BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.3                           Application.  Each of the Lenders agrees with each other Lender that with respect to this Agreement or under any other Loan Document (a) if an amount to be set off is to be applied to indebtedness of a Borrower or any other Loan Party to such Lender, other than the respective Obligations due to such Lender, such amount shall be applied ratably to such other indebtedness and to such Borrower’s Obligations due to such Lender, and (b) if such Lender shall receive from a Borrower or any other Loan Party, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim due to such Lender by proceedings against such Borrower or any other Loan Party at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations due to such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to such Borrower’s Obligations due to all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the subject Obligations its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

12.4                           Right to Freeze.  The Administrative Agent and each of the Lenders shall also have the right, at its option, upon the occurrence and during the continuance of any event which would entitle the Administrative Agent and each of the Lenders to set off or debit as set forth in Section 12.2, to freeze, block or segregate any such deposits, balances and other sums so that a Borrower may not access, control or draw upon the same.

12.5                           Additional Rights.  The rights of Administrative Agent, the Lenders and each affiliate of Administrative Agent and each of the Lenders under this Article 12 are in addition to, and not in limitation of, other rights and remedies, including other rights of set off, which Administrative Agent or any of the Lenders may have.

ARTICLE 13

THE AGENT AND THE LENDERS

13.1                           Rights, Duties and Immunities of the Administrative Agent.

13.1.1          Appointment of Administrative Agent.  Each Lender hereby irrevocably designates and appoints Keybank, National Association as Administrative Agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent to take such actions, exercise such powers and perform such duties as are expressly delegated to or conferred upon the Administrative Agent by the terms of this Loan Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent agrees to act as such upon the express conditions contained in this Article 13. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or otherwise exist against the Administrative Agent.  The provisions of this Article 13 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrowers shall not have any rights as a third party beneficiary of any of the provisions hereof.

13.1.2          Administration of Loan by Administrative Agent.  The Administrative Agent shall be responsible for administering the Loan on a day-to-day basis.  In the exercise of such administrative duties, the Administrative Agent shall use the same diligence and standard of care that is customarily used by the Administrative Agent with respect to similar loans held by the Administrative Agent solely for its own account.

Each Lender delegates to the Administrative Agent the full right and authority on its behalf to take the following specific actions in connection with its administration of the Loan:

(i)                                     to fund each Loan in accordance with the provisions of the Loan Documents, but only to the extent of immediately available funds provided to the Administrative Agent by the respective Lenders for such purpose;

(ii)                                  to receive all payments of principal, interest, fees and other charges paid by, or on behalf of, each Borrower and, except for fees to which the Administrative Agent is entitled pursuant to the Loan Documents or otherwise, to distribute all such funds to the respective Lenders as provided for hereunder;

(iii)                               to keep and maintain complete and accurate files and records of all material matters pertaining to each Loan, and make such files and records available for inspection and copying by each Lender and its respective employees and agents during normal business hours upon reasonable prior notice to the Administrative Agent; and

(iv)                              to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation, administration and servicing of the Loans and the rights and duties delegated hereinabove.

13.1.3          Delegation of Duties.  Without relieving the Administrative Agent of its specific responsibilities under this Article 13, the Administrative Agent may execute any of its duties under this Loan Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

13.1.4          Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Loan Agreement or the other Loan Documents, except for its or their gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any recital, statement, representation or warranty made by either Borrower or any of its officers or agents contained in this Loan Agreement or the other Loan Documents or in any certificate or other document delivered in connection therewith; (ii) the performance or observance of any of the covenants or agreements contained in, or the conditions of, this Loan Agreement or the other Loan Documents; (iii) the state or condition of any properties of a Borrower or any other obligor hereunder constituting Collateral for the Obligations of either Borrower hereunder, or any information contained in the books or records of either Borrower; (iv) the validity, enforceability, collectibility, effectiveness or genuineness of this Loan Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) the validity, priority or perfection of any lien securing or purporting to secure any Obligations or the value or sufficiency of any of the Collateral.

13.1.5          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to each Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Loan Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Loan Agreement and the other Loan Documents in accordance with any written request of the Required Lenders, and each such request of the Required Lenders, and any action taken or failure to act by the Administrative Agent pursuant thereto, shall be binding upon all of the Lenders; provided, however, that the Administrative Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Loan Documents or to applicable law.

13.1.6          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has actual knowledge of the same or has received notice from a Lender or a Borrower referring to this Loan Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent obtains such actual knowledge or receives such a notice, the Administrative Agent shall give prompt notice thereof to each of the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.  Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

13.1.7          Lenders’ Credit Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on the financial statements prepared by each Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of each Borrower and has made its own decision to enter into this Loan Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Loan Agreement and the other Loan Documents.

13.1.8          Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent, ratably in proportion to their respective Commitments, for (i) any amounts not reimbursed by a Borrower for which the Administrative Agent is entitled to reimbursement by a Borrower under this Loan Agreement or the other Loan Documents, (ii) any other expenses incurred by the Administrative Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration, amendment, waiver and/or enforcement of this Loan Agreement and the other Loan Documents, and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Loan Agreement or the other Loan Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the Administrative Agent.  If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

13.1.9          Administrative Agent in its Individual Capacity.  With respect to its Commitment as a Lender, and the Loans made by it and any Note issued to it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its subsidiaries and affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with each Borrower or any subsidiary or affiliate of either Borrower as if it were not the Administrative Agent hereunder.

13.1.10    Successor Administrative Agent.  The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice to the Lenders and each Borrower.  The Required Lenders, for cause, may remove Administrative Agent at any time by giving thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the other Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving notice of resignation or the Required Lenders’ giving notice of removal, as the case may be, then the retiring Administrative Agent may appoint, on behalf of each Borrower and the Lenders, a successor Administrative Agent.  Each such successor Administrative Agent shall be a financial institution which meets the requirements of an Eligible Assignee.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article 13 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder.

13.1.11    Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of any Obligations shall have occurred, the Administrative Agent shall, at the request, or may, upon the consent, of the Required Lenders, and provided that the Lenders have given to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of this Loan Agreement and the other Loan Documents respecting the foreclosure, the sale, or other disposition of all or any part of the Collateral and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Loan Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Required Lenders.  The Administrative Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Required Lenders, and such instruction shall be binding upon all the Lenders.  The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Lenders hereby agreeing to indemnify and hold the Administrative Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.  The Administrative Agent may, in its discretion but without obligation, in the absence of direction from the Required Lenders, take such interim actions as it believes necessary to preserve the rights of the Lenders hereunder and in and to any Collateral securing any of the Obligations, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral.  Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Notes, other than through the Administrative Agent.

13.2                           Respecting Loans and Payments.

13.2.1          Procedures for Loans.  Administrative Agent shall give written notice to each Lender of each request for a Loan, or conversion of an existing Loan from a Adjusted Prime Rate Advance to an Adjusted LIBOR Rate Advance, by facsimile transmission, hand delivery or overnight courier, not later than 11:00 a.m. (Boston time) (i) two (2) Business Days prior to any Adjusted LIBOR Rate Advance or conversion to an Adjusted LIBOR Rate Advance, or (ii) one (1) Business Day prior to any Adjusted Prime Rate Advance.  Each such notice shall be accompanied by a written summary of the request for a Loan and shall specify (a) the date of the requested Loan, (b) the aggregate amount of the requested Loan, (c) each Lender’s pro rata share of the requested Loan, and (d) the applicable interest rate selected by the subject Borrower with respect to such Loan, or any portion thereof, together with the applicable Interest Period, if any, selected, or deemed selected, by such Borrower.  Each Lender shall, before

11:00 a.m. (Boston time) on the date set forth in any such request for a Loan, make available to Administrative Agent, at an account to be designated by Administrative Agent at KEYBANK, NATIONAL ASSOCIATION in Boston, Massachusetts, in same day funds, each Lender’s ratable portion of the requested Loan.  After Administrative Agent’s receipt of such funds and upon Administrative Agent’s determination that the applicable conditions to making the requested Loan have been fulfilled, Administrative Agent shall make such funds available to such Borrower as provided for in this Loan Agreement.  Within a reasonable period of time following the making of each Loan, but in no event later than ten (10) Business Days following such Loan, Administrative Agent shall deliver to each Lender a copy of such Borrower’s request for Loan.  Promptly after receipt by Administrative Agent of written request from any Lender, Administrative Agent shall deliver to the requesting Lender the accompanying certifications and such other instruments, documents, certifications and approvals delivered by or on behalf of such Borrower to Administrative Agent in support of the requested Loan.

13.2.2          Nature of Obligations of Lenders.  The obligations of the Lenders hereunder are several and not joint.  Failure of any Lender to fulfill that its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment Percentage of the Loan, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment Percentage provided herein.  The full proceeds of each Loan shall be funded on the Funding Date.

13.2.3          Payments to Administrative Agent.  All payments of principal of and interest on the Loans or the Note shall be made to the Administrative Agent by the subject Borrower or any other obligor or guarantor for the account of the Lenders in immediately available funds as provided in the Note and this Loan Agreement. Except as otherwise expressly provided herein, including, without limitation, as set forth under Section 2.3, the Administrative Agent agrees promptly to distribute to each Lender, on the same Business Day upon which each such payment is made, such Lender’s proportionate share of each such payment in immediately available funds excluding Liquidation Proceeds which shall be distributed in accordance with Section 13.2.4 below.  The Administrative Agent shall upon each distribution promptly notify such Borrower of such distribution and each Lender of the amounts distributed to it applicable to principal of, and interest on, the proportionate share held by the applicable Lender.  Each payment to the Administrative Agent under the first sentence of this Section shall constitute a payment by the subject Borrower to each Lender in all cases in accordance with their proportional share based on their respective Commitment Percentages, and any such payment to the Administrative Agent shall not be considered outstanding for any purpose after the date of such payment by such Borrower to the Administrative Agent without regard to whether or when the Administrative Agent makes distribution thereof as provided above.  If any payment received by the Administrative Agent from a Borrower is insufficient to pay both all accrued interest and all principal then due and owing, the Administrative Agent shall first apply such payment to all outstanding interest until paid in full and shall then apply the remainder of such payment to all principal then due and owing, and shall distribute the payment to each Lender accordingly.

13.2.4          Distribution of Liquidation Proceeds.  Subject to the terms and conditions hereof, the Administrative Agent shall distribute all Liquidation Proceeds in the order and manner set forth below:

First:                                                                     To the Administrative Agent, towards any fees and any expenses for which the Administrative Agent is entitled to reimbursement under this Agreement or the other Loan Documents not theretofore paid to the Administrative Agent.

Second:                                                     To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been reimbursed for all expenses which such Lenders have previously paid to the Administrative Agent and not theretofore paid to such Lenders.

Third:                                                                On a pari passu basis, (a) to KEYBANK, NATIONAL ASSOCIATION (or any successor thereto) with respect to the Obligations specifically arising on account of any Interest Rate  Agreement, if issued by KEYBANK, NATIONAL ASSOCIATION and (b) to all Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all principal and interest due to such Lenders under the Loans in order of priority as between the Loans as determined by the Administrative Agent, with each Lender applying such proceeds for purposes of this Agreement against the outstanding principal balance and accrued and unpaid interest due to such Lender under the Loans in such fashion and priority as the Administrative Agent may reasonably direct.

Fourth:                                                         To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all other amounts due to such Lenders under the Loans including, without limitation, any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by the Borrower under the Loan Documents.

Fifth:                                                                    To a Borrower or such third parties as may be entitled to claim Liquidation Proceeds.

13.2.5          Adjustments.  If, after Administrative Agent has paid each Lender’s proportionate share of any payment received or applied by Administrative Agent in respect of either Loan and other Obligations, that payment is rescinded or must otherwise be returned or paid over by Administrative Agent, whether pursuant to any bankruptcy or insolvency law, sharing of payments clause of any loan agreement or otherwise, such Lender shall, at Administrative Agent’s request, promptly return its proportionate share of such payment or application to Administrative Agent, together with the Lender’s proportionate share of any interest or other amount required to be paid by Administrative Agent with respect to such payment or application.

13.2.6          Setoff.  If any Lender (including the Administrative Agent), acting in its individual capacity, shall exercise any right of setoff against a deposit balance or other account of either Borrower held by such Lender on account of the obligations of such Borrower under this Loan Agreement, such Lender shall remit to the Administrative Agent all such sums received pursuant to the exercise of such right of setoff, and the Administrative Agent shall apply all such sums for the benefit of all of the Lenders hereunder in accordance with the terms of this Loan Agreement.

13.2.7          Distribution by Administrative Agent.  If in the opinion of the Administrative Agent distribution of any amount received by it in such capacity hereunder or under either Note or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders.  In addition, the Administrative Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such Persons as shall be determined by such court.

13.2.8          Delinquent Lender.  If for any reason any Lender shall fail or refuse to abide by its obligations under this Loan Agreement, including without limitation its obligation to make available to Administrative Agent its pro rata share of any Loans, expenses or setoff (a “Delinquent Lender”) and such failure is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Administrative Agent, other Lenders, each Borrower or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Loan Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from each Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Lenders’ respective pro rata shares of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.  The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its pro rata share of any Loans or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.

The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loans (the “Future Commitment”).  Upon any such purchase of the pro rata share of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.  Each Delinquent Lender shall indemnify Administrative Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Administrative Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its pro rata share of a Loan or to otherwise perform its obligations under the Loan Documents.

13.2.9          Holders.  The Administrative Agent may deem and treat the Lender designated in the Register  as the proportionate owner of such interest in the Note for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any designated interest in the Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such interest in the Notes or of any Note or Notes issued in exchange therefor.

13.3                           Assignment and Participation.

13.3.1          Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Loan Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of each of the Loans at the time owing to it and the portion of the Notes held by it), upon satisfaction of the following conditions: (a) each of the Administrative Agent and each Borrower shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld, delayed or conditioned by either the Administrative Agent or the Borrowers (provided that, in the case of the Borrowers, such consent shall not be required if a Default or Event of Default shall have occurred and be continuing and provided, further, such consent shall not be required from either the Administrative Agent or the Borrower in connection with any assignment as to which (i) the assignee is an existing Lender (other than a Delinquent Lender) or (ii) an Affiliate or a Related Fund of the assigning Lender); (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Loan Agreement, (c) each assignment shall be in an amount that is at least $1,000,000.00 and is a whole multiple of $1,000,000.00 (provided, such minimum amount shall not apply (i) if the assigning Lender is assigning its entire remaining interest in the Loans or (ii) if the assignee is one of a group of Lender Affiliates of a Qualified Assignee and (1) the said group of Lender Affiliates satisfies such requirement in the aggregate, and (2) the said group of Lender Affiliates has advised the Administrative in writing of  a single designee who shall be entitled to vote on behalf of said group, as a single vote, and receive all notices, requests, and information on behalf of said group, such that the Administrative Agent shall deal solely with such designee in connection with the Loans held by said group), (d) each Lender which is a Lender at the time of such assignment shall retain, free of any such assignment, an amount of its Commitment of not less than $1,000,000.00 (provided, such minimum amount shall not apply if the assigning Lender is assigning its entire remaining interest in the Loans), (e) each assignment shall consist of an assignment from the assigning Lender’s of a pro rata interest in each of the NMLP Loan and the T-Two Loan, and (f) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit H hereto (an “Assignment and Acceptance”).  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof (or such shorter period of time as may be agreed to by the Administrative Agent), (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (y) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Administrative Agent of the registration fee referred to in Section 13.3.3, be released from its obligations under this Loan Agreement.  No Lender may separately assign an interest in a Loan; each assignment must be of a pro rata interest in each Loan.

13.3.2          Certain Representations and Warranties, Limitations, Covenants.  By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a)                                  other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, unless specifically agreed in writing otherwise by the assigning Lender, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

(b)                                 unless specifically agreed in writing otherwise by the assigning Lender, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of either Borrower and its affiliates, related entities or subsidiaries or any other person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by either Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Loan Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c)                                  such assignee confirms that it has received a copy of this Loan Agreement, together with copies of the most recent financial statements provided by each Borrower as required by the terms of this Loan Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d)                                 unless specifically agreed in writing otherwise by the assigning Lender, such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Loan Agreement;

(e)                                  such assignee represents and warrants that it is an Eligible Assignee;

(f)                                    such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Loan Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(g)                                 such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Loan Agreement are required to be performed by it as a Lender; and

(h)                                 such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

13.3.3          Register.  The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Loan Agreement.  The Register shall be available for inspection by each Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Administrative Agent a registration fee in the sum of $3,500.00, except there shall be no such registration fee if the assignment is to an Affiliate or Related Fund of the assigning Lender and only one such fee shall be payable in connection with simultaneous assignments by two or more Related Funds.

13.3.4          Register Notation.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to each Borrower and the Lenders (other than the assigning Lender).

13.3.5          Participations.  Each Lender may sell participations to one or more banks or other financial institutions in all or a portion of such Lender’s rights and obligations under this Loan Agreement and the other Loan Documents; provided that (a) each such participation shall be in a minimum amount of $1,000,000.00 (provided, such minimum amount shall not apply to participations with Affiliates or Related Funds of the assigning Lender), (b) each participant shall meet the requirements of an Eligible Assignee, (c) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to each Borrower, (d) each participation shall consist of a pro rata interest in each of the NMLP Loan and the T-Two Loan, and (e) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.  No Lender may separately participate an interest in a Loan; each participation must be of a pro rata interest in each Loan.

13.3.6          Disclosure.  Each Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Lender may disclose information obtained by such Lender pursuant to this Loan Agreement to assignees, pledgees, or participants and potential assignees, pledgees, or participants hereunder (other than a competitor of a Borrower); provided that such assignees, pledgees, or participants or potential assignees or participants shall agree (other than any Lender’s affiliate or any regulatory body or legal authority having jurisdiction over such Lender) (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

13.3.7          Miscellaneous Assignment Provisions.  Any assigning Lender shall retain its rights to be indemnified pursuant to Sections 2.7.1, 2.7.2, 2.7.3, 7.1.21 and 7.2.17 with respect to any claims or actions arising prior to the date of such assignment.  If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to each Borrower and the Administrative Agent, Certificates of Exemption, as provided in Section 2.7.3.  Anything contained in this Section 13.3.7 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Loan Agreement (including all or any portion of its Notes)  (i) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341, (ii) in case of any Lender that is a fund, to any holders of obligations owed or securities issued by such Lender or to any trustee for or other representative of such holders, or (iii) as approved by the Administrative Agent.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

13.4                           Administrative Matters.

13.4.1          Amendment, Waiver, Consent, Etc.  Except as otherwise provided herein or as to any term or provision hereof which provides for the consent or approval of the Administrative Agent, no term or provision of this Loan Agreement or any other Loan Document may be changed, waived, discharged or terminated, nor may any consent required or permitted by this Loan Agreement or any other Loan Document be given, unless such change, waiver, discharge, termination or consent receives the written approval of the Required Lenders.

Notwithstanding the foregoing, the unanimous written approval of all the Lenders (other than a Delinquent Lender) shall be required with respect to any proposed amendment, waiver, discharge, termination, or consent which:

(i)                                     has the effect of (a) extending the final scheduled maturity or the date of any amortization payment of any Loan or Note or reducing the amount of any such amortization payment, (b) reducing the rate or extending the time of payment of interest or fees thereon, (c) increasing or reducing the principal amount thereof, or (d) otherwise postponing or forgiving any indebtedness thereunder,

(ii)                                  releases or discharges any material portion of any Collateral, or subordinates the Administrative Agent’s lien thereon,  other than in accordance with the express provisions of the Loan Documents,

(iii)                               amends, modifies or waives any provisions of this Section 13.4,

(iv)                              amends, modifies or waives any of the Financial Covenants,

(v)                                 reduces the percentage specified in the definition of Required Lenders,

(vi)                              except as otherwise provided in the Loan Agreement, changes the amount of any Lender’s Commitment or Commitment Percentage,

(vii)                           releases or waives any guaranty of the Obligations or indemnifications provided in the Loan Documents, or subordinates the Administrative Agent’s interest therein,

(viii)                        modifies any prepayment events (mandatory or optional) or the application of proceeds from such events,

(ix)                                permits any Borrower to assign or delegate any of its rights or obligations under the Loan Documents;

(x)                                   permits a LIBOR Rate Interest Period with a duration in excess of six months;

(xi)                                amends, modifies or waives in any material and adverse manner the intended comprehensive cash management of NMLP and T-Two and their respective Subsidiaries, or

(xii)                             modifies the provisions of Section 13.2.4 as to the disposition of Liquidation Proceeds,

and provided, further, that without the consent of the Administrative Agent, no such action shall amend, modify or waive any provision of this Article or any other provision of any Loan Document which relates to the rights or obligations of the Administrative Agent.

13.4.2                  Deemed Consent or Approval.  With respect to any requested amendment, waiver, consent or other action which requires the approval of the Required Lenders or all of the Lenders, as the case may be, in accordance with the terms of this Loan Agreement, or if the Administrative Agent is required hereunder to seek, or desires to seek, the approval of the Required Lenders or all of the Lenders, as the case may be, prior to undertaking a particular action or course of conduct, the Administrative Agent in each such case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct.  The Administrative Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE.  FAILURE TO RESPOND WITHIN TEN (10) CALENDAR DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY THE SUBJECT BORROWER OR THE COURSE OF CONDUCT PROPOSED BY THE AGENT AND RECITED ABOVE,”

and if the foregoing legend is included by the Administrative Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to the Administrative Agent within ten (10) calendar days of such Lender’s receipt of such notice.

13.5                           Syndication Agent; Deposit Account Co-Agent; Documentation Agent.  Notwithstanding the provisions of this Agreement or of the other Loan Documents, the Syndication Agent and the Documentation Agent shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents, and the Deposit Account Co-Agent will have only those rights and duties specifically provided for herein.  Except as otherwise specifically provided for herein or in any other Loan Document, (a) the Deposit Account Co-Agent will not take any action under any Loan Document, without the prior direction of the Administrative Agent and (b) the Deposit Account Co-Agent will take any action under the Loan Documents as directed by the Administrative Agent;  provided, however, that the Deposit Account Co-Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Loan Documents or to applicable law.  To the extent requested by the Administrative Agent, the Syndication Agent has coordinated, or will coordinate, the initial syndication of the Loan and the assignment of interests in the Loan.

ARTICLE 14

CASUALTY AND TAKING

14.1                           Casualty or Taking; Obligation To Repair.  In the event of the occurrence of a loss, casualty or taking as to any Individual Property, Borrower shall give prompt written notice thereof to the Administrative Agent and as to any Individual Property owned by NMLP Partnership, unless the Mandatory Principal Repayment provided for in Section 2.3.8(b)(vii) has been paid, shall proceed with reasonable diligence, in full compliance with all Legal Requirements and the other requirements of the Loan Documents, to repair, restore, rebuild or replace the affected Mortgaged Property (each, the “Repair Work”).

14.2                           Adjustment of Claims.  All insurance claims or condemnation or similar awards shall be adjusted or settled by Borrower, at Borrower’s sole cost and expense, but subject to Administrative Agent’s prior written approval for any Mortgaged Property, which approval shall not be unreasonably withheld; provided that (i) the Administrative Agent shall have the right to participate in any adjustment or settlement for any Mortgaged Property with respect to which the Net Proceeds in the aggregate are equal to or greater than One Million Dollars ($1,000,000.00) and (ii) if any Event of Default exists under any of the Loan Documents, Administrative Agent shall have the right to adjust, settle, and compromise such claims without the approval of Borrower.

14.3                           Payment and Application of Insurance Proceeds and Condemnation Awards.

14.3.1          As to any Individual Property which is not subject to any Mortgage Debt, all Net Proceeds shall be paid to the Administrative Agent and, at the Administrative Agent’s option, except as otherwise provided for herein, shall be applied to Borrower’s Obligations as provided in Section 2.3.8 or released, in whole or in part, to pay for the actual cost of repair, restoration, rebuilding or replacement (collectively, “Cost To Repair”).  If any Net Proceeds are received directly by any Loan Party, such Loan Party shall hold such Net

Proceeds in trust for the Administrative Agent and shall promptly deliver such Net Proceeds in kind to the Administrative Agent.

14.3.2          Notwithstanding the terms and provisions hereof, with respect to any Mortgaged Property, if the Net Proceeds do not exceed One Million Dollars ($1,000,000.00), provided no Default or Event of Default is then in existence, the Administrative Agent shall release the Net Proceeds to pay for the actual Cost to Repair and the applicable Loan Party shall commence and diligently prosecute to completion, the Repair Work relative to the subject Mortgaged Property, with any excess being retained by the applicable Loan Party.

14.3.3          Notwithstanding the terms and provisions hereof, with respect to any Mortgaged Property, if the Net Proceeds are equal to or greater than One Million dollars ($1,000,000.00), the Administrative Agent shall release so much of the Net Proceeds as may be required to pay for the actual Cost To Repair in accordance the limitations and procedures  set forth in  Section 14.4, if the following conditions are satisfied in a manner reasonably acceptable to the Administrative Agent:

(a)                                  no Default or Event of Default shall have occurred and be continuing under the Loan Documents;

(b)                                 in the Administrative Agent’s good faith judgment such Net Proceeds together with any additional funds as may be deposited with and pledged to the Administrative Agent, on behalf of the Lenders, are sufficient to pay for the Cost To Repair.  In order to make this determination, the Administrative Agent shall be furnished by the Borrower with an estimate of the Cost to Repair accompanied by an independent architect’s or engineer’s certification as to such Cost to Repair and appropriate plans and specifications for the Repair Work;

(c)                                  in the Administrative Agent’s good faith judgment, the Repair Work can reasonably be completed on or before the time required under applicable Legal Requirements; and

(d)                                 the Lease with respect to the Mortgaged Property shall remain in full force and effect and shall require the repair and reconstruction of the Mortgaged Property.

14.4                           Conditions To Release of Insurance Proceeds.  If the Administrative Agent elects or is required to release insurance proceeds, the Administrative Agent may impose reasonable conditions on such release which shall include, but not be limited to, the following:

14.4.1          Prior written approval by the Administrative Agent, which approval shall not be unreasonably withheld or delayed of plans, specifications, cost estimates, contracts and bonds for the Repair Work;

14.4.2          Waivers of lien, architect’s and/or engineer’s certificates, and other evidence of costs, payments and completion as the Administrative Agent may reasonably require;

14.4.3          The funds shall be released upon final completion of the Repair Work, unless Borrower requests earlier funding, in which event partial monthly disbursements equal to 90% of the costs of the work completed prior to the certification by  an independent architect or engineer retained by the Administrative Agent, that the Repair Work is completed, and then upon final completion of the Repair Work as certified by such independent architect or engineer, and the receipt by the Administrative Agent of satisfactory evidence of payment and release of all liens, the balance of the funds shall be released;

14.4.4          Determination by the Administrative Agent that the undisbursed balance of such Net Proceeds on deposit with the Administrative Agent, together with additional funds deposited for the purpose, shall be at least sufficient to pay for the remaining Cost To Repair, free and clear of all Liens and claims for Lien;

14.4.5          All work to comply with the Legal Requirements applicable to the construction of the Improvements; and

14.4.6          The absence of any Default under any Loan Documents.

14.5                           Consultant.  The Administrative Agent shall have the right to hire, at the cost and expense of the Borrower, consultants and advisors (each, a “Lender’s Consultant”) to assist the Administrative Agent in the determination of the satisfaction of the conditions provided for herein for the release of the Net Proceeds, to pay the Costs to Repair and to periodically inspect the status of the construction of any Repair Work.

14.6                           Excess.  In the event that the Administrative Agent makes any Net Proceeds available to any Loan Party for the payment of Costs to Repair as provided for herein, upon the completion of the Repair Work as certified by the applicable Lender’s Consultant and if there is no Lender’s Consultant, an independent architect or engineer retained by the Borrower, and receipt by Administrative Agent of satisfactory evidence of payment and release of all liens, any excess Net Proceeds still held by the Administrative Agent shall be remitted by the Administrative Agent to the Borrower provided that no Event of Default shall have occurred and be continuing for application to the Borrower’s obligations under Section 2.3.8.

14.7                           Leases.  The terms and provisions of this Article 14 shall be subject and subordinate to the terms and provisions of any Lease or Mortgage Debt which remains in full force and effect under which the repair or reconstruction of the Mortgaged Property is required.

ARTICLE 15

GENERAL PROVISIONS.

15.1                           Notices.  Any notice or other communication in connection with this Loan Agreement, the Notes, the Security Documents, or any of the other Loan Documents, shall be in writing, and (i) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express, or (iii) sent by facsimile transmission if a FAX Number is designated below addressed:

If to NMLP:

Newkirk Master Limited Partnership

Two Jericho Plaza, Wing A, Suite 111

Jericho, New York 11753

Attention: Peter Braverman, Executive Vice President

FAX Number: (516) 433-2777

And

Newkirk Master Limited Partnership

7 Bulfinch Place, Suite 500

Boston, Massachusetts 02114

Attention: Carolyn Tiffany, Chief Operating Officer

FAX Number: (617) 570-4710

with copies by regular mail or such hand delivery or facsimile transmission to:

Post, Heymann, & Koffler, LLP

Two Jericho Plaza, Wing A, Suite 111

Jericho, New York 11753

Attention: David J. Heymann, Esquire

FAX Number:                      (516) 433-2777

And

Sullivan & Cromwell (until the consummation of the IPO)

125 Broad Street

New York, New York 10004

Attention: Arthur Adler, Esquire

FAX Number:                      (212) 558-1600

If to T-Two:

T-Two Partners, L.P.

Two Jericho Plaza, Wing A, Suite 111

Jericho, New York 11753

Attention: Peter Braverman, Executive Vice President

FAX Number: (516) 433-2777

And

T-Two Partners, L.P.

7 Bulfinch Place, Suite 500

Boston, Massachusetts 02114

Attention: Carolyn Tiffany, Senior Vice President

FAX Number: (617) 570-4710

with copies by regular mail or such hand delivery or facsimile transmission to:

Post, Heymann & Koffler, LLP

Two Jericho Plaza, Wing A, Suite 111

Jericho, New York 11753

Attention: David J. Heymann, Esquire

FAX Number:  (516) 433-2777

And (until the consummation of the IPO)

Sullivan & Cromwell

125 Broad Street

New York, New York 10004

Attention: Arthur Adler, Esquire

FAX Number:                      (212) 558-1600

If to the Borrower to each of NMLP and T-Two in the manner provided for above.

If to Administrative Agent:

KeyBank National Association

101 Federal Street

Boston, Massachusetts 02110

Attention: Jeffry M. Morrison, Managing Director

FAX Number: (617) 204.5769

with copies by regular mail or such hand delivery or facsimile transmission to:

Riemer & Braunstein LLP

Three Center Plaza

Boston, Massachusetts 02108

Attention: Steven J. Weinstein, Esquire

FAX Number: (617) 880-3456

If to KEYBANK NATIONAL ASSOCIATION:

KeyBank, National Association

101 Federal Street

Boston, Massachusetts 02110

Attention: Jeffry M. Morrison, Managing Director

FAX Number: (617) 204.5769

with copies by regular mail or such hand delivery or facsimile transmission to:

Riemer & Braunstein LLP

Three Center Plaza

Boston, Massachusetts 02108

Attention: Steven J. Weinstein, Esquire

FAX Number: (617) 880-3456

If to the co-Lender, to the addresses set forth on the signature page or to such addresses as set forth in the Assignment and Acceptance.

Any such addressee may change its address for such notices to such other address in the United States as such addressee shall have specified by written notice given as set forth above. All periods of notice shall be measured from the deemed date of delivery.

A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon the earliest of: (i) if sent by such certified or registered mail, on the third Business Day following the date of postmark, or (ii) if hand delivered at the specified address by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day, or (iii) if so mailed, on the date of actual receipt as evidenced by the return receipt, or (iv) if so delivered, upon actual receipt, or (v) if facsimile transmission is a permitted means of giving notice, upon receipt as evidenced by confirmation.

15.2                           Limitations on Assignment.  Neither Borrower may assign this Agreement or the monies due thereunder without the prior written consent of all of the Lenders in each instance, but in such event Lenders may nevertheless at their option make the Loan under this Agreement to such Borrower or to those who succeed to the title of such Borrower and all sums so advanced by Lenders shall be deemed a Loan Advance under this Agreement and not to be modifications thereof and shall be secured by all of the Collateral for the subject’s Borrower’s Obligations given at any time in connection herewith.

15.3                           Further Assurances.  Each Borrower shall upon request from Administrative Agent from time to time execute, seal, acknowledge and deliver such further instruments or documents which Administrative Agent may reasonably require to better perfect and confirm its rights and remedies hereunder, under the Notes, under the Security Documents and under each of the other Loan Documents.

15.4                           Payments.

15.4.1          NMLP Payments.  All payments under the NMLP Note shall be applied first to the payment of all fees, expenses and other amounts due to the Administrative Agent (excluding principal and interest) and, to the extent reimbursement is provided for herein, the Lenders, then to accrued interest, and the balance on account of outstanding principal under the NMLP Note; provided, however, that after an Event of Default, Liquidation Proceeds will be applied to the Obligations of each Borrower to Administrative Agent and the Lenders as otherwise provided for herein.

15.4.2          T-Two Payments.  All payments under the T-Two Note shall be applied first to the payment of all fees, expenses and other amounts due to the Administrative Agent (excluding principal and interest) and, to the extent reimbursement is provided for herein, the Lenders, then to accrued interest, and the balance on account of outstanding principal under the T-Two Note; provided, however, that after an Event of Default, Liquidation Proceeds will be applied to the Obligations of each Borrower to Administrative Agent and the Lenders as otherwise provided for herein.

15.5                           Parties Bound.  The provisions of this Agreement and of each of the other Loan Documents shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent and each of the Lenders and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Loan Documents.

This Agreement is a contract by and among each Borrower, the Administrative Agent and each of the Lenders for their mutual benefit, and no third person shall have any right, claim or interest against either Administrative Agent, any of the Lenders or either Borrower by virtue of any provision hereof.

15.6                           Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial.

15.6.1          Substantial Relationship.  It is understood and agreed that all of the Loan Documents were negotiated, executed and delivered in The Commonwealth of Massachusetts, which Commonwealth the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.

15.6.2          Place of Delivery.  Each Borrower agrees to furnish to Administrative Agent at the Administrative Agent’s office in Boston, Massachusetts all further instruments, certifications and documents to be furnished hereunder.

15.6.3          Governing Law.  This Agreement and each of the other Loan Documents shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of The Commonwealth of Massachusetts without regard to principles of conflicts of law.

15.6.4          Consent to Jurisdiction.  Each Borrower hereby consents to personal jurisdiction in any state or Federal court located within The Commonwealth of Massachusetts.

15.6.5          JURY TRIAL WAIVER.  EACH BORROWER, THE ADMINISTRATIVE AGENT, AND EACH OF THE LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS LOAN AGREEMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, INDIRECT, SPECULATIVE, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

15.7                           Survival.  All representations, warranties, covenants and agreements of a Borrower, or a Loan Party, herein or in any other Loan Document, or in any notice, certificate, or other paper delivered by or on behalf of a Borrower or a Loan Party pursuant hereto are significant and shall be deemed to have been relied upon by the Administrative Agent and each of the Lenders notwithstanding any investigation made by the Administrative Agent or any of the Lenders or on its behalf and shall survive the delivery of the Loan Documents and the making of the Loans pursuant thereto.  No review or approval by Administrative Agent or the Lenders or any of their representatives, of any opinion letters, certificates by professionals or other item of any nature shall relieve either Borrower or anyone else of any of the obligations, warranties or representations made by or on behalf of Borrower or a Loan Party, or any one or more of them, under any one or more of the Loan Documents.

15.8                           Cumulative Rights.  All of the rights of the Administrative Agent and the Lenders hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as the Administrative Agent may determine in its sole good faith judgment.

15.9                           Claims Against Administrative Agent or Lenders.

15.9.1          Borrower Must Notify.  The Administrative Agent and each of the Lenders shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of such Borrower shall have been given to Administrative Agent and each of the Lenders within thirty (30) days after the subject Borrower first had actual Knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and Administrative Agent or any of the Lenders does not remedy or cure the default, if any there be, with reasonable promptness thereafter.  Such actual Knowledge or actual notice shall refer to what was actually known by, or expressed in a written notification furnished to, any of the persons or officials referred to in Exhibit D as Authorized Representatives.

15.9.2          Remedies.  If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Administrative Agent or any of the Lenders has breached any of its obligations under the Loan Documents and has not remedied or cured the same with reasonable promptness following notice thereof, Administrative Agent’s and each of the Lenders’ responsibilities shall be limited to: (i) where the breach consists of the failure to grant consent or give approval in violation of the terms and requirements of a Loan Document, the obligation to grant such consent or give such approval and to pay such Borrower’s reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings; and (ii) the case of any such failure to grant such consent or give such approval, or in the case of any other such default by Administrative Agent or any of the Lenders, where it is also so determined that Administrative Agent or any of the Lenders acted in bad faith, the payment of any actual, direct, compensatory damages sustained by such Borrower as a result thereof plus such Borrower’s reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings.

15.9.3          Limitations.  In no event, however, shall Administrative Agent and each of the Lenders be liable to either Borrower or to any Loan Party or anyone else for other damages such as, but not limited to, indirect, speculative, special, exemplary, punitive or consequential damages whatever the nature of the breach by Administrative Agent or any of the Lenders of its obligations under this Loan Agreement or under any of the other Loan Documents.  In no event shall Administrative Agent or any of the Lenders be liable to either Borrower or to any Loan Party or anyone else unless a written notice specifically setting forth the claim of such Borrower shall have been given to Administrative Agent and each of the Lenders within the time period specified above.

15.10                     Regarding Consents.  Except to the extent expressly provided herein, any and all consents to be made hereunder by the Administrative Agent, Required Lenders, or Lenders shall be in the discretion of the party to whom consent rights are given hereunder.

15.11                     Obligations Absolute.  Except to the extent prohibited by applicable law which cannot be waived, the Obligations of each Borrower and the obligations of each Guarantor and the other Loan Parties under the Loan Documents shall be joint and several, absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents to which such Loan Party is a party under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which either Borrower or any Loan Party may have at any time against the Administrative Agent or any of the Lenders whether in connection with the Loan or any unrelated transaction.

15.12                     Table of Contents, Title and Headings.  Any Table of Contents, the titles and the headings of sections are not parts of this Loan Agreement or any other Loan Document and shall not be deemed to affect the meaning or construction of any of its or their provisions.

15.13                     Counterparts.  This Loan Agreement and each other Loan Document may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument.  In making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such loan agreement is sought.

15.14                     Satisfaction of Commitment.  The Loan being made pursuant to the terms hereof and of the other Loan Documents is being made in satisfaction of Administrative Agent’s and each of the Lenders’ obligations under the terms sheet dated June 10, 2005.  The terms, provisions and conditions of this Agreement and the other Loan Documents supersede the provisions of the Commitment.

15.15                     Time Of the Essence.  Time is of the essence of each provision of this Agreement and each other Loan Document.

15.16                     No Oral Change.  This Loan Agreement and each of the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought (except no such writing shall be required for any party which, pursuant to a specific provision of any Loan Document, is required to be bound by changes without such party’s assent).  In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Loan Agreement or any of the other Loan Documents.

15.17                     Monthly Statements.  While Administrative Agent may issue invoices or other statements on a monthly or periodic basis (a “Statement”), it is expressly acknowledged and agreed that: (i) the failure of Administrative Agent to issue any Statement on one or more occasions shall not affect either Borrower’s obligations to make payments under the Loan Documents as and when due; (ii) the inaccuracy of any Statement shall not be binding upon Lenders and so Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any Statement; (iii) all Statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of Lenders’ rights or remedies thereunder; and (iv) in no event shall any Statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered as a sealed instrument at Boston, Massachusetts, as of the date first written above.

BORROWERS:	THE NEWKIRK MASTER LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	MLP GP LLC, its General Partner

		By:	Newkirk MLP Corp., its Manager

By:
		Name:	Michael L. Ashner
		Title:	Chief Executive Officer

T-TWO PARTNERS, L.P., a Delaware limited partnership

	By:	HOLDING SUBSIDIARY LLC, its General Partner

		By:	Newkirk Manager Corp., its Manager

By:
		Name:	Michael L. Ashner
		Title:	Chief Executive Officer

ADMINISTRATIVE AGENT AND DEPOSIT ACCOUNT	KEYBANK NATIONAL ASSOCIATION
CO-AGENT:
By:
	Name:	Jeffry M. Morrison
	Title:	Vice President

LENDER:	KEYBANK NATIONAL ASSOCIATION

By:
	Name:	Jeffry M. Morrison
	Title:	Vice President

DEPOSIT ACCOUNT CO-AGENT	BANK OF AMERICA, N.A.
AND LENDER:

901 Main Street
TX1-492-64-01	By:
Dallas, TX 75201	Name: Will T. Bowers, Jr.
Title: Senior Vice President

DOCUMENTATION AGENT	LASALLE BANK NATIONAL ASSOCIATION
AND LENDER:

135 South LaSalle Street	By:
Chicago, Illinois 60603	Name:
Title:

LENDER:	PB CAPITAL CORPORATION

230 Park Avenue	By:
New York, New York 10169	Name:
Title:

EXHIBITS:

Section Reference Number

Exhibit A - Definitions
Exhibit B-1 - Sources and Uses of NMLP Loan
Exhibit B-2 - Sources and Uses of T-Two Loan
Exhibit C-1 - NMLP Note
Exhibit C-2 - T-Two Note
Exhibit D - Authorized Representatives
Exhibit E - Required Property, Hazard and Other Insurance
Exhibit F - Ownership Interests and Taxpayer Identification Numbers
Exhibit G-1 - Compliance Certificate NMLP
Exhibit G-2 - Compliance Certificate T-Two
Exhibit G-3 - Financial Covenant Compliance Certificate.
Exhibit H - Form of Assignment and Acceptance
Exhibit I - Lenders’ Commitments
Exhibit J - Individual Properties
Exhibit K - Loan Agenda
Exhibit L - Other Partnerships
Exhibit M - Newkirk Partnerships
Exhibit N - Allocated Payment Amounts
Exhibit O - Securitized Properties
Exhibit P - Cash Flow Projections
Exhibit Q - IPO
Exhibit R - Accounts
Exhibit S -Notice of Rate Selection
Exhibit T - NMLP Pre IPO Payment Amount Calculation Sheet
Exhibit U - GMAC Borrowers

EXHIBIT A TO MASTER LOAN AGREEMENT

DEFINITIONS

Accounts shall mean, collectively, the NMLP Depository Accounts and the T-Two Depository Accounts.

Acquired Individual Asset as defined in Section 8.1.25.

Adjusted LIBOR Rate:  For any LIBOR Rate Interest Period, an interest rate per annum equal to the sum of (A) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Rate Interest Period by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Rate Interest Period and (B) the LIBOR Rate Margin.

Adjusted LIBOR Rate Advance. means any principal outstanding under this Agreement which pursuant to this Agreement bears interest at the Adjusted LIBOR Rate.

Adjusted Prime Rate:  A rate per annum equal to the sum of (a) the Prime Rate Margin and (b) the greater of (i) the Prime Rate or (ii) one percent (1%) in excess of the Federal Funds Effective Rate.  Any change in the Adjusted Prime Rate shall be effective immediately from and after a change in the Adjusted Prime Rate (or the Federal Funds Effective Rate, as applicable).

Adjusted Prime Rate Advance. means any principal amount outstanding under this Agreement which pursuant to this Agreement bears interest at the Adjusted Prime Rate.

Administrative Agent.  KeyBank National Association, acting as administrative agent for the Lenders.

Administrative Agent’s Fee as defined in Section 2.4.1.

Administrator LLC shall mean Administrator LLC, a Delaware limited liability company, the beneficial interest in which is owned by the Integrated Group.

Administrator LLC Note shall mean that certain non-negotiable promissory note dated November 20, 1997 in the original principal amount of $40,000,000.00 made by Administrator LLC and held by Newkirk Finco LLC.

Administrator LLC Loan shall mean the certain loan arrangement established by Newkirk Finco LLC in favor of Administrator LLC as evidenced by Administrator LLC Note, the Administrator LLC Pledge, together with, and all other instruments, documents, and agreements relative thereto, as same may be amended, modified, supplemented, or replaced from time to time.

Administrator LLC Pledge shall mean that certain pledge agreement dated November 20, 1997  given by Administrator LLC to Newkirk Finco LLC, respecting the 49.99% ownership interest of Administrator LLC to and in Newkirk Capital LLC.

Affiliate shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

Aggregate DPO shall mean, from time to time, the sum of each of the Discounted Payment Options for each of the Securitized Notes.

Aggregate Investment Capitalization shall mean, with respect to NMLP’s Investments, the value of the non real estate  assets, as calculated by NMLP and approved by the Administrative Agent in its reasonable discretion, plus the value of the underlying real estate assets.  The underlying real estate assets will be valued based upon a 10 year discounted Cash Flow.  The discount rate will be 9% and the reversionary capitalization rate will be 11%.  The Cash Flow will be based upon (a) in place rental income through the expiration of the primary term of the lease, and (b) at primary term maturity of a given lease, (i) the lease rate will be the renewal lease rate if the renewal rent is less than Market Rent, and (ii) if the renewal rate is greater than the Market Rent, the post primary term income stream will be based on the Market Rent, with a deduction equal to 35% of nine months Market Rent at the primary term expiration date.

Agreement as defined in the Preamble.

Allocated Payment Amount shall mean, (i) for each Individual Property which is owned by a NMLP Partnership, the amount set forth on Exhibit N, and (ii) for each Acquired Individual Asset, the amount determined by the Administrative Agent as set forth in Section 8.1.25, less, in each case, any prior Mandatory Principal Prepayments received with respect to such Individual Property or Acquired Individual Asset.

Amended and Restated Asset Management Agreement shall mean that certain Amended and Restated Asset Management Agreement dated January 12, 2000, among and between Newkirk Asset Management LLC and the Net Lease Partnerships and the Other Partnerships, as may be amended, modified, supplemented, or replaced from time to time.

Annual Leasing Cost Budget as defined in Section 7.1.28(e).

Applicable Rate:  As such term is defined in Section 2.3.1(a).

Appraisal as defined in Section 7.1.20.

Assignment and Acceptance as defined in Section 13.3.1.

Authorized Representatives as defined in Section 4 and listed on Exhibit D.

Balancing Amount shall mean, from time to time, any amount (if any) by which (a) the outstanding principal balance of the T-Two Loan, exceeds (b) the aggregate of (i) the Aggregate DPO, plus (ii) the outstanding principal balance of the Intercompany Loan.

Banking Day shall mean a day on which banks are not required or authorized by law to close in the city in which Administrative Agent’s principal office is situated.

Borrower and Borrowers as defined in the Preamble.

Breakage Costs  as defined in Section 2.3.15.

Business Day shall mean any day of the year on which offices of Administrative Agent are not required or authorized by law to be closed for business in Boston, Massachusetts.  If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.  Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month.

Calculation Date as defined in Section 7.3.1(a).

Calculation Period as defined in Section 7.3.1(a).

Call Option Agreement shall mean that certain Omnibus Agreement; Put-Call Option Agreement Amendment; Loan Commitment and Agreement to Guaranty, dated November 24, 2003, among NMLP, T-Two, NK-CR Holdings LLC, and Holding Subsidiary LLC, as the same may be amended, modified, supplemented, or replaced from time to time, pursuant to which, among other things, NMLP is granted an option to acquire either (a) certain assets of T-Two, or (b) a 100% ownership interest in T-Two.

Cash Flow shall mean, in each calendar year, in each instance determined in a manner satisfactory to the Administrative Agent, the aggregate sum of (i) all revenues and cash receipts of the NMLP Partnerships less (ii) the sum of the NMLP Partnerships’ (a) property level operating expenses including but not limited to ground rent, (b) management fees and (c) administrative fees plus (iii) all cash distributions received from Other Partnerships.

Cash Flow Projections shall mean a detailed schedule of all cash Distributions projected to be made to NMLP from the NMLP Subsidiaries within the next one hundred and eighty (180) days, as detailed on Exhibit P, being the Cash Flow Projections as of the Closing Date based upon information then available to NMLP, and subject to change as shall be detailed in the respective Officer’s Certificate to be provided to the Administrative Agent as set forth herein.

Cash Management Agreement one or more cash management agreements to be entered into pursuant to Sections 7.1.14 and 7.2.14.

Certificates shall mean the Grantor Trust T-1 Certificate and the Grantor Trust T-2 Certificate.

Certificates of Exemption as defined in Section 2.7.3(c).

Certificates of Partial Exemption as defined in Section 2.7.3(b).

Change of Control shall mean the occurrence of any of the following, as determined solely by the Administrative Agent (for purposes of this definition, ownership of interests in a Borrower that are subject to a Lien permitted under the Security Documents shall be deemed beneficially owned by the pledgor thereof):

1.             A change in the identity of any general partner, managing member, and/or any material change in the effective control of any general partner or managing member of any NMLP Loan Parties (other than NMLP, NMLP GP, any MLP Holder or any Newkirk Group Entity) and/or any NMLP Subsidiary, such that effective control is not in

NMLP (except as to any change in the effective control of any NMLP Loan Party which is released as provided for herein from its obligations under the Loan Documents);

2.             A change in the identity of any general partner, managing member, and/or any material change in the effective control of any general partner or managing member of any T-Two Loan Parties, such that effective control is not in a Newkirk Group Entity (except as to any change in the effective control of any T-Two Loan Party which is released as provided for herein from its obligations under the Loan Documents);

3.             A change in the identity of the general partner of a Borrower and/or any material change in the effective control of the general partner of a Borrower, from the identity and control structure existing as of the respective Borrower’s Funding Date, with the exception of the REIT or its subsidiary becoming the general partner of the Borrower in order to effect the IPO;

4.             A change in the identity of any general partner, managing member, and/or effective control of any general partner or managing member of any Loan Parties which is a Newkirk Group Entity, such that effective control is not in any other Newkirk Group Entity;

5.             The death or disability of both of Michael Ashner and Peter Braverman, or the failure of both of Michael Ashner and Peter Braverman,  at any time to exercise that authority and discharge those management responsibilities with respect to either Borrower as are exercised and discharged by such Person at the time of the execution of this Agreement, provided that alternative management may be substituted for either of Michael Ashner or Peter Braverman with the consent of the Administrative Agent, such consent not to be unreasonably withheld; provided, however, the death or disability of both Michael Ashner and Peter Braverman shall not be a default hereunder if within thirty (30) days of the death or disability of the second to die or become disabled, each Borrower provides the Administrative Agent with evidence satisfactory to the Administrative Agent of acceptable replacement or substitute management of such Borrower and their respective Subsidiaries;

6.             Prior to the consummation of the IPO, Apollo Real Estate Investment Fund III, L.P. shall cease to own, directly or indirectly, at least a twenty percent (20%) beneficial ownership interest in NMLP;

7.             Prior to the consummation of the IPO, Vornado Realty Trust shall cease to own, directly or indirectly, at least a 10% beneficial ownership interest in NMLP; or

8.             Prior to the consummation of the IPO, Vornado Realty Trust and/or Apollo Real Estate Investment Fund III, L.P. and/or WEM  Brynmawr Associates LLC shall cease to own, directly or indirectly, in the aggregate, at least a 51 % beneficial ownership interest in NMLP.

Closing Date as defined in Section 5.1.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the

Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

Collateral shall mean, collectively, the NMLP Collateral and the T-Two Collateral.

Commitment shall mean, with respect to each Lender, the amount set forth on Exhibit I hereto as the amount of such Lender’s commitment to make advances to each Borrower, as may be amended from time to time by the Administrative Agent as provided in Article 13 upon any assignment by a Lender permitted under this Loan Agreement.

Commitment Percentage shall mean, with respect to each Lender, the percentage set forth on Exhibit I hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders as to each of the NMLP Loan and the T-Two Loan, as may be amended from time to time by the Administrative Agent as provided in Article 13 upon any assignment by a Lender permitted under this Loan Agreement.

Consents shall mean the NMLP Consents and T-Two Consents.

Consolidated Debt Service as defined in Section 7.3.1(a)(v).

Consolidated Debt Service Coverage as defined in Section 7.3.1(a)(iii).

Consolidated Leverage Ratio as defined in Section 7.3.2.

Consolidated Net Cash Flow as defined in Section 7.3.1(a)(iv).

Contract to Provide Asset Management Services shall mean that certain Asset Management Agreement dated as of January 1, 2002, by and between Newkirk Asset Management LLC and Winthrop Financial Associates, as may be amended, modified, supplemented, or replaced from time to time.

Cost to Repair as defined in Section 14.3.

Dautec Note shall mean that certain promissory note in the original principal amount of One Million One Hundred Seventy-Five Thousand Dollars ($1,175,000.00) dated May 1, 2000 made by Dautec Associates Limited Partnership, a Connecticut limited partnership, and held by NK-Dautec Loan, L.P., together with any and all other instruments, documents, and agreements executed in connection therewith, as same may be amended, modified, supplemented, or replaced from time to time.

Debt shall mean, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been, or should be, in accordance with generally accepted accounting principles, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (vii) all Debt in the nature of that referred to in clauses (i) through (vi) above which is guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect of such Debt, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Debt, (viii) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness referred to in clause (i) through (vi) above of any Person, either directly or indirectly, and (ix) all Debt referred to in clauses (i) through (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

Default as defined in Section 10.1.

Default Rate as defined in Section 2.3.13.

Delinquent Lender as defined in Section 13.2.8.

Deposit Account Co-Agent as defined in the Preamble.

Depository Accounts shall mean, collectively, the NMLP Depository Accounts and the T-Two Depository Accounts.

Discharge Documents as defined in Section 7.1.35.

Discounted Payment Option shall mean the options provided for in Securitization Documents for the prepayment at a reduced amount of any of the Securitized Notes.

Distribution shall mean, with respect to any Person, that such Person has paid a dividend or returned any equity capital to its stockholders, members or partners or made any other distribution, payment or delivery of property (other than common stock or partnership or membership interests of such Person) or cash to its stockholders, members or partners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any membership or partnership interests (or any options or warrants issued by such Person with respect to its capital stock or membership or partnership interests), or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any membership or partnership interests of such Person (or any options or warrants issued by such Person with respect to its capital stock or membership or partnership interests). Without limiting the foregoing,

“Distributions” with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans, and any proceeds of a dissolution or liquidation of such Person.

Documentation Agent as defined in the Preamble.

Dollars shall mean lawful money of the United States.

Economic Discontinuance Rights shall mean the right of a tenant under a Lease relative to any Individual Property to terminate the Lease prior to the expiration of the primary term of the Lease by making a Rejectable Offer to the applicable Net Lease Partnership, all of the foregoing as and when provided for in the Lease relative to such Individual Property.  If the Rejectable Offer is accepted by the Net Lease Partnership, the Individual Property is to be sold to the said tenant for the amount as set forth in the Lease.  If the Rejectable Offer is rejected by the Net Lease Partnership, the Lease terminates as set forth in the Lease.

Economic Discontinuance Sale shall mean the sale of an Individual Property to a tenant upon the acceptance of a Rejectable Offer by the applicable Net Lease Partnership.

ED Cash Flow as defined in Section 7.1.24(f).

ED Properties shall mean all Individual Properties as to which a NMLP Partnership has rejected the Rejectable Offer made by a tenant pursuant to the tenant’s exercise of its Economic Discontinuance Rights.  An Individual Property shall no longer be considered an ED Property at such time as such Individual Property evidences a minimum ratio of cash flow to debt service (as determined by the Administrative Agent based solely on revenues and debt service of such Individual Property based on leases executed in accordance with the requirements of Section 7.1.22), of no less than 1.70 to 1.0 prior to the Initial Maturity Date, and no less than 2.0 to 1.0 at any time thereafter.

Eligible Assignee shall mean any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) any other assignee that, in the reasonable judgment of the Administrative Agent, is a reputable institutional investor with substantial experience in lending and originating loans similar to the Loan, or in purchasing, investing in or otherwise holdings such loans, having a financial net worth of at least $100,000,000 and (f) any Lender Affiliate or a Related Fund of a Lender.  For the purposes hereof, “Lender Affiliate” shall mean, (a) with respect to any Person who would otherwise be an Eligible Assignee under clauses (a) - (e), above (a “Qualified Assignee”), (i) an Affiliate of such Qualified Assignee or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered (including as placement agent therefor) or managed by a Qualified Assignee or an Affiliate of such Qualified Assignee and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor (i.e., a  Related Fund of such Lender).  Neither a Borrower nor an affiliate of a Borrower shall be Eligible Assignee.

Environmental Indemnity as defined in Section 3.1.25.

Environmental Laws as defined in the Environmental Indemnity.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

ERISA Affiliate shall mean each person (as defined in Section 3(9) of ERISA) which together with either Borrower or a Subsidiary of a Borrower would be deemed to be a “single employer”  within the meaning of Section 414(b), (c), (m) or (o) of the Code.

Escrow Agreement Respecting Ground Lease Extensions and Lease Options as defined in Section 3.1.26.

Eurocurrency Liabilities as defined in Section 2.7.1(b).

Event of Default as defined in Section 10.1.

Excepted Loan Parties shall mean each Newkirk Indemnitor, any Other Partnership, any Partially Owned Limited Partnerships, and the MLP Holders.

Excess Cash Flow shall mean, for each fiscal quarter of NMLP, (i) Consolidated Net Cash Flow for such quarter, less (ii) the sum of (A) Consolidated Debt Service, and (B) all NMLP Mandatory Principal Prepayments and T-Two Mandatory Principal Prepayments (except any Mandatory Principal Payment made under Section 2.3.8(a)(i)), as determined in a manner satisfactory to the Administrative Agent.

Excluded Taxes as defined in Section 2.7.3(a)(v).

Existing NMLP Loan as defined in Section 1.3.1.

Existing T-Two Loan as defined in Section 1.4.1.

Extended Maturity Date as defined in Section 2.2.

Extended Term as defined in Section 2.2.

Extension Fee as defined in Section 2.4.2.

Federal Funds Effective Rate:  Shall mean, for any day, the rate per annum (rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Financial Covenants  shall mean those covenants of NMLP set forth in Sections 7.3.1, 7.3.2, 7.3.3 and 7.3.4.

First Extended Maturity Date as defined in Section 2.2.

First Extended Term as defined in Section 2.2.

First Mortgage Debt shall mean, from time to time, any obligations of a Net Lease Partnership secured by a first mortgage or first deed of trust on one or more Individual Properties, as of the Closing Date as set forth in Schedule 6.1.18(b)(i).  The GMAC Mortgage Loan is a First Mortgage Debt.

Fiscal Quarter shall mean each quarterly period (a) beginning on January 1 and ending on March 31, (b) beginning on April 1 and ending on June 30, (c) beginning on July 1 and ending on September 30, and (d) beginning on October 1 and ending on December 31.

Fiscal Year shall mean each twelve month period commencing on January 1 and ending on December 31.

Fleet Loan Agreement as defined in Section 1.3.1.

Foreign Lender as defined in Section 2.7.3(b).

Form Lease. As defined in Section 7.1.22(c).

Formation Documents shall mean, singly and collectively, the partnership agreements, joint venture agreements, limited partnership agreements, limited liability company or operating agreements and certificates of limited partnership and certificates of formation, articles (or certificate) of incorporation and by-laws and any similar agreement, document or instrument of any Person.

Free Cash Flow shall mean for any four (4) fiscal quarters of NMLP the Consolidated Net Cash Flow for such period less (i) Consolidated Debt Service for such period and less (ii) any deposits made or required to be made into the T/I Fund Account during such period.

Funding Date as defined in Section 5.1.

Future Commitment as defined in Section 13.2.8.

GAAP shall mean generally accepted accounting principles in the United States of America as of the date applicable.

GMAC Borrower shall mean any Net Lease Partnership obligated on a GMAC Mortgage Loan.  The GMAC Borrowers as of the Closing Date are listed in Exhibit U.

GMAC Mortgage Holder shall mean GMAC Commercial Mortgage Corporation and/or, as assignee, Norwest Bank Minnesota, N.A.

GMAC Mortgage Loan shall mean the pool of first mortgage loans securitized by the GMAC Mortgage Holder on certain of the Individual Properties listed in Schedule 6.1.18(b)(ii).

Governmental Authority shall mean any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

Grantor Trust shall mean the trust created pursuant to the Grantor Trust Agreement, together with any replacement thereof or successor thereto.

Grantor Trust Agreement shall mean that certain Second Amended and Restated Grantor Trust Agreement dated April 1, 1999 among and between NK-CR T1 Seller LLC, T-Two Partners, L.P., Midland Loan Services, Inc., as Servicer, and LaSalle National Bank, as Grantor Trust Trustee, all as provided therein, as amended by that certain Amendment No. 1 To Second Amended and Restated Grantor Trust Agreement dated as of November 24, 2003, as same may be amended, modified, supplemented, or replaced from time to time.

Grantor Trust Trustee, presently LaSalle Bank National Association, shall have the meaning provided in the Grantor Trust Agreement.

Grantor Trust T-1 Certificate shall have the meaning provided in the Grantor Trust Agreement.

Grantor Trust T-2 Certificate shall have the meaning provided in the Grantor Trust Agreement.

Ground Leases shall mean, from time to time, any Ground Lease relative to an Individual Property as to which a Net Lease Partnership is the ground lessee, including, without limitation, any ground lease which shall be entered into in connection with the exercise by a Net Lease Partnership of a Remainder Ground Lease Option.

Ground Lease Extension Options as defined in Section 3.1.26(b).

Ground Lease Extension Option Schedule as defined in Section 6.1.18(f).

Guarantor shall mean, collectively, the NMLP Guarantor and the T-Two Guarantor.

Guaranty shall mean, collectively, the NMLP Guaranty and the T-Two Guaranty.

Guaranty Partnership GPs shall mean, collectively, any NMLP Partnership GP which is the general partner of any NMLP Partnership which is, effective as of the Closing Date or at any time thereafter, owner of an applicable Individual Property free and clear of any Mortgage Debt (other than the Securitized Notes or Mortgage Debt in favor of the Administrative Agent).

Guaranty Partnerships shall mean, collectively, any NMLP Partnership which is, effective as of the Closing Date or at any time thereafter, owner of an applicable Individual Property free and clear of any Mortgage Debt (other than the Securitized Notes or Mortgage Debt in favor of the Administrative Agent).

Hazardous Materials shall mean and include asbestos, flammable materials, explosives, radioactive substances, polychlorinated biphenyls, radioactive substances, other carcinogens, oil and other petroleum products, pollutants or contaminants that could be a detriment to the environment, and any other hazardous or toxic materials, wastes, or substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, rules, codes or regulations, or any judicial or administrative interpretation of such laws, rules, codes or regulations.

Indemnified Party as defined in Sections 7.1.21 and 7.2.17.

Independent shall mean, when used with respect to any Person, a Person who (i) is in fact independent, (ii) does not have any direct financial or indirect financial interest (other than amounts payable to such Person for serving as a director) in the Borrower, any Borrower Subsidiary, or any Loan Party or in any Affiliate of any thereof or in any constituent partner or member of the Borrower, any Borrower Subsidiary, or any Loan Party or any Affiliate of any thereof and (iii)  is not connected with the Borrower, any Borrower Subsidiary, or any Loan Party or any Affiliate thereof or any constituent partner of the Borrower, any Borrower Subsidiary, or any Loan Party or any Affiliate of any thereof as an officer, employee, promoter, underwriter, trustee, partner, director, or person performing similar functions.  Any such Person shall not be deemed to fail to comply with the requirements of clause (iii), above, solely due to such Person serving as an Independent director of Newkirk MLP Corp.  Whenever it is herein provided that any Independent Person’s opinion or certificate shall be provided, such opinion or certificate shall state that the Person executing the same has read this definition and is Independent within the meaning hereof.

Individual Property and Individual Properties shall mean, from time to time, with respect to each NMLP Partnership, Other Partnership, Subsidiary Limited Partnership, Partially Owned Limited Partnership or other Net Lease Partnership, each real estate property owned by such entity, together with all improvements, fixtures, equipment, and personalty relating to such property, with the Individual Properties as of the date hereof being listed on Exhibit J hereto and shall include any real property hereafter acquired by any NMLP Subsidiary.

Initial Term as defined in Section 2.2.

Integrated Documents shall mean the Indemnification Agreement dated  as of November 20, 1997 between certain Newkirk Entities and the Integrated Group, the Amended and Restated Cash Participation Agreement dated as of January 1, 2002 between certain Newkirk Group Entities and the Integrated Group, and any and other agreements entered into relative thereto to establish, evidence or secure the Integrated Obligations, as such may be amended, modified, supplemented or replaced from time to time.

Integrated Group shall mean Administrator LLC, a Delaware limited liability company, as agent for the former principals of the general partners of various of the Borrower’s Subsidiaries, and any of such principals.

Integrated Obligations shall mean the obligations of certain of the Newkirk Group Entities to the Integrated Group under the Integrated Documents, such obligations arising originally out of the acquisition of certain of the assets of NMLP and the NMLP Subsidiaries from the Integrated Group.

Intercompany Loan as defined in Section 7.2.21.

Intercompany Loan Documents shall mean any and all document evidencing the Intercompany Loan, including, without limitation, the Intercompany Loan Agreement and that certain Revolving Promissory Note dated as of November 24, 2003 made by NMLP payable to T-Two.

Intercompany Loan Agreement shall mean the Revolving Loan Agreement dated as of November 24, 2003 entered into between T-Two and NMLP with respect to the Intercompany Loan.

Interest Rate Agreement  shall mean (i) any interest rate protection agreements, now or hereafter executed by and between a Borrower and Keybank, National Association or another financial institution acceptable to the Administrative Agent, and any and all existing or future extensions, renewals, modifications and amendments thereto, including, without limitation, the ISDA Master Agreement, the Schedule to the Master Agreement, and any and all confirmations for individual transactions executed under the foregoing agreements, or any other interest rate agreement related in any way to the Loan, but only to the extent assigned to the Administrative Agent, on behalf of the Lenders, to secure the Obligations and (ii) that certain Interest Rate Protection Cash Collateral Pledge Agreement dated as of the date hereof, by and between such Borrower and the Administrative Agent.

Investment shall mean the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof.

IPO as defined in Section 7.1.31.

IPO Payment shall mean the amount of (a) One Hundred and Fifty Million Dollars ($150,000,000.00), less (b) the aggregate of all payments made by the NMLP and T-Two under Section 2.3.8(a) hereof prior to the date the IPO Payment is made.

Knowledge shall mean with respect to either Borrower and any of their respective Subsidiaries, the knowledge of any of Michael Ashner, Peter Braverman, Thomas Staples, Carolyn Tiffany, Lara Sweeney, or Jay Cramer, or any Person who shall at any time replace any of the foregoing.

Late Charge as defined in Section 2.3.14.

Lease shall mean any lease relative to all or any portion of an Individual Property or a Securitized Property, whether a direct lease or a lease resulting from a merger by operation of law of a Master Lease and a Sublease.

Lease Schedule as defined in Section 6.1.18(e).

Legal Requirements shall mean all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, all Environmental Laws, and those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lender’s Consultant as defined in Section 14.5.

Lenders as defined in the Preamble.

Leyden Note shall mean that certain promissory note in the original principal amount of One Million Nine Hundred and Five Dollars ($1,905,000.00) dated March 31, 1999 made by Leyden Associates Limited Partnership, a Connecticut limited partnership, and held by NK-Leyden Loan, L.P., together with any and all other instruments, documents, and agreements executed in connection therewith, as same may be amended, modified, supplemented, or replaced from time to time.

LIBOR Business Day:  A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

LIBOR Rate:  For any LIBOR Rate Interest Period, the average rate (carried to 1/100,000 of 1%) as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such LIBOR Rate Interest Period with a maturity approximately equal to such LIBOR Rate Interest Period and in an amount approximately equal to the amount to which such LIBOR Rate Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If Dow Jones Markets no longer reports such rate or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Administrative Agent in the London Interbank Market, Administrative Agent may select a replacement index.

LIBOR Rate Interest Period:  With respect to each amount bearing interest at a LIBOR based rate, a period of one (1), two (2), three (3), or six (6) months, to the extent deposits with such maturities are available to the Administrative Agent, commencing on a LIBOR Business Day, as selected by a Borrower; provided, however, that (i) any LIBOR Rate Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall continue to and end on the next succeeding LIBOR Business Day, unless the result would be that such LIBOR Rate Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Rate Interest Period shall end on the next preceding LIBOR Business Day , (ii) any LIBOR Rate Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Rate Interest Period would otherwise end shall instead end on the last LIBOR Business Day of such calendar month, and (iii) Borrower may not select a LIBOR Rate Interest Period which would end after the Maturity Date.

LIBOR Rate Margin shall mean, (a) at any time while the Reduction Condition is not satisfied, 200 basis points, or (b) at any time while the Reduction Condition is satisfied, 175 basis points.

LIBOR Rate Option as defined in Section 2.3.2.

Licenses and Permits shall mean all licenses, permits, authorizations and agreements issued by or agreed to by any governmental authority, including, but not limited to, building permits, occupancy permits and such special permits, variances and other relief as may be required pursuant to Legal Requirements which may be applicable to the Individual Property.

Lien shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances.

Liquid Assets shall mean the sum of the following unencumbered (other than by Liens held by the Administrative Agent on behalf of the Lenders) assets: (i) all cash (denominated in United States dollars), (ii) any demand deposits, (iii) marketable securities consisting of short-term (maturity of one year or less) obligations issued or guaranteed as to principal and interest by the United States of America, (iv) short-term certificates of deposit, with a maturity of one year or less, issued by any bank organized under the laws of the United States of America having total assets in excess of $1,000,000,000.00, and (v) any other securities acceptable to the Administrative Agent as evidenced by the Administrative Agent’s written approval.

Liquidation Proceeds. Amounts received by the Administrative Agent and/or the Lenders in the exercise of the rights and remedies under the Loan Documents (including, but not limited to, all rents, profits and other proceeds received by the Administrative Agent and/or the Lenders from the liquidation of, or exercising rights upon the occurrence of an Event of Default relative to, any Collateral, but not including any amount bid at a foreclosure sale or on behalf of the Administrative Agent or otherwise credited to a Borrower in, any deed-in-lieu of foreclosure or similar transaction).

Loan and Loans as defined in Section 1.6.3.

Loan Advance shall mean, collectively, the NMLP Loan Advance and the T-Two Loan Advance.

Loan Agenda shall mean that Document Agenda respecting the establishment of the Loans annexed hereto as Exhibit K.

Loan Agreement as defined in the Preamble.

Loan Documents shall mean, collectively, the NMLP Loan Documents and the T-Two Loan Documents.

Loan Party and Loan Parties shall mean, singly and collectively, the NMLP Loan Parties and the T-Two Loan Parties.

London Banking Day shall mean any day on which dealings in deposits in Dollars are transacted in the London interbank market.

Mandatory Principal Prepayments shall mean collectively, any NMLP Mandatory Principal Prepayments and/or T-Two Mandatory Principal Prepayments.

Market Rent shall mean, at any point of determination, the then current rentals being charged to new tenants for comparable quality space located on comparable quality property within the subject geographic area of the subject Individual Property, taking into account and giving effect to, without limitation, such considerations as size, location of the Individual Property, lease term and level and quality of building construction and space improvements, tenant allowances, and rent concessions, all as reasonably determined by the Administrative Agent.

Master Lease shall mean any master lease entered into, or assumed by, a Net Lease Partnership relative to an Individual Property, pursuant to which the lessee thereunder entered into a Sublease with a tenant, each of which Master Leases has by operation of law merged into the applicable Sublease.

Material Adverse Effect shall mean a material adverse effect on, determined separately with respect to each Borrower,  (i) the business, assets, prospects, operations or financial or other condition of any of the Borrowers or, taken as a whole, the Borrower Subsidiaries and the Loan Parties, including, without limitation, all Distributions to be made pursuant to Cash Flow Projections, (ii) the ability of any of the Borrowers, the Loan Parties, or the Borrower Subsidiaries to perform any material Obligations or to pay any Obligations which it is obligated to pay in accordance with the terms hereof or of any other Loan Document, (iii) the rights of, or benefits available to, the Administrative Agent and/or any of the Lenders under any Loan Document or (iv) any Lien given to Administrative Agent and/or any of the Lenders on any material portion of the Collateral or the priority of any such Lien.

Maturity shall mean the Maturity Date, or, if the Maturity Date has been extended pursuant to the provisions of the Loan Agreement, the applicable Extended Maturity Date, or in any instance, upon acceleration of the Loan, if the Loan has been accelerated by the Required Lenders upon an Event of Default.

Maturity Date as defined in Section 2.2.

Minimum Consolidated Net Worth as defined in Section 7.3.4.

MLP Holders shall mean Newkirk MLP Corp. and Vornado MLP GP L.L.C., being the holders of 100% of the membership interest in MLP GP LLC.

Mortgage Debt shall mean, singly and collectively, the First Mortgage Debt, the Other Second Mortgage Debt, and the Securitized Notes.

Mortgage Debt Schedule as defined in Section 6.1.18(h).

Mortgage Debt Test shall mean shall be deemed to be triggered if the aggregate equity (as determined by the Administrative Agent based upon then current valuations) in excess of all liens on the Individual Properties of all Net Lease Partnerships as to which a Default or Event of Default (regardless of how or if defined) has occurred and the holder has accelerated the obligations due thereunder and commenced exercising its rights upon such Default or Event of Default, is greater than $10,000,000.00, assuming for purposes hereof that such an event has occurred for the subject Mortgage Debt.

Mortgage Partnership shall mean each of the following NMLP Partnerships, together with any other Net Lease Partnership which is required hereafter to grant a mortgage/deed of trust to the Administrative Agent pursuant to the terms hereof to secure the Obligations: (a) Newkirk Dalhill L.P.; (b) Newkirk Elway L.P.; (c) Newkirk Jackson Street L.P.; (d) Newkirk JVF L.P.; (e) Newkirk Lando L.P.; (f) Newkirk Lanmar L.P.; (g) Newkirk Marbax L.P.; (h) Newkirk Statmont L.P.; (i) Newkirk Syrcar L.P.; (j) Newkirk Vegpow L.P.; (k) Newkirk Walando L.P.; and (l) Newkirk Walmad L.P.

Mortgaged Property shall each Individual Property is or hereafter becomes subject to a mortgage/deed  of trust granted to the Administrative Agent hereunder.

Net Lease Partnerships shall mean, singly and collectively, the NMLP Partnerships (whether now existing, or hereafter formed as permitted hereunder), the Other Partnerships, the Subsidiary Limited Partnerships, and the Partially Owned Limited Partnerships being the owners, land estate holders, or ground lessors of the Individual Properties.

Net Proceeds shall mean the gross proceeds received from any insurance recovery or condemnation award relating to any casualty or taking of any asset  less the aggregate of (i) obligations due to the holders of Mortgage Debt thereon, including, without limitation, any prepayment penalties or fees, and (ii) all reasonable costs and expenses incurred in the collection of such amounts, including, but not limited to, reasonable attorney’s fees, payable to third-parties who are not a NMLP Subsidiary, a Newkirk Group Entity or an Affiliate thereof.

Net Refinancing Proceeds shall mean the gross proceeds received from the closing of the financing or refinancing of a specified asset (with the exception of any proceeds of Permitted T/I Debt) less the aggregate of (i) obligations due to the holders of Mortgage Debt thereon, including, without limitation, any prepayment penalties or fees, and  (ii) reasonable closing costs payable to third-parties who are not a NMLP Subsidiary, a Newkirk Group Entity or an Affiliate thereof.

Net Sales Proceeds shall mean the gross sale proceeds received from the closing of the sale of a specified asset less the aggregate of (i) obligations due to the holders of Mortgage Debt thereon, including, without limitation, any prepayment penalties or fees, (ii) usual closing adjustments, and (iii) reasonable closing costs payable to third-parties who are not a NMLP Subsidiary, a Newkirk Group Entity or an Affiliate thereof.

Newkirk Group Entity (Entities) shall mean (a) prior to the completion of the IPO, Apollo Real Estate Investment Fund III, L.P., a Delaware limited partnership, Vornado Realty Trust, a Maryland real estate investment trust, and Michael Ashner and Peter Braverman, being senior executives of Winthrop Financial Associates, A Limited Partnership, together with any Affiliates of each of such Persons (other than NMLP or any NMLP Subsidiary), and (b) after the completion of the IPO, the REIT.

Newkirk Indemnification as defined in Section 3.1.23.

Newkirk Indemnitor as defined in Section 1.5.2.

Newkirk Loans shall mean, jointly and severally, the Administrator LLC Loan, the Leyden Note and the Dautec Note.

NMLP as defined in the Preamble hereto.

NMLP Accounts as defined in Section 7.1.14.

NMLP Collateral as defined in Section 3.1.

NMLP Commitment shall mean, with respect to each Lender, the amount set forth on Exhibit I hereto as the amount of such Lender’s commitment to make advances to NMLP, as may be amended from time to time by the Administrative Agent as provided in Article 13 upon any assignment by a Lender permitted under this Loan Agreement.

NMLP Consents as defined in Section 5.1.4(a).

NMLP Depository Account Pledge and Security Agreement as defined in Section 3.1.3(b).

NMLP Depository Accounts as defined in Section 7.1.14.

NMLP GP as defined in Section 1.2.1.

NMLP Guarantor as defined in Section 1.5.1.

NMLP Guaranty as defined in Section 3.1.24.

NMLP’s Investments shall mean the aggregate of all of NMLP’s and NMLP Subsidiaries’ investments and other assets, on a consolidated basis (including but not limited to those investments known as the controlled LP’s and the equity share of the non-controlled LP’s), all as disclosed by NMLP to the Administrative Agent.

NMLP Loan as defined in Section 1.3.

NMLP Loan Advance as defined in Section 5.1.

NMLP Loan Documents as defined in Section 3.2.

NMLP Loan Party and NMLP Loan Parties shall mean, singly and collectively, NMLP, the NMLP GP, each NMLP Subsidiary which is a party to any NMLP Loan Document, the NMLP Guarantor, each Newkirk Group Entity which is a party to any NMLP Loan Document, and any Subsidiary and Affiliate of any of the foregoing which is also a party to any NMLP Loan Document.

NMLP Mandatory Prepayment Event as defined in Section 2.3.8(b).

NMLP Mandatory Principal Prepayments as defined in Section 2.3.8(b).

NMLP Note as defined in Section 3.2.

NMLP Obligations shall mean all indebtedness, obligations and liabilities of NMLP to the Administrative Agent and/or any Lender existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, assignment, operation of law or otherwise, arising or incurred under this Agreement, the NMLP Note, the NMLP T-Two Guaranty or any of the other NMLP Loan Documents, including, without limitation, under any Interest Rate Agreement with the Administrative Agent with respect to the NMLP Loan.

NMLP Partnerships shall mean, singly and collectively, from time to time, those limited partnerships which are wholly-owned and controlled by NMLP, including, without limitation, those listed on Exhibit M.

NMLP Partnership GPs shall mean, singly and collectively, from time to time, those limited liability companies or corporations which are wholly-owned and controlled by NMLP and which are the general partners for each of the NMLP Partnerships,  respectively.

NMLP Payment Direction Letters as defined in Section 7.1.15(e), including, without limitation, the Paying Agent Agreements.

NMLP Permitted Debt as defined in Section 8.1.4.

NMLP Permitted Investments as defined in Section 8.1.19.

NMLP Permitted Liens as defined in Section 8.1.2.

NMLP Pre IPO Payment Amount shall mean, for each Principal Payment Date, an amount equal to 50% of Excess Cash Flow for the prior fiscal quarter, less the T-Two Pre IPO Payment Amount.

NMLP Post IPO Payment Amount (i) Prior to the Initial Maturity Date, $1,875,000.00, less the T-Two Post IPO Payment, and (ii) if the Loan is extended to the First Extended Maturity Date or the Second Extended Maturity Date, $2,500,000.00, less the T-Two Post IPO Payment.

NMLP Security Documents as defined in Section 3.2.

NMLP Securitized Mortgages shall mean such of the Securitized Mortgages which secure a NMLP Securitized Note.

NMLP Securitized Notes shall mean such of the Securitized Notes as to which the current payor is a NMLP Partnership, Other Partnership, Subsidiary Limited Partnership, or Partially Owned Limited Partnership.

NMLP Subsidiaries shall mean all of the Subsidiaries of NMLP, and all Subsidiaries of  Subsidiaries of NMLP, including, without limitation, the following (but specifically not including any Other Partnerships, and any Partially Owned Limited Partnership):

A.            NMLP Partnerships;

B             NMLP Partnership GPs;

C.            Newkirk GP Holding LLC, a Delaware limited liability company (being the parent of the NMLP Partnership GP’s);

D.            Newkirk GP LLC, a Delaware limited liability company, together with all Subsidiaries of Newkirk GP LLC;

E.             Newkirk Finco LLC, a Delaware limited liability company;

F.             Newkirk Capital LLC, a Delaware limited liability company;

G.            Newkirk Asset Management LLC, a Delaware limited liability company (being a Subsidiary of Newkirk Capital LLC);

H.            NK-Remainder Interest LLC, a Delaware limited liability company;

I.              NK-Leyden GP LLC, a Delaware limited liability company;

J.             NK-Leyden Loan, L.P., a Delaware limited partnership,

K.            NK-Dautec Loan, L.P., a Delaware limited partnership;

L.             NK-Dautec GP LLC, a Delaware limited liability company;

M.           BMD Realty LLC, a Delaware limited liability company;

N.            NK First Loan E Cert LLC, a Delaware limited liability company;

O.            NK First Loan F Cert LLC, a Delaware limited liability company;

P.             NK First Loan G Cert LLC, a Delaware limited liability company;

Q.            Newkirk MLP Unit LLC;

R.            MLP Manager Corp., a Delaware corporation;

S.             Alsey Associates L.P., a Delaware limited partnership;

T.            Jeral Associates L.P., a Delaware limited partnership; and

U.            Jermor Associates L.P., a Delaware limited partnership.

NMLP T-Two Guaranty shall mean the unlimited guaranty dated as of the Closing Date executed by NMLP guarantying all obligations and liabilities of T-Two to the Administrative Agent and the Lenders under the T-Two Loan Documents.

Non-Wholly Owned Securitized Note shall mean such of the Securitized Notes as to which the current payor is not a NMLP Partnership.

Notes shall mean, collectively, the NMLP Note and the T-Two Note.

Notice of Intention to Distribute an defined in Section 9.2.1.

Obligations shall mean, collectively, the NMLP Obligations and the T-Two Obligations.

Officer’s Certificate shall mean a certificate delivered to the Administrative Agent by a Borrower, a Subsidiary of a Borrower, or a Guarantor, as the case may be, respectively, which is signed by an authorized officer thereof (or an authorized officer of the direct or indirect managing general partner or managing member, as applicable, of such  Borrower, such Borrower Subsidiary, or such Guarantor, if and as applicable).

One-Month LIBOR Rate  as defined in Section 2.3.3.

Other Partnerships shall mean, from time to time, partnerships or other entities in which NMLP has a direct or indirect ownership interest, but which entities do not constitute NMLP Subsidiaries, including, without limitation, the partnerships detailed in Exhibit L.

Other Second Mortgage Debt shall mean, from time to time, any obligations of a Net Lease Partnership secured by a junior mortgage or deed of trust on one or more Individual Properties, as of the Closing Date as set forth in Schedule 6.1.18(b)(ii); provided, however, the Securitized Notes shall not be included within the definition of Other Second Mortgage Debt.

Ownership Interest Agreements shall mean all of the agreements establishing any Remainder Ground Lease Option or Ground Lease Extension Option in favor of a Net Lease Partnership in an Individual Property, including the Ground Leases.

Partially Owned Limited Partnerships shall mean and refer to Linwood Avenue Limited Partnership (as to which a 55% limited partnership interest and 100% general partnership interest is owned by Newkirk Calcraf L.P.) and LCB Limited Partnership (as to which a 53% limited partnership interest and 100% general partnership interest is owned by Newkirk Segair L.P.)

Paying Agent shall mean Midland Loan Services, Inc., together with any other agent or replacement agent under a Paying Agent Agreement.

Paying Agent Agreements shall mean those agreements entered into with the Paying Agent for each Net Lease Partnership obligated on a Securitized Note pursuant to which the Paying Agent agreed to collect payments due on the Securitized Notes and make disbursements on behalf of the Grantor Trust.

Payment Direction Letters shall mean, collectively, the NMLP Payment Direction Letters and the T-Two Payment Direction Letters.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

Permitted Additional Debt shall mean Debt incurred by a NMLP Subsidiary which is non-recourse to the Borrower with respect to an Individual Property, provided that, after giving effect to the incurrence of such Debt, the Borrower shall remain in compliance with the Financial Covenants.

Permitted Distributions shall mean, so long as (x) no Default or Event of Default exists and is continuing, or would be created thereby, (y) NMLP is in compliance with the Financial Covenants and will remain in compliance after the said Distribution, and (z) all payments then due have been paid into the T/I Fund Account, subject to requirements set forth in Section 9.2, hereof, (i) any Distributions by NMLP in accordance with its Formation Documents, or (ii) at any time after and during the continuance of any Event of Default, such Distributions as are necessary for the REIT to maintain real estate investment trust status (measured on a trailing twelve (12) month period basis), all of the foregoing tested by the Administrative Agent on the Calculation Date with results based upon the  results for the most recent Calculation Period, such calculation and results to be as verified by the Administrative Agent.

Permitted Leasing Costs as defined in Section 7.1.28(a).

Permitted Liens shall mean, collectively, NMLP Permitted Liens and T-Two Permitted Liens.

Permitted Refinance as defined in Section 8.1.4(d).

Permitted Revolver shall mean an unsecured revolving line of credit incurred simultaneous with or after the consummation of the IPO, in amount not to exceed $50,000,000.00, to be obtained by NMLP to finance working capital needs, which Permitted Revolver shall contain customary terms, covenants and restrictions, with financial covenants no more restrictive than the Financial Covenants, all as approved by the Administrative Agent, such approval not to be unreasonably withheld.

Permitted T/I Debt shall mean additional non-recourse first mortgage indebtedness incurred by NMLP Subsidiaries solely to fund Permitted Leasing Costs under executed Leases, the amount of which Permitted T/I Debt shall not exceed $50,000,000.00 incurred in the aggregate during the term of the Loan.

Person shall mean any individual, corporation, partnership, joint venture, estate, trust, unincorporated association or limited liability company, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Plan shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) a Borrower or any Subsidiary of a Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which such Person or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

Prepayment Fee as defined in Section 2.3.9(a).

Prime Rate.  That interest rate established from time to time by KeyBank National Association as its prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by KeyBank National Association for commercial or other extensions of credit.

Prime Rate Margin.  Fifty (50) basis points per annum.

Principal Payment Date as defined in Section 2.3.8(a)(i).

Ratings as defined in Section 5.1.18.

Reduction Condition shall mean either of (a) the completion of the IPO, including the making of the IPO Payment, or (b) the Consolidated Leverage Ratio shall, at the end of a Fiscal Quarter, be and shall remain less than 50%.

Register as defined in Section 13.3.3.

Reimbursement Agreement shall mean that certain Reimbursement Agreement of even date entered into between NMLP and T-Two with respect to the NMLP T-Two Guaranty.

Reinvestment Account as defined in Section 2.3.8(d).

Reinvestment Funds as defined in Section 2.3.8(d).

REIT as defined in Section 7.1.31.

Rejectable Offer shall mean the rejectable offer of any tenant pursuant to a Lease respecting any Individual Property to purchase the respective Individual Property at a predetermined price, as and when may be specifically provided in any such Lease respecting any Individual Property.

Rejection Test as defined in Section 7.1.24(f).

Related Documents shall mean, singly and collectively, the Formation Documents, the Call Option Agreement, each Ownership Interest Agreement, the Amended and Restated Asset Management Agreement, the Contract to Provide Asset Management Services, the Securitization Documents, the Integrated Documents, the Payment Direction Letters, the documents establishing and evidencing any Mortgage Debt, the Reimbursement Agreement, and the documents establishing and evidencing each Newkirk Loan.

Related Fund shall mean, with respect to a Lender which is a fund that invests in loans, any other such fund managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such advisor.

Remainder Ground Lease Options as defined in Section 3.1.26(a).

Remainder Ground Lease Option Schedule as defined in Section 6.1.18(g).

Repair Work as defined in Section 14.1.

Reportable Event  shall mean an event described in Section 4043(b) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Regulation Section 2615, or as otherwise now or hereafter defined in ERISA.

Required Lenders.  As of any date, the Lenders holding greater than fifty percent (50%) of the outstanding principal amount due under the Notes on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitute greater than fifty percent (50%) of the Total Commitment.

Required T/I Amount as defined in Section 7.1.28(e).

Reserve Percentage:  For any LIBOR Rate Interest Period, that percentage which is specified three (3) Business Days before the first day of such LIBOR Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such LIBOR Rate Interest Period and with a maturity equal to such LIBOR Rate Interest Period.

Second Extended Maturity Date as defined in Section 2.2.

Second Extended Term as defined in Section 2.2.

Securitization Documents shall mean any and all documentation executed and delivered relative to the securitization of the so called contract rights relative to the Securitized Properties, including, without limitation, the Grantor Trust Agreement, the Paying Agent Agreement, the Securitized Notes, the Securitized Mortgages, and the Grantor Trust T-1 Certificate and the Grantor Trust T-2 Certificate, as such have been amended as of the Closing Date.

Securitized Mortgages shall mean the Liens on the Securitized Properties which secure the Securitized Notes.

Securitized Notes shall mean any and all the individual notes which from time to time are held by the Grantor Trust.

Securitized Note Schedule as defined in Section 6.2.15.

Securitized Property and Securitized Properties shall mean from time to time each real estate property, together with all improvements, fixtures, equipment, and personalty relating to such property which secures any Securitized Note, with the Securitized Properties as of the date hereof being listed on Exhibit O hereto.

Security Documents shall mean, collectively, the NMLP Security Documents and the T-Two Security Documents.

Servicer presently Midland Loan Services, Inc., shall have the meaning provided in the Grantor Trust Agreement.

Shortfall Amount shall mean, with respect to any sale, transfer, refinance or other disposition of a Securitized Property which is owned by a NMLP Partnership which results in a discharge or release of the applicable Securitized Mortgage on such Securitized Property, the excess (if any) of (a) the aggregate Allocated Payment Amounts for such Securitized Property(ies), over (b)  the aggregate of (i) all applicable T-Two Mandatory Principal Prepayments received by the Administrative Agent under Section 2.3.8(c) with respect to such Securitized Properties (including the payment made or to be made as a result of the subject transaction), plus (ii) all NMLP Mandatory Principal Prepayments received by the Administrative Agent with respect to any Securitized Property which secures such Securitized Note  (excluding the payment made or to be made as a result of the subject transaction).

Single-Purpose Entity shall mean, with respect to a Person, that such Person has Formation Documents which contain generally the following provisions (with such variations as required by the provisions of the First Mortgage Debt), and has agreed to abide by such terms and conditions:

(a)           Such Person shall not engage in any business or activity other than acquiring by merger the assets and liabilities of the applicable Net Lease Partnership.

(b)           Such Person shall not acquire or own any material assets other than (i) the real property owned by the NMLP Partnership on the Closing Date, and (ii) such incidental personal property as may be necessary for the operation of such real property.

(c)           Such Person shall not fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation and under the applicable laws of any state or states in which the ownership of its assets or the conduct of its business requires such qualification.

(d)           Such Person shall not incur any Debt, except as provided herein.

(e)           Such Person shall not merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure.

(f)            Such Person shall not own any subsidiary or make any investment in any person or entity.

(g)           Such Person shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors.

(h)           Such Person shall agree to abide by the following covenants in its management and operation:

(i)            To maintain its records, books of account and bank accounts separate and apart from those of the NMLP Partnership GPs, any affiliates of the NMLP Partnership GPs and any other Person;

(ii)           Not to commingle assets with those of the NMLP Partnership GPs or any other Person;

(iii)          Not to maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(iv)          To maintain separate financial statements and to file its own tax returns;

(v)           To pay its own liabilities out of its own funds;

(vi)          To observe all corporate, partnership or limited liability company formalities;

(vii)         To maintain an arm’s-length relationship with its Affiliates;

(viii)        To pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations;

(ix)           Not to guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others, except as provided for herein;

(x)            Not to acquire obligations or securities of its partners, members or shareholders;

(xi)           To allocate and charge fairly and reasonably any overhead for shared office space or any common employee or overhead shared with affiliates;

(xii)          To use separate stationery, invoices and checks;

(xiii)         Not to pledge its assets for the benefit of any other entity or make any loans or advances to any entity, including any NMLP Partnership GP or any affiliate thereof, except as provided for herein;

(xiv)        To hold itself out to the public as a legal entity separate and distinct from any other Person and to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other Person is transacting business, or (B) to suggest that such Person is responsible for the debts of any third party (including the NMLP Partnership GPs or any affiliate thereof or any other Person);

(xv)         To correct any known misunderstanding regarding its separate identity; and

(xvi)        To maintain adequate capital and cash on hand for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

State shall mean the State or Commonwealth in which the subject of such reference or any part thereof is located.

Statement as defined in Section 15.17.

Sublease shall mean any sublease entered into, or assumed by, a lessee under a Master Lease relative to an Individual Property, each of which Subleases has by operation of law merged into the applicable Master Lease.

Subsidiary shall mean, with respect to any Person, any corporation, association, limited liability company, partnership or other business entity of which securities or other ownership interests representing more than 50% of either (x) the beneficial ownership interest or (y) ordinary voting power are, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person.

Subsidiary Bankruptcy Test shall be deemed to be triggered if the aggregate equity (as determined by the Administrative Agent based upon then current valuations) in excess of all liens on the Individual Properties of all NMLP Partnerships as to which any event set forth in Subsections 10.1.1(h) or 10.1.2(h) has occurred and continues to occur, is greater than $10,000,000.00, in each case assuming for purposes hereof, that such an event has occurred for the subject NMLP Partnership.

Subsidiary Limited Partnership shall mean and refer to Jeral Associates Limited Partnership, Jermor Associates Limited Partnership, and Alsey Associates Limited Partnership (as to each of which a 99% limited partnership interest is owned by Newkirk Martall L.P.).

Syndication Agent shall mean Keybanc Capital Markets.

T-Two as defined in the Preamble hereto.

T-Two Accounts as defined in Section 7.2.14.

T-Two Acquisition as defined in §7.1.32.

T-Two Cash Collateral Account as defined in Section 7.2.14.

T-Two Collateral as defined in Section 3.3.

T-Two Commitment shall mean, with respect to each Lender, the amount set forth on Exhibit I hereto as the amount of such Lender’s commitment to make advances to T-Two, as may be amended from time to time by the Administrative Agent as provided in Article 13 upon any assignment by a Lender permitted under this Loan Agreement.

T-Two Consents as defined in Section 5.2.4(a).

T-Two Depository Accounts as defined in Section 7.2.14.

T-Two Depository Account Pledge and Security Agreement as defined in Section 3.3.4.

T-Two GP as defined in Section 1.2.2.

T-Two Guarantor as defined in Section 1.5.3.

T-Two Guaranty as defined in Section 3.3.5.

T-Two Loan as defined in Section 1.4.2.

T-Two Loan Advance as defined in Section 5.2.

T-Two Loan Documents as defined in Section 3.4.

T-Two Loan Party and T-Two Loan Parties shall mean, singly and collectively, T-Two, the T-Two GP, each T-Two Guarantor, each Newkirk Group Entity which is a party to any T-Two Loan Document, and any Subsidiary and Affiliate of any of the foregoing which is also a party to any T-Two Loan Document.

T-Two Mandatory Prepayment Event as defined in Section 2.3.8(c).

T-Two Mandatory Principal Prepayments as defined in Section 2.3.8(c).

T-Two NMLP Guaranty shall mean the unlimited guaranty dated as of the Closing Date executed by T-Two guarantying all obligations and liabilities of NMLP to the Administrative Agent and the Lenders under the NMLP Loan Documents.

T-Two Note as defined in Section 3.4.

T-Two Obligations shall mean all indebtedness, obligations and liabilities of T-Two to the Administrative Agent and/or any Lender existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, assignment, operation of law or otherwise, arising or incurred under this Agreement, the T-Two Note, the T-Two NMLP Guaranty or any of the other T-Two Loan Documents, including, without limitation, under any Interest Rate  Agreement with the Administrative Agent with respect to the T-Two Loan.

T-Two Payment Direction Letters as defined in Section 7.2.15(d), including, without limitation, the Payment Administrative Agent Agreements.

T-Two Permitted Debt as defined in Section 8.2.4.

T-Two Permitted Investments as defined in Section 8.2.17.

T-Two Permitted Liens as defined in Section 8.2.2.

T-Two Post IPO Payment Amount as defined in Section 2.3.8(a)(ii)(1).

T-Two Pre IPO Payment Amount as defined in Section 2.3.8(a)(i)(1).

T-Two Security Documents as defined in Section 3.4.

T/I Fund Account as defined in Section 7.1.28(a).

Title Reports as defined in Section 5.1.11(a).

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time.

Total NMLP Commitment.  The sum of the NMLP Commitments of the Lenders, as in effect from time to time.

Total T-Two Commitment shall mean the sum of the T-Two Commitments of the Lenders, as in effect from time to time.

Tustin shall mean Tustin Associates Limited Partnership, a Delaware limited partnership, being one of the Other Partnerships.

Tustin Loan shall mean the loan arrangement between Tustin and NMLP in the original principal amount of $345,619.00, as evidenced by the Tustin Loan Documents.

Tustin Loan Documents shall mean and refer to a certain promissory note in the original principal amount of $345,619.00 dated January 1, 2003 made by Tustin in favor of NMLP and a certain leasehold mortgage dated January 1, 2003 given by Tustin to NMLP, and any and all other documents executed in connection therewith, as same may be amended, modified, supplemented, or replaced from time to time.

UCC or the Uniform Commercial Code means the Uniform Commercial Code in effect in a State.

Unfunded Current Liability of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

United States and U.S. shall each mean the United States of America.

Units shall mean units of limited partnership interest in the Borrower.

Withholding Taxes as defined in Section 2.7.3(a).